AMENDMENT NO. 1 TO
                           SCHEDULE 14A
                          (Rule 14a-101)
              Information Required in Proxy Statement

                     SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  /X/

Check the appropriate box:
/X/   Preliminary Proxy Statement  /  /    Confidential, for Use of the
                                           Commission only (as permitted
                                           by Rule 14a-6(e)(2))

/  /  Definitive Proxy Statement
/  /  Definitive Additional Materials

/  /  Soliciting Material Pursuant to Section 240.14-11(c) or
      Section 240.14a-12



                    AIRCOA Hotel Partners, L.P.
         (Name of Registrant as Specified in Its Charter)


                AIRCOA Hospitality Services, Inc.
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)


Payment of Filing Fee (Check the appropriate box):
/  /  No fee required.

/  /  Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.


      (1) Title of each class of securities to which transaction applies: Class A Limited Partnership Units
      (2) Aggregate number of securities to which transaction
          applies: 1,545,568
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
          state how it was determined):  $3.10
      (4) Proposed maximum aggregate value of transaction: $4,791,260
      (5) Total fee paid: $958.25


/X/   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

            [Letterhead of AIRCOA Hotel Partners, L.P.]



                                                     August __, 1997


Dear Unitholder:


      You are cordially invited to attend a Special Meeting of holders of units of limited partner interests ("Units") of AIRCOA Hotel Partners, L.P. ("AHP" and, collectively with its consolidated subsidiaries, the "Partnership") to be held on September __, 1997. At the Special Meeting, the holders of the
Units will vote upon a proposal that will result in the merger
(the "Merger") of Regal Merger Limited Partnership ("Regal"), a wholly owned subsidiary of Regal Hotel Management, Inc. ("RHM") formed solely for the purpose of engaging in the Merger, with and into AHP. As a result of the Merger, AHP will become wholly owned by RHM and its affiliates, and the Units held by persons other than RHM or its affiliates (the "Public Unitholders") will be converted into the right to receive $3.10 per Class A Unit and $20.00 per Class B Unit, in cash.


      The Board of Directors (the "Board") of AIRCOA Hospitality Services, Inc., the general partner of AHP (the "General Partner"), and a Special Committee of outside advisors appointed by the Board to consider the proposal, each have concluded that the Merger is fair to, and in the best interests of, the Public Unitholders, and have unanimously approved the Merger. In arriving at its conclusions, the Special Committee gave due consideration and significant weight to the fact that its financial advisor, Houlihan, Lokey, Howard & Zukin, had delivered to the Special Committee its written opinion that, based upon the considerations and subject to the assumptions and limitations set forth therein, the consideration to be received by the Public Unitholders in the Merger is fair to the Public Unitholders from a financial point of view. The Board unanimously recommends that Unitholders vote "FOR" approval of the Merger and the transactions contemplated thereby.


      The Merger must be approved by the holders of a majority of the aggregate voting power of all Units (where each Class A Unit represents one vote and each Class B Unit represents one-half vote), including Units held by RHM and its affiliates. RHM and its affiliates hold, collectively, approximately 71.0% of the issued and outstanding Class A Units and approximately 93.6% (with 100% voting control) of the issued and outstanding Class B Units and intends to vote such Units "FOR" approval of the Merger. As a consequence, approval of the Merger is assured, regardless of how the Public Unitholders vote at the Special Meeting. As a consequence, approval of the Merger is assured, regardless of how the Public Unitholders vote at the Special Meeting.


      The accompanying Proxy Statement describes in detail the reasons for the Merger, the manner in which the transactions will take place, certain tax consequences of the Merger and other matters. The action to be taken at the Special Meeting is of great importance and I urge you to read the accompanying materials carefully. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF UNITS YOU OWN, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT AS SOON AS POSSIBLE IN THE BUSINESS REPLY ENVELOPE PROVIDED.

                         Very truly yours,


                         DOUGLAS M. PASQUALE
                         President and Chief Executive Officer
                         AIRCOA Hospitality Services, Inc.,
                         General Partner of AIRCOA Hotel Partners, L.P.

AIRCOA Hotel Partners, L.P.
5775 DTC Boulevard
Englewood, Colorado  80111
(303) 220-2000


             NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                TO BE HELD ON SEPTEMBER __, 1997


To    the Holders of Class A and Class B Units of Limited Partner
      Interests of AIRCOA Hotel Partners, L.P.:


Notice is hereby given that a special meeting of the holders ("Unitholders") of Class A and Class B units of limited partner interests ("Units") of AIRCOA Hotel Partners, L.P. (the "Partnership") will be held at 9:00 a.m. (New York City time) on September __, 1997 at the offices of Coudert Brothers, counsel to the Partnership, 1114 Avenue of the Americas, New
York, New York 10036 (the "Special Meeting"), to consider and approve a proposed merger (the "Merger") of Regal Merger Limited Partnership ("Regal"), a Delaware limited partnership wholly owned by Regal Hotel Management, Inc. ("RHM") and formed by RHM solely for the purpose of engaging in such transaction, with and into the Partnership.

By order of the Board of Directors (the "Board") of AIRCOA Hospitality Services, Inc., general partner of the Partnership, the close of business on August __, 1997, has been fixed as the record date for determination of Unitholders entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.


Information regarding the matters to be acted upon at the Special Meeting is contained in the accompanying Proxy Statement. The Agreement and Plan of Merger, dated May 2, 1997, by and among the Partnership, the General Partner, Regal and RHM contains the full terms and conditions of the Merger and is set forth as Annex A to the Proxy Statement. The Board unanimously recommends that Unitholders vote "FOR" approval of the Merger and the transactions contemplated thereby.

Whether or not you plan to attend the Special Meeting in person and regardless of the number of Units you own, you are urged to sign and date the enclosed proxy card and mail it as soon as possible in the stamped, addressed return envelope provided, so that your Units will be represented and voted at the Special Meeting.

                           By order of the Board of Directors of
                              AIRCOA Hospitality Services, Inc.,
                              General Partner


                           __________________________________
                              Corporate Secretary




August __, 1997

                         Preliminary Copy
           Subject to Completion, Dated August 14, 1997


                    AIRCOA HOTEL PARTNERS, L.P.

                          PROXY STATEMENT


          Special Meeting to be held on September __, 1997

      This Proxy Statement and the accompanying Notice of Special Meeting of Unitholders (collectively, the "Proxy Statement") are being furnished to the holders ("Unitholders") of Class A and Class B units of limited partner interests (whether represented by certificates or depositary receipts, "Units") of AIRCOA Hotel Partners, L.P., a Delaware limited partnership (together with its consolidated subsidiaries, the "Partnership"), in connection with the solicitation of proxies for use at the special meeting to be held at 9:00 a.m. (New York City time) on September __,
1997 at the offices of Coudert Brothers, counsel to the Partnership, 1114 Avenue of the Americas, New York, New York 10036, or at any adjournment or postponement thereof (the
"Special Meeting"). Proxies are being solicited by the Partnership and AIRCOA Hospitality Services, Inc., the general partner of the Partnership (the "General Partner"). This Proxy Statement and the accompanying form of proxy are first being mailed to Unitholders on or about August __, 1997. Unitholders are entitled to one vote for each Class A Unit and one-half vote for each Class B Unit held of record at the close of business on August __, 1997 (the "Record Date"), with respect to the proposal described in the Proxy Statement.


      Action may be taken on the proposal described in the Proxy
Statement on the date specified herein, or on any date or dates to which, by original or later adjournment, the meeting may be adjourned.


      At the Special Meeting, Unitholders will consider and vote upon a proposal to merge (the "Merger") the Partnership with Regal Merger Limited Partnership, a Delaware limited partnership ("Regal") wholly owned by Regal Hotel Management, Inc. ("RHM") and formed by RHM solely for the purpose of engaging in such transaction. RHM is a Delaware corporation which owns and operates hotels and an office complex and invests in hospitality real estate projects owned or managed by affiliates. RHM is indirectly wholly owned by Regal Hotels International Holdings Limited, a Bermuda corporation and hotel ownership and management company ("Regal Holdings") and an indirect parent of each of the General Partner, RHM and Regal. RHM and its affiliates together own 3,794,646, or approximately 71.0%, of the outstanding Class A Units, and 888,746, or approximately 93.6%, of the outstanding Class B Units (and has voting control with respect to 100% of the Class B Units). Regal Holdings is an indirect subsidiary of Century City International Holdings Limited, a Bermuda corporation ("Century City"). Century City is a Hong Kong based holding company which, through its subsidiaries, engages primarily in property investment, development and management, securities trading and investments, promotions and communications, and other investments. Unitholders other than Regal Holdings or its affiliates are herein referred to as "Public Unitholders." The Merger is being effected pursuant to an Agreement and Plan of Merger, dated as of May 2, 1997, by and among Regal, RHM, the General Partner and the Partnership (the "Merger Agreement"). A COPY OF THE MERGER AGREEMENT IS ATTACHED HERETO AS ANNEX A. PUBLIC UNITHOLDERS ARE ENCOURAGED TO READ THE MERGER AGREEMENT CAREFULLY. Consummation of the Merger is subject to several conditions. See "The Merger Agreement -- Conditions to the Merger."

      The Merger Agreement provides that, among other things, as soon as practicable, Regal will be merged with and into the Partnership, with the Partnership continuing as the surviving partnership. At the effective time of the Merger (the "Effective Time"), (i) each issued and outstanding Class A Unit, other than those held by Regal Holdings or any direct or indirect subsidiary of Regal Holdings, shall be cancelled, extinguished and retired and will be converted into the right to receive $3.10 in cash, without interest, (ii) each issued and outstanding Class B Unit, other than those held by Regal Holdings or any direct or indirect subsidiary of Regal Holdings, shall be cancelled, extinguished and retired and will be converted into the right to receive $20.00 in cash, without interest, (iii) each outstanding Unit which is owned by Regal Holdings or any direct or indirect subsidiary of Regal Holdings shall be and remain a unit of limited partner interest in the Partnership; (iv) each outstanding partnership interest, general or limited, of Regal shall be cancelled, extinguished and retired, and no payment shall be made thereon; (v) Regal shall cease to exist; and (vi) the General Partner's general partnership interest in the Partnership shall be and remain a general partnership interest in the Partnership. See "The Merger Agreement" for a description of the Merger and the Merger Agreement. The Partnership and RHM currently anticipate that the Effective Time will occur on September __, 1997.

                          -------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                          -------------


      RHM has proposed the Merger because it believes that the expense both in terms of actual costs and time and attention required of management with respect to maintaining the Partnership as a public entity, as well as potential conflict of interest situations between the Partnership and RHM and its affiliates, can be eliminated through the Merger. Furthermore, if the Partnership remains a publicly-traded partnership, it will become taxable as a corporation under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") in the beginning of 1998. See "Summary Financial Data--Annual Financial Information." In addition, RHM believes that in order to compete effectively in the longer term in the markets in which it operates, the Partnership may need to make significant capital expenditures for necessary renovations as well as improvements at the Partnership's properties (the "Properties") and that, in its current form, the Partnership will neither have, nor be able to obtain, sufficient resources to fund these expenditures. See "Special Factors -- Reasons for the Merger."


      The General Partner believes that the Merger is fair to, and in the best interests of, the Partnership and the Public Unitholders, based in part upon the recommendation of a special committee (the "Special Committee") consisting of the two independent members of the General Partner's Advisory Committee (the "Advisory Committee"). The Advisory Committee is established pursuant to the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"). The Board of Directors of the General Partner and the Special Committee have concluded that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Public Unitholders, and have unanimously approved the Merger Agreement. In arriving at its conclusions, the Special Committee gave due consideration and significant weight to the opinion of Houlihan, Lokey, Howard & Zukin, an investment banking firm acting as the Special Committee's financial advisor ("Houlihan Lokey"), that, based upon the considerations and subject to the assumptions and limitations set forth therein, the consideration to be received by the Public Unitholders in the Merger (the "Merger Consideration") is fair to the Public Unitholders (the "Houlihan Lokey Opinion"). See "Special Factors -- Opinion of Financial Advisor." A copy of the Houlihan Lokey Opinion is attached hereto as Annex B. THE BOARD OF DIRECTORS OF THE GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. See "Special Factors -- Fairness of the Merger; Recommendation of the Special Committee and Position of the Related Persons."


      On the Record Date, there were 5,340,214 Class A Units outstanding. Pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and the Partnership Agreement, approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the aggregate voting power of all Units entitled to vote thereon (where each Class A Unit represents one vote and each Class B Unit represents one-half vote), including the Units held by Regal Holdings and its affiliates. Regal Holdings has informed the General Partner that it intends to vote the Class A Units and Class B Units over which it has voting control, representing approximately 71.0% of the outstanding Class A Units and 100% of the outstanding Class B Units, "FOR" approval of the Merger. As a result, approval of the Merger by the Unitholders is assured, regardless of how the Public Unitholders vote at the Special Meeting.

                          -------------

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON
AND REGARDLESS OF THE NUMBER OF UNITS YOU OWN, PLEASE COMPLETE,
SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT AS SOON AS
POSSIBLE IN THE STAMPED, ADDRESSED RETURN

ENVELOPE PROVIDED. UNITHOLDERS SHOULD NOT SEND IN ANY CERTIFICATES OR DEPOSITARY RECEIPTS REPRESENTING UNITS AT THIS TIME.

                          -------------


        The date of this Proxy Statement is August __, 1997.

                         TABLE OF CONTENTS

                                                             Page

AVAILABLE INFORMATION.............................................v


SUMMARY...........................................................1


      Purpose of the Special Meeting..............................1
      Date, Time and Place of the Special Meeting.................1
      Record Date; Units Entitled to Vote; Quorum.................1
      Vote Required...............................................1
      Certain Relationships.......................................2
      Interests of Certain Persons in the Merger..................2
      The Special Committee.......................................3
      Fairness of the Transaction; Recommendations................3
      Opinion of Financial Advisor................................4
      Appraisals..................................................4
      PKF Report..................................................4
      Reasons for the Merger......................................4
      Terms of the Merger.........................................5
      Effective Time..............................................5
      Sources of Funds; Financing of the Merger...................5
      Market Prices of the Class A Units..........................6
      No Appraisal Rights.........................................6
      Summary of Federal Income Tax Consequences of the Merger....6
      Accounting Treatment of the Merger..........................6

SPECIAL FACTORS...................................................7


      Background of and Reasons for the Merger....................7
      Fairness of the Merger; Recommendation of the Special
         Committee and Position of the Related Persons..........11
      Opinion of Financial Advisor...............................17
      Appraisals.................................................22
      PKF Report.................................................24
      Certain Projections of the Partnership.....................24
      Structure of the Merger....................................27
      Interests of Certain Persons in the Merger; Conflicts
         of Interest.............................................28
      Relationships Between the Parties..........................28
      Plans for the Partnership After the Merger.................29
      Certain Effects of the Merger..............................29
      Income Tax Consequences....................................30
      Accounting Treatment of the Merger.........................31
      Regulatory Approvals and Filings...........................31


THE PROXY SOLICITATION...........................................32

      Voting and Proxy Procedures................................32
      Solicitation of Proxies....................................32
      No Appraisal Rights........................................32
      Conduct of the Special Meeting.............................33

THE MERGER AGREEMENT.............................................33

      General....................................................33
      Expenses of the Merger.....................................33
      Effective Time.............................................34
      Financing of the Merger....................................34
      Conditions to the Merger...................................34
      Termination................................................34
      Payment for Units..........................................35

THE PARTNERSHIP..................................................35

      General Development of Business............................35
      Financial Information About Industry Segments..............35
      Narrative Description of Business..........................36
      Properties.................................................38
      Legal Proceedings..........................................39
      Beneficial Ownership of Class A Units and Transactions
         In Class A Units By Certain Persons.....................39

SUMMARY FINANCIAL DATA...........................................42

      Annual Financial Information...............................42
      Interim Financial Information..............................48

MARKET FOR PARTNERSHIP'S UNITS; DISTRIBUTIONS....................50


TAX, LEGALITY AND LIABILITY......................................51


DOCUMENTS INCORPORATED BY REFERENCE..............................52


SCHEDULE 1......................................................S-1

ANNEX A - THE MERGER AGREEMENT..................................A-1

ANNEX B - OPINION OF HOULIHAN LOKEY.............................B-1

ANNEX C - CONSOLIDATED FINANCIAL STATEMENTS OF AIRCOA HOTEL
          PARTNERS, L.P. AND ITS SUBSIDIARY OPERATING
          PARTNERSHIPS..........................................C-1

                       AVAILABLE INFORMATION

      The Partnership is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov, which contains certain reports, proxy statements and other information regarding the Partnership and other registrants that file electronically with the Commission. The Partnership's Class A Units are listed on the American Stock Exchange. Copies of reports, proxy statements and other information may therefore also be inspected at the offices of the American Stock Exchange, 80 Trinity Place, New York, New York 10006-1881.


      The Partnership, the General Partner, Century City,
RHM and Regal (collectively, the "Related Persons") have jointly filed with the Commission a Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") pursuant to the Exchange Act, furnishing certain information with respect to the Merger, in addition to the information contained in this Proxy Statement, and they may file further amendments to the Schedule 13E-3. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information contained in the
Schedule 13E-3. For further information pertaining to the Related Persons, reference is made to the Schedule 13E-3 and the exhibits and amendments thereto. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.


      The Schedule 13E-3 and any such further amendments, including exhibits, may be inspected and copies may be obtained in the same manner as set forth in the preceding paragraph, except that they will not be available at the regional offices of the Commission.



      None of the Related Persons other than the Partnership is subject to the informational reporting requirements of the Exchange Act. Regal was formed by RHM solely for purposes of engaging in the Merger and has not otherwise conducted any business operations.

                               SUMMARY


      The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is qualified in its entirety by the more detailed information contained, or incorporated by reference, in this Proxy Statement and the Annexes hereto. Public Unitholders are urged to read this Proxy Statement and the Annexes hereto in their entirety. The information in this Proxy Statement concerning Century City the Partnership has been provided by the Partnership, and the information concerning Century City, Regal Holdings, RHM and Regal has been provided by RHM.



Purpose of the Special Meeting


      This Proxy Statement is being furnished to Unitholders in connection with the solicitation of proxies for use at a Special Meeting of Unitholders. At the Special Meeting, Unitholders will consider the Merger Agreement and the transactions contemplated thereby, including the Merger. Pursuant to the terms of the Merger Agreement, in the Merger, the Partnership will be merged with Regal, with the Partnership being the entity surviving the Merger. In the Merger, each Class A Unit held by Public Unitholders will be converted into the right to receive $3.10 in cash, and each Class B Unit held by Public Unitholders will be converted into the right to receive $20.00 in cash. Upon completion of the Merger, the Partnership will be wholly owned by RHM and its affiliates.



Date, Time and Place of the Special Meeting


      The Special Meeting of Unitholders will be held at the offices of Coudert Brothers, counsel to the Partnership, 1114
Avenue of the Americas, New York, New York 10036, on
September __, 1997 at 9:00 a.m.
(New York City time).



Record Date; Units Entitled to Vote; Quorum


      Only record holders of Units at the close of business on August __, 1997, the Record Date, will be entitled to notice of and to vote at the Special Meeting. At August __, 1997, there were 5,340,214 Class A Units and 950,000 Class B Units outstanding. Such Class A Units and Class B Units were held by approximately 1,400 and three holders of record, respectively. The presence in person, or by properly executed proxy, of the holders of more than 50 percent of the aggregate voting power of outstanding
Units is necessary to constitute a quorum at the Special Meeting.


      Each holder of record of Units on the Record Date is entitled to cast one vote per Class A Unit and one-half vote per Class B Unit on each proposal with respect to the Merger properly submitted for the vote of the Unitholders.


Vote Required

      Pursuant to the Delaware Act and the Partnership Agreement, approval of the Merger Agreement will require the affirmative vote of a majority of the aggregate voting power of the outstanding Units entitled to vote thereon (where each Class A Unit represents one vote and each Class B Unit represents one-half vote), including Units held by Regal Holdings and its affiliates (the "Majority Vote Requirement"). Regal Holdings has informed the General Partner that it intends to vote the Class A Units and Class B Units over which it has voting control, representing approximately 71.0% of the outstanding Class A Units and 100% of the outstanding Class B Units, "FOR" approval of the Merger. As a result, approval of the Merger by the Unitholders is assured, regardless of how the Public Unitholders vote at the Special Meeting.

Certain Relationships


     Each of Richfield Holdings, Inc. ("RHI"), AIRCOA Equity Interests, Inc. ("AEI"), RHM and Gateway Hotel Holdings, Inc. ("Gateway") share voting and investment power over 3,794,646, or approximately 71.0% of the Class A Units with Century City. RHI has direct ownership of 546,740 Class A Units, an indirect ownership of 650,000 Class A Units through AEI, and indirect ownership of 3,800 Class A Units through Richfield Hospitality Services, Inc. ("Richfield"), a wholly owned subsidiary of RHI, for a total direct and indirect ownership of 1,200,540 Class A Units, which represent 22.5% of the Class A Units. In addition, RHI directly owns 200,000 Class B Units. RHM directly owns 1,825,065 Class A Units and 688,746 Class B Units. Buffalo Hotel Investors, Ltd. ("BHI") directly owns 61,254 Class B Units. AEI is the managing general partner of BHI. AEI and its affiliates directly and indirectly own 7.1% of the partnership interests in BHI.




      The General Partner is wholly owned by Richfield, which in turn is wholly owned by RHI. RHI also owns all the common stock of AEI. More than 95% of the common stock, and more than 90% of the preferred stock, of RHI is owned, directly and indirectly through other subsidiaries, by Regal International (BVI) Holdings Limited ("Regal International"). Regal International also owns, directly and indirectly through subsidiaries, by Regal other than RHI and its subsidiaries, all of the common and preferred stock of RHM and all of the common stock of Gateway. Regal International is a wholly owned subsidiary of Regal Holdings. Accordingly, all or substantially all of the equity interests in each of RHI, AEI, Richfield, the General Partner, RHM and Gateway are owned, directly or indirectly, by Regal Holdings. More than 70% of the common stock of Regal Holdings is owned by Paliburg Holdings Limited ("Paliburg"), of which 73.1% of the common stock is owned by Century City. Century City is a publicly traded company the common stock of which is traded on the Hong Kong stock exchange. More than 60% of the voting stock of Century City is beneficially owned by Mr. Lo Yuk Sui, a citizen of Hong Kong.


      The General Partner directly owns notes, with face values of $8,100,000, which are convertible into Class A Units at a price of $16.60 per Class A Unit. Assuming that these were converted, the General Partner would directly own 9.2% of the Class A Units. Century City would then indirectly own 73.5% of the Class A Units.

      The principal executive offices of the Partnership, the General Partner, RHM and Regal are located at 5775 DTC Boulevard,
Englewood, Colorado 80111, telephone (303) 220-2000.


Interests of Certain Persons in the Merger


      As of August __, 1997, approximately 3,794,646
(71.0%) of the Class A Units and approximately 888,746 (93.6%) of the Class B Units were beneficially owned by Regal Holdings and its affiliates. Of the approximately 71.0% of Class A Units and 93.6% of Class B Units owned directly or indirectly by Regal Holdings, 34.2% and 72.5%, respectively, is owned by RHM. See "The Partnership -- Beneficial Ownership of Class A Units and Transactions in Class A Units By Certain Persons."

      In addition, RHM is interested in the outcome of the Merger in that, following the Merger, RHM and its affiliates would be the sole owners of the Partnership. As sole owners, RHM and its affiliates would bear the total risk of the Partnership's operations but would also receive the entire benefit, if any, arising from pursuit of the various opportunities described under "-- Reasons for the Merger." RHM also would be able to consolidate the Partnership's operations more fully with those of its other properties owned and managed by RHM and its affiliates without introducing issues with respect to potential conflicts of interest, and to realize potential operating synergies therefrom. If the Partnership were sold to an unrelated third party, RHM would not have any further participation in any such opportunities, while, if the current ownership structure were maintained, it would share any such benefits with the Public Unitholders. See "Special Factors -- Interests of Certain Persons in the Merger; Conflicts of Interest."


      In proposing and structuring the terms of the Merger, RHM primarily considered its own interests and not those of the Public Unitholders, recognizing, however, that the terms and structure of the Merger transaction would be reviewed by the Special Committee, and that RHM would not proceed with the Merger absent a favorable recommendation by the Special Committee with respect thereto. Neither RHM nor the Special Committee approached any unaffiliated persons or entities with respect to the acquisition of the Partnership or any of its assets.
See "Special Factors -- Background of the Merger."

      The General Partner and the senior management of the Partnership have certain interests that may present them with actual or potential conflicts of interest. Among these are that
(i) the General Partner is controlled by Regal Holdings, an affiliate of RHM, (ii) the current General Partner is expected to remain in its current role subsequent to the Merger, and (iii) the current senior management of the General Partner is expected to remain in their positions following the Merger. See "Special Factors -- Interests of Certain Persons in the Merger; Conflicts of Interest." Both the Partnership and the Special Committee were advised by separate legal counsel from that of RHM and Regal in connection with the Merger.


The Special Committee


      The Board of Directors of the General Partner (the "Board") appointed the Special Committee pursuant to resolutions adopted on January 14, 1997 to consider the fairness of the proposed transaction to the Public Unitholders. The Special Committee consists of Mr. James W. Hire and Mr. Anthony C. Dimond, each of whom is an independent member of the Partnership's Advisory Committee and is not (and, at the time of the approval of the Merger, was not) an employee of the Partnership or the General Partner or otherwise affiliated with the Partnership or its affiliates. See "Special Factors -- Background of the Merger."



Fairness of the Transaction; Recommendations

      In developing its initial merger proposal of $2.35 per Class A Unit and $16.80 per Class B Unit, RHM determined that such initial proposal might reasonably be expected to be found by a special committee, and its independent financial advisor, to be fair to the Public Unitholders and, therefore, that such an offer might reasonably be expected to lead to a successful acquisition by RHM of the publicly held Units, but did not determine at that time whether or not such proposal was fair to the Public Unitholders. Both RHM and the General Partner have interests in the proposed Merger which conflict with the interests of the Public Unitholders. See "Special Factors -- Interests of Certain Persons in the Merger; Conflicts of Interests." Accordingly, the Special Committee was appointed by the Board to make a determination with respect to the fairness of the transaction to the Public Unitholders. See "Special Factors -- Opinion of Financial Advisor."

      The Special Committee concluded that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Public Unitholders, and unanimously approved the Merger Agreement. In arriving at its conclusion, the Special Committee gave due consideration and significant weight to the Houlihan Lokey Opinion (confirmed in writing on May 2, 1997) that, based upon the considerations and subject to the assumptions and limitations set forth therein, the Merger Consideration to be received by the Public Unitholders in the Merger is fair, from a financial point of view, to the Public Unitholders.

      The determinations of the Special Committee, including its conclusions, recommendations and the material considerations applicable thereto, were delivered to the Advisory Committee and the Board at a meeting held on May 2, 1997. The Advisory Committee and the Board concurred in and adopted both the material considerations and the conclusions of the Special Committee. There were no other material considerations applicable to the deliberations of the Board. Each of the Advisory Committee and the Board unanimously approved the Merger Agreement on the basis of the considerations and conclusions of the Special Committee. See "Special Factors --Fairness of the Merger; Recommendation of the Special Committee and Position of Century City and RHM."

      THE BOARD OF DIRECTORS OF THE GENERAL PARTNER UNANIMOUSLY
RECOMMENDS THAT UNITHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Opinion of Financial Advisor

      Houlihan Lokey, a nationally recognized investment banking firm, delivered a written opinion to the Special Committee on May 2, 1997, to the effect that, as of such date, and based upon the assumptions made, general procedures followed, factors considered and limitations on the review undertaken as set forth in such opinion, the Merger Consideration of $3.10 in cash per Class A Unit and $20.00 in cash per Class B Unit to be received by the Public Unitholders pursuant to the Merger Agreement is fair to such Public Unitholders from a financial point of view. The full text of the Houlihan Lokey Opinion is attached as Annex B to this Proxy Statement. Public Unitholders are urged to read the Houlihan Lokey Opinion carefully and in its entirety in conjunction with this Proxy Statement for the assumptions made, the matters considered and the limits of the review of Houlihan Lokey. See "Special Factors -- Opinion of Financial Advisor."


Appraisals

      Arthur Andersen LLP ("Arthur Andersen") prepared appraisals of the Properties (the "Appraisals") on behalf of the Partnership's bank lenders, and authorized the use of such Appraisals for use by the Special Committee in connection with its review of the proposed Merger. The Appraisals were prepared in order to estimate the market value of the fee simple and/or leasehold estate in the Properties, as requested by the Special Committee. Arthur Andersen concluded that the aggregate market value of the Properties was $86,760,000. See "Special Factors --Appraisals."


PKF Report

      PKF Consulting ("PKF"), a hotel appraisal firm, was retained by the Special Committee to determine if there was any additional value to the Partnership as a result of holding a portfolio of properties that might be purchased as a whole. In preparing its report, dated April 29, 1997 (the "PKF Report"), PKF reviewed the Appraisals and interviewed representatives of various enterprises involved in the acquisition of portfolios of properties. The PKF Report concluded that a typical "willing and knowledgeable investor" would not pay a premium over the sum of the individual property values for this group of hotels. See "Special Factors -- PKF Report."


Reasons for the Merger


      RHM (rather than the General Partner) is the party primarily initiating, supporting, structuring and negotiating the terms of the Merger. RHM has proposed the Merger because it believes that maintaining the Partnership as a public entity is expensive both in terms of the actual costs of reporting and providing information to Unitholders and the time and attention required of management, whose energies might be better spent on other matters. Furthermore, if the Partnership remains a publicly-traded partnership, it will become taxable as a corporation under the Internal Revenue Code in the beginning of 1998. RHM also believes that potential conflict of interest situations between the Partnership and RHM can be eliminated through the Merger. In addition, RHM believes that in order to compete effectively in the longer term in the markets in which it operates, the Partnership may need to make significant capital expenditures for necessary renovations as well as improvements and that, in its current form, the Partnership will neither have, nor be able to obtain, sufficient resources to fund these expenditures. The Related Persons believe that the Merger is fair to, and in the best interests of, the Partnership and the Public Unitholders, based in part on the determinations of the Special Committee and the Houlihan Lokey Opinion. See "Special Factors -- Background of and Reasons for the Merger" and "-- Fairness of the Merger; Recommendation of the Special Committee and Position of the Related Persons."

Terms of the Merger


      The Merger will be effected pursuant to the terms of the Merger Agreement. Public Unitholders are urged to read the text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement. Upon consummation of the Merger and by virtue thereof, (i) each issued and outstanding Class A Unit, other than those held by Regal Holdings or any direct or indirect subsidiary of Regal Holdings, shall be cancelled, extinguished and retired and will be converted into the right to receive $3.10 in cash, without interest, (ii) each issued and outstanding Class B Unit, other than Class B Units owned by Regal Holdings or any direct or indirect subsidiary of Regal Holdings, shall be cancelled, extinguished and retired and will be converted into the right to receive $20.00 in cash, without interest, (iii) each outstanding Unit which is owned by Regal Holdings or any direct or indirect subsidiary of Regal Holdings shall be and remain a unit of limited partner interest in the Partnership, (iv) each outstanding partnership interest, general or limited, of Regal shall be cancelled, extinguished and retired, and no payment shall be made thereon, (v) Regal shall cease to exist, and (vi) the General Partner's general partnership interest in the Partnership shall be and remain a general partnership interest in the Partnership. As a result of the Merger, the Partnership and its consolidated subsidiaries will become wholly owned by RHM and its affiliates and the Public Unitholders will cease to be limited partners of the Partnership. Because no Class A Units will be publicly held after the Merger, the Class A Units will be delisted and will no longer trade on the American Stock Exchange, and the Partnership will cease to be a separate reporting company under the Exchange Act.


      Closing of the Merger is subject, among other things, to:
(i) the Majority Vote Requirement having been met; (ii) no withdrawal by Houlihan Lokey of the Houlihan Lokey Opinion or modification thereof in a manner materially adverse to RHM, Regal, the Partnership or any Unitholder having occurred; and
(iii) no statute, rule, regulation, executive order, decree or injunction having been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger. See "The Merger Agreement."


Effective Time


      Under the Merger Agreement, the Merger will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that a Certificate of Merger is filed pursuant to Delaware law. It is anticipated that the Effective Date will occur on or about September __, 1997, although there can be no assurance in this regard. The transfer books for the Class A Units and Class B Units will be closed as of the close of business on the Effective Date and no transfer of record can be made of certificates representing the Class A Units or Class B Units thereafter other than registrations of transfer reflecting transfers occurring before the close of business on the Effective Date. If the Merger cannot be concluded by September 30, 1997 (see "The Merger Agreement -- Termination"), the Special Committee and the parties to the Merger Agreement may consider whether or not to extend the time for consummation of the Merger by amendment or waiver of the applicable condition in the Merger Agreement for any appropriate reason. See "The Merger Agreement -- Effective Time."

      Upon consummation of the Merger, RHM and its affiliates will hold the entire limited partnership interest in the Partnership. The Public Unitholders will have no ownership interest in or control over the Partnership. In addition, the Partnership's registration of the Class A Units under the Exchange Act will be terminated and the Partnership will not be required to continue its periodic reporting requirements under the Exchange Act. See "Special Factors -- Certain Effects of the Merger" and "Market for Partnership's Units; Distributions."



Sources of Funds; Financing of the Merger


      Approximately $7 million will be required to consummate the Merger and to pay related fees and expenses. The necessary funds are expected to be provided by RHM from funds on hand of Regal Holdings and its subsidiaries. See "The Merger Agreement -- Expenses of the Merger" and "--Financing of the Transaction."

Market Prices of the Class A Units


      The Class A Units have been traded on the American
Stock Exchange since July 1987. As reported by the American Stock Exchange, during the first quarter of 1997, the closing prices of the Class A Units on the American Stock Exchange ranged from
$1.875 to $2.25 per Class A Unit, and the average trading volume for such period was approximately 2,900 Class A Units per day. On December 18, 1996, the date of announcement of the Proposal, daily trading volume in the Class A Units was approximately
29,100 Class A Units and the closing price per Class A Unit on the American Stock Exchange increased from $1.50 on December 17, 1996 to a closing price of $2.00 on December 18, 1996. On May 2, 1997, immediately preceding the announcement of the execution of the Merger Agreement, the high and low sales prices of the Class A
Units on the American Stock Exchange were $2.6875 and $2.625, respectively, and the closing price was $2.6875. On May 5, 1997, the day the execution of the Merger Agreement was announced, daily trading volume in the Class A Units was 3,500 Class A Units and the closing price per Class A Unit on the American Stock Exchange was $2.875. See "Market for Partnership's Units; Distributions."



No Appraisal Rights

      Under the Delaware Act, the only appraisal rights available to Unitholders are those accorded by contract. Neither the Partnership Agreement nor the Merger Agreement provides such appraisal rights to the Public Unitholders in connection with the Merger.


Summary of Federal Income Tax Consequences of the Merger

      The receipt of cash in exchange for Units pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Accordingly, a Unitholder will recognize a gain or loss on the conversion of Units in the Merger to the extent of the difference between the amount realized and his or her adjusted tax basis in the Units sold. In addition, upon the conversion by a Unitholder of all his or her Units in the Merger, any net losses of the Partnership that were suspended under the passive loss rules of the Internal Revenue Code may be used to offset income and gain on such conversion.

      The foregoing summary is for general information of Unitholders only as to their tax consequences and does not purport to be complete. For a more extensive discussion of the Federal income tax consequences of the Merger, see "Special Factors -- Income Tax Consequences" below. The consequences to any particular Unitholder may differ depending upon that Unitholder's own circumstances and tax position. Certain types of Unitholders (including, but not necessarily limited to, financial institutions, tax-exempt organizations and foreign persons) may be subject to special rules. This discussion does not consider the effect of any applicable foreign, state or local tax laws. Each Unitholder is urged to consult his tax advisor as to the particular tax consequences of the Merger to such Unitholder, including the application of state, local and foreign tax laws. For purposes of this summary, Unitholders are assumed to hold their Units as capital assets (generally, property held for investment).


Accounting Treatment of the Merger

      The acquisition by RHM of the Units will be accounted for as an acquisition of minority ownership interests of a subsidiary in accordance with the purchase method of accounting.


      Representatives of KPMG Peat Marwick LLP, the principal accountants for the Partnership, are expected to be present at the Special Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

                           SPECIAL FACTORS


Background of and Reasons for the Merger

Relationship Between RHM and the Partnership

      The Partnership was formed in 1986 by the General Partner to acquire, own and operate hotel and resort properties. The Partnership acquired its initial portfolio of seven hotel properties from affiliates of the General Partner substantially in consideration for Class B Units. In July 1987, the Partnership issued 1,700,000 Class A Units in an initial public offering at a price of $18.50 per Class A Unit. In addition, the Partnership issued 570,270 Class A Units to the General Partner and its affiliates for cash at the initial public offering price. Since the initial public offering and prior to 1993, the General Partner and certain of its affiliates acquired an additional 3,069,944 Class A Units from the Partnership (i) pursuant to the terms of certain support arrangements which required the General Partner and such affiliates to contribute additional cash amounts to the Partnership as necessary to enable the Partnership to make certain distributions in respect of the Class A Units, (ii) to pay maturing debt and (iii) to increase the working capital of the Partnership.

      In 1989, Regal Holdings acquired the General Partner and certain of its affiliates, and thereby acquired beneficial ownership of the Class A Units and Class B Units held by those entities. Only two of the Partnership's six hotel and resort properties bear the "Regal" name, while three properties are operated under franchise agreements with third party hotel chains. From time to time in the past, Regal Holdings has preliminarily considered the possibility of consolidating the Properties with certain other U.S. properties owned or managed by affiliates of Regal Holdings, through acquisition, merger or otherwise.

Costs of Maintaining the Partnership as a Public Partnership


      RHM believes that maintaining the Partnership as a public entity is expensive both in terms of the actual costs of reporting and providing information to Unitholders (approximately $500,000 per year) and the time and attention required of management, whose energies might be better spent on other matters. Furthermore, if the Partnership remains a publicly-traded partnership, it will become taxable as a corporation pursuant to the Internal Revenue Code in the beginning of 1998. See "Summary Financial Data -- Annual Financial Information -- Liquidity and Capital Resources -- Income Taxes." RHM also believes that potential conflict of interest situations between the Partnership and RHM can be eliminated through the Merger.


Need for Capital Investment; Availability of Financing


      The level of competition among mid-market hospitality properties such as those owned by the Partnership has increased substantially in recent years, as new properties have been constructed and others have been renovated to provide for more modern amenities and a fresher appearance. The General Partner believes that, to date, the Properties have performed competitively when compared to other properties, especially on a "revenue per available rooms" basis. In order to remain competitive, the Partnership needs to make capital expenditures for ongoing maintenance which will be 5% or more of the annual revenue of the Partnership as a whole(5% is an industry rule of thumb for certain properties). Also, RHM believes that, in order to remain competitive in the longer term, the Partnership may need to make significant capital investments in excess of the industry norm, for renovation and improvements. The Partnership's projected cash flow may not be sufficient to fund this amount, and the terms of the Partnership's current bank facilities will not permit the incurrence by the Partnership of a substantial amount of additional indebtedness. In addition, RHM and its affiliates have advised the Partnership they are not required and are unwilling to make additional capital contributions or provide other additional financial support to the Partnership in its present form. RHM and its affiliates have also advised the Partnership that they would not support any liquidation or dissolution of the Partnership.

Class B Unit Conversion

      For years prior to 1997, the Class B Units were subordinated limited partnership units in respect of which distributions could not be made until certain minimum annual distributions were made in respect of the Class A Units. Since 1990, the Partnership has not been able to pay the minimum annual distributions on the Class A Units which would entitle the holders of Class B Units to receive any distribution. However, under the terms of the Partnership Agreement, from 1997 through 2001 a minimum of 250,000 Class B Units are to convert automatically into Class A Units at a conversion rate of $20.00 in market value of Class A Units per Class B Unit (the "Class B Unit Conversion"). The Class B Unit Conversion is to occur each year from 1997 through 2001, within 30 days following the delivery to holders of Class B Units of the Partnership's annual financial statements for the immediately preceding year. If the scheduled 1997 conversion of 250,000 Class B Units to Class A Units had occurred at the market price for the Class A Units on December 17, 1996 (the day immediately preceding the date of RHM's proposal to engage in the Merger) of $1.50 per Class A Unit, there would be 8,673,547 Class A Units outstanding (compared with 5,340,214 Class A Units currently outstanding). As discussed below in the "Market for Partnership's Units; Distributions" section, the Partnership Agreement was amended to defer the 1997 conversion of Class B Units pursuant to the Class B Unit Conversion.

The 13D Group

      In February 1995, a group of Unitholders reportedly engaged in the real estate industry (the "13D Group"), filed a Schedule 13D with the Commission pursuant to Section 13(d) of the Exchange Act. In the Schedule 13D, the 13D Group stated, among other things, that it may seek to influence management of the Partnership to engage in a variety of actions, including the reorganization of the Partnership, the reconfiguration of the Partnership as a real estate investment trust, the sale of one or more of the Properties and the change of the Partnership's distribution policies.

      The 13D Group approached the General Partner on several occasions since the filing of the group's Schedule 13D, during which the 13D Group requested, and was provided by the Partnership with, certain public information concerning the Partnership's assets and operations. According to the Schedule 13D, the members of the 13D Group currently beneficially own 432,300, or 8.1%, of the Class A Units outstanding. Members of the 13D Group have also proposed to engage in various transactions with the Partnership, including the purchase and sale of the Regal University Hotel, Sheraton Inn Buffalo Airport and Clarion Fourwinds Resort and Marina properties at a purchase price substantially less than the appraised value thereof, which proposal was rejected by the General Partner as inadequate; the purchase and sale of the Partnership's Regal University Hotel at a price substantially less than the appraised value thereof, which proposal was rejected by the General Partner as inadequate; and the exchange of certain of the Properties for limited partnership units of a hotel limited partnership managed by a 13D Group member, which the General Partner also determined not to pursue. On June 24, 1996, representatives of the 13D Group proposed that the Partnership repurchase the Class A Units held by the 13D Group at a price of $7.00 per Class A Unit, which would have represented a 273% premium over the then prevailing market price of $1.875 per Class A Unit. In view of the Partnership's business plan and financial condition, as well as the amount of the proposed purchase price, this proposal was also rejected by the General Partner. Other than the approaches made by members of the 13D Group, the General Partner is not aware of any third party proposals with respect to an acquisition or similar transaction involving the Partnership since 1994.

RHM Merger Proposal; Appointment of Special Committee


      In view of the foregoing circumstances, RHM and its affiliates determined that the most practical means of (i) protecting their investment in the Partnership and furthering the business objectives and plans of the Partnership without the attention required by management as a result of having public Unitholders and (ii) providing Public Unitholders with fair value for their Class A Units and Class B Units was to engage in a transaction in which the Public Unitholders would be paid cash for their Units and the Partnership would become wholly owned by RHM and its affiliates. On December 16, 1996, the Board of Directors of RHM authorized its officers to enter into negotiations with the Partnership regarding the acquisition of all of the Class A Units and Class B Units not owned by RHM and its affiliates at a price of $2.35 per Class A Unit and $16.80 per Class B Unit. On the same date, the Board of

Directors of the General Partner discussed with the two independent members of the Advisory Committee whether they would be willing to act as a special committee to consider RHM's proposal. Pursuant to the Partnership Agreement, the Partnership is required to maintain an Advisory Committee consisting of not less than three persons selected by the General Partner. The
Advisory Committee's mandate includes (i) reviewing the policies and practices of the Partnership and the General Partner regarding matters as to which potential conflicts of interest may arise between the Partnership on the one hand and the General Partner and its affiliates on the other, (ii) reviewing any matters involving potential conflicts of interest between holders of different classes of Partnership Units, (iii) reviewing and approving annual budgets for each Partnership property where the General Partner or an affiliate acts as the manager of the property and (iv) approving (or not approving) certain transactions specified by the Partnership Agreement, including (a) the acquisition of certain hotels, (b) the construction or development of new hotel properties, (c) the sale of any of the Partnership's initial hotel properties to any person, (d) certain amendments to the terms of a loan made by an affiliate to the Partnership, and (e) any acquisition of any Partnership hotel from, or sales of any Partnership hotel property to, any affiliate of the General Partner. The members of the Advisory Committee are entitled to receive and review such financial and other information regarding the Partnership as the Advisory Committee, in the exercise of its responsibilities, may request from the General Partner.




     The Partnership Agreement also requires, to the extent reasonably practicable, that a majority of the Advisory Committee consist of individuals who are not affiliates of the General Partner (other than those persons who are affiliates of the General Partner solely as a result of their service as members of the Board of Directors of the General Partner or any of its affiliates). The Advisory Committee is required to meet at least annually under the terms of the Partnership Agreement.

      In late December 1996, the two independent members of the Advisory Committee advised Mr. Douglas Pasquale, President of the General Partner and RHM, that they would not be willing to serve as members of a special committee to review the Merger proposal unless the General Partner agreed to certain conditions, including that (i) the General Partner authorize the expenditure of a specified sum to engage independent financial advisors and legal counsel, (ii) RHM reimburse the Partnership for its expenses in connection with its acquisition proposal in the event that a transaction did not result, (iii) the fees payable to each member for his service on the special committee be increased from $25,000 to $50,000 and (iv) each special committee member be entitled to receive his full annual retainer for serving as a member of the Advisory Committee during 1997, even if the Merger occurred prior to the end of the year. The General Partner advised the Advisory Committee members that while it would agree to cause the Partnership to pay the requested sum for the retention of financial advisors and legal counsel, it would not be willing to request RHM to reimburse some portion of the Partnership's expenses in the event that no transaction were to occur or to permit the Partnership to pay to the special committee members the requested fees or excess retainer. The independent members of the Advisory Committee then resigned from the Advisory Committee. After consulting with members of the Board, in accordance with Section 1.8 of the Partnership Agreement, the sole remaining member of the Advisory Committee, Anthony Williams, a director of the General Partner and the Chairman of the Partnership's outside law firm, appointed James
W. Hire and Anthony C. Dimond as members of the Advisory Committee to fill the vacancies created by the resignations. Subsequently, the Board of Directors of the General Partner, pursuant to a unanimous written consent of director dated January 14, 1997, appointed Messrs. Hire and Dimond to serve as the members of the Special Committee.

      Mr. Hire is an experienced consultant to the hospitality industry, having completed well over 2,000 individual consulting assignments during his 18 years as an independent consultant. Prior to his work as an independent consultant, Mr. Hire spent 12 years in hotel operations, including positions as general manager and developer of new properties. Mr. Dimond has extensive experience in hotel management. Mr. Dimond has worked for the last seven years through Miramar Asset Management, Inc. with financial institutions and individual owners, assisting them with troubled properties and handling asset management, evaluations and receivership functions on a variety of hotel projects.

      Apart from their membership on the Partnership's
Advisory Committee and their service as members of the Special Committee, neither Mr. Dimond nor Mr. Hire has been employed in any capacity with, or has ever otherwise been affiliated with, the Partnership or its affiliates. As wholly independent members of the Advisory Committee, the Board of Directors of the General Partner selected Messrs. Hire and Dimond to serve on the Special Committee for the purpose of evaluating RHM's offer from the perspective of Public Unitholders, negotiating the terms of any proposed transaction resulting from the offer and making a recommendation to the Partnership as to whether or not such transaction should be approved.


Consideration and Negotiation of Terms of the Merger


      Between January 17, 1997 and January 30, 1997, the Special Committee received proposals from six separate investment banking firms to act as financial advisor to the Special Committee in considering the Merger Proposal of RHM (the "Proposal"), and investigated several other potential financial advisors who were eliminated from consideration for reasons including specific experience, availability and potential conflicts of interest. The Special Committee decided that three of these proposals warranted further interviews and negotiations. Each of these three potential advisors made presentations to the Special Committee and the Special Committee interviewed each of the potential advisors with respect to their capabilities and experience relating to full service hotels in commercial and resort areas, as well as with respect to the scope and methodology of their proposed services. After these presentations on February 19, 1997, both members of the Special Committee unanimously decided to retain Houlihan Lokey to act as the Special Committee's financial advisor in considering the Proposal, and an engagement letter with Houlihan Lokey was executed. The Special Committee selected Houlihan Lokey for several reasons, including primarily the reputation of the firm, their experience in transactions involving the purchase of minority interests, and their experience with hospitality properties. The Special Committee also retained Holland & Hart LLP as its legal counsel based on the firm's reputation and experience in transactions involving public companies.


      The Special Committee reviewed the Appraisals dated January 1, 1997, which Appraisals were prepared at the Partnership's request by Arthur Andersen, which had appraised the Properties on behalf of the Partnership's bank lenders. An Appraisal was made on each of the Partnership's individual Properties (treating Pine Lake as a separate entity for such purposes). The Appraisals were determined by the Special Committee to be reasonable for use by the Special Committee in its deliberations and negotiations. See "-- Recommendation of the Special Committee -- Arthur Andersen Appraisals."

      The Special Committee then determined that a second hotel appraisal firm should be retained to perform an analysis of the Properties as a portfolio, to determine if there was any additional value to the Partnership as a result of holding a portfolio of properties that might be purchased as a whole. After interviewing two such appraisal firms, the Special Committee determined to retain PKF, in part because of the reputation and experience of the firm and the principal who would be performing the analysis, and in part because PKF was already familiar with the Properties, having had previous experience appraising those Properties. From time to time, PKF has also performed work on behalf of the General Partner and its affiliates.

      The Special Committee and its legal counsel conducted certain due diligence on the Partnership and its Properties. Included in the Special Committee's due diligence efforts were, without limitation, visits to each of the Properties and interviews with management at each site, a review of industry information, the Partnership's filings with the Commission, the Partnership's significant agreements, historical financial information, correspondence between the Partnership and the 13D Group, the Appraisals, the minutes of the Board, the Partnership's most recent budget and forecasts of future operating results and tax related information.

      Houlihan Lokey began its review of the Partnership shortly after it was retained. Based on its analysis completed through March 24, 1997, representatives of Houlihan Lokey met with the Special Committee on March 24, 1997 and March 25, 1997. At the March 24-25 meeting, Houlihan Lokey described the research it had performed, and described three different methods that were used to value the Partnership and the Units. At this and subsequent meetings, the Special Committee reviewed a number of substantive and procedural factors relevant to the value of the Units. The Special Committee then reviewed with Houlihan Lokey and the Special Committee's legal counsel certain negotiating strategies that could be used in attempting to increase the price for the Units held by Public Unitholders set forth in the proposal.

      Negotiations between the Special Committee (in consultation with Houlihan Lokey and the Special Committee's legal counsel) and RHM commenced at a meeting on March 26, 1997. During these negotiations, which extended over several weeks, the members of the Special Committee indicated to representatives of RHM that they believed that the consideration of $2.35 per Class A Unit and $16.80 per Class B Unit initially proposed by RHM was inadequate in general, and that the consideration offered for each Class B Unit fell substantially short of the $20.00 in market value of Class A Units into which many of the Class B Units (including all of the Class B Units held by Public Unitholders) would become convertible in 1997. The RHM representatives disagreed, noting that the proposal reflected an appropriate allocation of the anticipated appraised value of the Properties, net of indebtedness and holding company and similar expenses, taking into consideration the scheduled conversion of Class B Units to Class A Units pursuant to the Class B Unit Conversion. See "Summary Financial Data -- Annual Financial Information -- Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources -- Partnership Distributions and Unit Conversions." RHM also argued that the offered consideration would represent a substantial premium to the recent trading prices of the Class A Units. However, RHM indicated that it would nevertheless be willing to increase its proposed consideration to $2.70 per Class A Unit, and $20.00 per Class B Unit, held by the Public Unitholders. On April 7, 1997, the members of the Special Committee advised RHM that, in their view, the proposed consideration for the Class A Units remained too low, and that a higher amount per Class A Unit would be more appropriate. Finally, after reviewing many factors and determining that the Merger would be in the best interests of the Public Unitholders, on April 11, 1997, the Special Committee indicated that it would be prepared to recommend a price of $3.10 for each Class A Unit, and $20.00 for each Class B Unit, held by the Public Unitholders (the "Revised Proposal"), subject to satisfactory resolution of a number of items, including final negotiation of the Merger Agreement. RHM agreed that it also would be prepared to proceed with a transaction on the basis of such terms.

      The terms and conditions of the Merger Agreement were then negotiated by RHM, the Special Committee and their respective counsel. A number of revisions were made to the initial draft Merger Agreement prepared by RHM's counsel at the request of the Special Committee and its counsel, including but not limited to augmenting the representations and warranties made by RHM while deleting certain warranties made by the Partnership, adding certain conditions to the Partnership's obligation to consummate the Merger, and limiting the remedy of any party for the breach of a warranty or covenant to the termination of the Merger Agreement.

      Concurrently with the negotiation of the terms and conditions of the Merger Agreement, the Special Committee also examined certain claims made by the 13D Group involving allegations of breaches of fiduciary duty by the General Partner, which were set forth in the correspondence between the 13D Group and the General Partner or the Special Committee. The allegations included the following: (1) the alleged denial to the 13D Group of access to information of the Partnership; (2) the alleged payment of excessive administrative, management and financing fees to the General Partner; (3) the alleged payment of an excessive guarantee fee to an affiliate of RHM; (4) the alleged improper allocation of insurance fees; (5) the alleged inappropriate allocation of overhead expenses; (6) the alleged failure to make distributions to the Class A Unitholders; (7) the alleged inappropriately low sales price for Class A Units sold to RHM and its affiliates; (8) the alleged impacts of the Class B Unit Conversion; (9) the alleged lack of independent members of the Advisory Committee; (10) the alleged failure to consider other alternative transactions; and (11) the alleged inappropriate timing of the Proposal (collectively, the "13D Group Allegations"). The Special Committee found no evidence indicating that there was any basis for a successful claim by the

Partnership against the General Partner that might result in any damages being recovered by the Partnership or the Public
Unitholders. When combined with the business judgment of the Special Committee that the Merger would be a beneficial transaction to the Public Unitholders, the Special Committee concluded the Partnership should proceed with the Merger.

      From the first official meeting of the Special Committee on February 3, 1997 until its meeting on May 1, 1997, the Special Committee officially met a total of 10 times in person or by telephone. Discussions were also held on an almost daily basis from the middle of January 1997 to May 1, 1997 in regard to the Merger. Both members of the Special Committee were actively involved in the negotiations with RHM, and conducted the negotiations in an arms-length manner.

      After reaching agreement on all of the major issues relating to the Merger Agreement, the Special Committee prepared a presentation for the Board, which was given on May 2, 1997. The presentation included a determination by the Special Committee that the Merger Agreement was fair to and in the best interests of the Public Unitholders, and a recommendation from the Special Committee that the Board approve the Merger Agreement, and that the Board recommend that the Unitholders approve the Merger Agreement. This determination and recommendation were subject to the satisfaction of two conditions: (1) receipt by the Special Committee of the final Houlihan Lokey Opinion; and (2) receipt by the Special Committee of the final PKF Report. These conditions were satisfied later in the day. Based on the Special Committee's determinations and recommendation, the Advisory Committee and the Board also approved the Merger as being in the best interests of the Unitholders and the Board recommended that the Unitholders approve the Merger. The Merger Agreement was executed by RHM and the Partnership at the end of the day on May 2, 1997.



Subsequent Contact With the 13D Group


      Following the public announcement of the execution of the Merger Agreement, a representative of the 13D Group advised the General Partner that the 13D Group had decided to support the Merger.

Fairness of the Merger; Recommendation of the Special Committee and Position of the Related Persons


Recommendation of the Special Committee


      As noted above, on May 2, 1997, the Special Committee conveyed to the Board its determination that the Merger Agreement was fair to and in the best interests of the Public Unitholders, and recommended that the Board approve the Merger Agreement, and that the Board recommend that the Unitholders of the Partnership approve the Merger Agreement. Among other things, the Special Committee considered the following factors in making that determination and recommendation.


      Fairness Opinion and Presentations of Houlihan Lokey

      The Special Committee placed significant weight on the Houlihan Lokey Opinion, which concluded that the consideration to be received by Public Unitholders in connection with the Merger is fair, from a financial point of view, to such holders. The Special Committee also placed significant weight on the related written and oral presentations made by Houlihan Lokey to the Special Committee in connection with its consideration of the Proposal and the Revised Proposal. In fact, the consideration to be received in the Merger by the Public Unitholders holding Class A Units is above the relevant range of a fair price per Class A Unit of $l.75 to $2.84, as determined by Houlihan Lokey. The Houlihan Lokey Opinion was received on May 2, 1997, prior to the execution of the Merger Agreement. A copy of the Houlihan Lokey Opinion is attached to this Proxy Statement as Annex B and the Public Unitholders are urged to read the Houlihan Lokey Opinion in its entirety. See "-- Opinion of Financial Advisor."

      The Special Committee reviewed the methodologies used by Houlihan Lokey in rendering the Houlihan Lokey Opinion and in valuing the Partnership, including a discounted cash flow approach, a net asset value approach, and a market comparison approach involving public companies that were considered to be comparable to the Partnership. See "-- Discounted Cash Flow Value," "-- Net Asset Value," and "-- Market Comparison Value" below. In addition, the Special Committee reviewed each substantive factor considered by Houlihan Lokey in rendering its opinion, including, among others, the prior trading history of the Partnership's Class A Units, the historical financial condition and performance of the Partnership, the projected financial expectations of the

Partnership, and the performance and condition of public companies and securities which are comparable to the Partnership and its securities.

      Arthur Andersen Appraisals


      The Special Committee reviewed the Appraisals of each of the Partnership's hotel properties. Appraisals of each of the Properties were an annual requirement in connection with a loan to the Partnership by Hong Kong and Shanghai Bank and the Partnership's previous lender, and are also used to calculate the administration fee of the General Partner as set forth in the Partnership Agreement. The Special Committee believed that these uses indicated that the Appraisals were not biased to favor any party. The Appraisals preliminarily showed an aggregate market value of $87.3 million for the Properties, which value was finally determined by Arthur Andersen to be $86.8 million. For purposes of its negotiations, the Special Committee added $500,000 to the Partnership's Pine Lake Trout Club property in order to disregard a last-minute reduction in the appraised value of such property by Arthur Andersen. The Special Committee members also visited each of the Properties to gain additional comfort that the Appraisals were reasonable. The Appraisals were determined by the Special Committee to be recent, prepared by a reputable real estate appraiser, and prepared in accordance with procedures deemed by the Special Committee to be reasonable for purposes of the Special Committee's deliberations.



      The Appraisals were used primarily in connection with Houlihan Lokey's asset value liquidation approach. Both the Appraisals and that approach were given significant weight by the Special Committee. It was also believed that the use of the market value of the Properties resulting from the Appraisals was an easy reference point from which to commence negotiations with RHM. As a result, several models of the value of the Units were prepared by the Special Committee using the Appraisals as the starting point and then subtracting or adding various items for negotiation purposes. These models did not represent any determination by the Special Committee of value, and were used only for purposes of negotiation in order to achieve the highest price possible for the Class A Units and Class B Units held by Public Unitholders.



      PKF Report

      The Special Committee concluded that while the Appraisals were conducted appropriately for use by the Special Committee in its deliberations, they did not take into account any potential increase in market value of the Properties associated with any sale of the Properties as a portfolio, rather than individually. Consequently, the Special Committee retained PKF to perform such an analysis. The PKF Report concluded that the market value of the Partnership's resort properties was not any higher assuming they were to be sold as a portfolio rather than individually. PKF stated that to warrant such a premium, the portfolio must offer some type of synergistic cost savings or revenue enhancement, and PKF concluded that neither of these attributes are identifiable with the Partnership's portfolio of Properties.


      Class B Unit Conversion

      The Special Committee reviewed the provisions in the Partnership Agreement mandating the Class B Unit Conversion and descriptions of the Class B Unit Conversion in the Partnership's prospectus for its initial public offering in 1987. The Special Committee also asked its legal counsel to analyze the likely effects of the Class B Unit Conversion beginning in 1997. The Special Committee then considered the significant dilution of ownership that would be suffered by the Public Unitholders holding Class A Units due to the Class B Unit Conversion, and the substantial transfer of capital account balances away from these Public Unitholders as a result of the Class B Unit Conversion. The effects of the Class B Unit Conversion were also taken into account in the Houlihan Lokey Opinion. See "-- Opinion of Financial Advisor."

      Discounted Cash Flow Value



      The Special Committee reviewed the discounted cash flow analysis conducted by Houlihan Lokey. See "Opinion of Financial Advisor -- Discounted Cash Flow Value Analysis." This review included a check of the methodology of Houlihan Lokey and the historical numbers used by Houlihan Lokey. The Special Committee did not, however, conduct its own discounted cash flow value analysis. The Special Committee recognized that the discounted cash flow value represented a value of the Partnership assuming a continuation of the Partnership's business as presently conducted and with the existing ownership structure.


      Net Asset Value


     The Special Committee also gave consideration to the net asset value of the Partnership, which is a liquidation analysis. The Special Committee reviewed the net asset value analysis conducted by Houlihan Lokey. See "Opinion of Financial Advisor -- Net Asset Value Analysis." This net asset value as based in part upon the Appraisals, and the methodology and historical numbers used for this value were reviewed by the Special Committee. The Special Committee did not calculate its own net asset value although it did create models based upon the net asset value analysis performed by Houlihan Lokey solely for use in negotiations with RHM.

      Market Comparison Value

      The Special Committee also reviewed and considered Houlihan
Lokey's market comparison analysis. See "Opinion of Financial Advisor -- Market Comparison Value Analysis."

      Absence of Potential Alternative Transactions


      In light of the ownership by RHM and its affiliates of approximately 71.0% of the outstanding Class A Units, and approximately 93.6% of the outstanding Class B Units (and voting control over 100% of the Class B Units), and in light of RHM's stated position to the Special Committee that it is not interested in considering alternative transactions such as the potential sale of part or all of the Partnership's assets or securities to a third party, the Special Committee concluded that pursuing such alternative transactions was not justified. Notwithstanding this conclusion, the Special Committee did review the history of efforts by the Partnership to sell certain of its Properties, and the history of offers by third parties to purchase the Properties, and concluded that none of those offers indicated that an alternative transaction, such as a sale of part or all of the Properties to a third party, would result in a greater valuation of the Partnership and the Units than that provided by the Merger. As described below in "-- Comparison with Status Quo," the Special Committee did consider the alternative of rejecting the Merger, and continuing the Partnership's business with the current ownership structure, and concluded that the Merger was significantly more desirable than that alternative.


      Comparison with Status Quo

      The Special Committee considered the alternative of rejecting the Merger, and continuing the Partnership's business with the current ownership structure. First, the Special Committee considered the significant dilution of ownership that would be suffered by the Public Unitholders in the Class B Unit Conversion, and the substantial shift of capital accounts away from the Public Unitholders that the Class B Unit Conversion would likely trigger. The Special Committee then noted the thinly traded nature of the Class A Units. The Special Committee also noted that the Partnership is slated under the Internal Revenue Code to be taxed as a corporation beginning in 1998. Moreover, the Special Committee reviewed a number of factors related to the Partnership's business, including: (1) the need for significant capital expenditures at each of the Properties, as confirmed by the Special Committee in site visits to each of the Properties;
(2) the projected future financial results of the Partnership;
(3) the risks involved in the hospitality industry generally, including the risk of a significant downturn in the economy; (4) the risks involving the Partnership's specific properties and markets, including the risk of increased competition from new hotels, including those currently being constructed by Disney in Orlando, Florida and new resorts being constructed in Scottsdale, Arizona; and (5) the cost of maintaining the Partnership as a public partnership.

      In summary, the Special Committee concluded that continuation of the Partnership's business with the current ownership structure poses significant risks and uncertainties to the Public Unitholders, and that the price to be received by the Public Unitholders in the Merger reflects an appropriate premium to market that makes the Merger an attractive alternative at this time.

      Recent Market Prices

      The Special Committee noted that the $3.10 to be received for each Class A Unit held by a Public Unitholder in the Merger represents a 106.7% premium over the $1.43 20-day moving average closing price for the Class A Units on December 17, 1996 (the business day immediately preceding the announcement of the Proposal), and a 40.3% premium over the $2.21 20-day moving average closing price for the Class A Units on May 2, 1997 (the business day immediately preceding the announcement of the Revised Proposal).

      Book Value


      The Special Committee noted the Partnership's December 31,
1996 book value of $2.53 per Class A Unit, based upon the Class A Unitholders' capital at that date, but believed that such amount was not representative of a fair price for the Class A Units because of the nature of the Partnership's business and the potential dilutive effect of the Class B Unit Conversion. Hospitality properties, which are depreciated for tax purposes, will frequently have a fair market value in excess of book value, especially in a rising market. The value of these types of properties are usually determined using the approaches involved in the Appraisals, which does not include an analysis of the book value of the properties. In addition, the dilutive effect of the Class B Unit Conversion mandated by the Partnership Agreement, if it were to occur, would decrease the book value of the Class A
Units by a transfer of capital account balances away from Class A
Units to Class B Units. In the opinion of the Special Committee, this would make the use of the book value of the Class A Units in a valuation even more inappropriate. Although a higher price was obtained for the Class A Units in the Special Committee's negotiations with RHM, the Special Committee believes that the relevant range of a fair price per Class A Unit is the one determined by Houlihan Lokey. See "-- Fairness Opinion and Presentations of Houlihan Lokey."


      Allegations of Breach of Fiduciary Duty

      The Special Committee and its legal counsel investigated the 13D Group Allegations to determine if they had any potential value to the Partnership that should be taken into account in connection with the valuation analysis described above. Following an investigation by the Special Committee and its legal counsel, the Special Committee found no evidence indicating that there was any basis for a successful claim against the General Partner that might result in any damages being recovered by the Partnership or the Unitholders, and consequently attributed no value to these potential claims in connection with its valuation analysis.

      Arm's Length Negotiations

      The terms of the Merger Agreement, including the price to be paid for the Units held by Public Unitholders, were determined through arm's length negotiations between RHM and the Special Committee, with the assistance of Houlihan Lokey and the Special Committee's legal counsel.

      Appraisal Rights

      The Special Committee recognized that the Public Unitholders will not have appraisal rights under the Merger Agreement. Appraisal rights with respect to the Merger are not mandated by the Partnership Agreement or by applicable Delaware law. Nevertheless, the Special Committee initially requested that RHM agree to provide appraisal rights in connection with the Merger, which request RHM declined. The Special Committee concluded that the benefits to the Public Unitholders of the Merger were sufficiently great to mandate recommendation of the Merger, notwithstanding the lack of appraisal rights.

      Advantages to RHM

      The Special Committee recognized that the Merger would be advantageous to RHM and its affiliates, which would collectively own all of the Units following the Merger. The Partnership probably will be able to achieve significant benefits as a result of the Merger, including elimination of the need to recognize fiduciary obligations to the Public Unitholders and elimination of the costs of maintaining the Partnership's status as a reporting company under the Exchange Act. The Merger may also have the effect of preventing, following the effectiveness of the Merger, any Public Unitholders from having standing to sue the Partnership for damages based on a derivative claim of a breach of fiduciary duties. In addition, the Merger avoids the administrative and accounting costs associated with the Class B Unit Conversion, as well as recognizing the tax consequences of the Class B Unit Conversion. The Merger will also simplify the Partnership's management structure, make it easier to finance and refranchise hotels in the Partnership's portfolio, make it more likely that RHM or one of its affiliates will contribute additional capital to the Partnership to make the necessary capital improvements at the Properties and increase the potential benefits of consolidating the Partnership's hotel properties with other properties of RHM and its affiliates.

      Adequacy of Financing

      The Special Committee noted that in the Merger Agreement, RHM represents and warrants with respect to the adequacy of its financing, and the Special Committee concluded that the Merger would be adequately financed with little risk that the Merger would not be consummated by RHM in an expeditious manner.

      Merger Agreement


      The Special Committee considered the specific terms of the final Merger Agreement, including changes that had been made in response to the Special Committee's requests during the negotiations. In particular, the Special Committee noted that the Merger Agreement was conditioned on there being no withdrawal by Houlihan Lokey of its opinion with respect to the Merger, limited the remedy of any party for the breach of a warranty or covenant to the termination of the Merger Agreement, included reasonable representations and warranties from the Partnership and contained adequate representations and warranties from RHM and Regal. See "Appraisal Rights" and "Background of and Reasons for the Merger -- Consideration and Negotiation of Terms of the Merger."

      Unchanged Operations

      The Special Committee noted RHM's stated intent that the Partnership's operations will continue essentially unchanged after the Merger, with no material adverse impact on employees, local communities where activities are conducted, or others who deal with the Partnership and its hotel properties. Applicable Delaware law permits the directors to consider such other constituencies in addition to the Unitholders, although the Special Committee considered the Public Unitholders' interest as paramount. The Special Committee also was aware that RHM could reconsider these matters after completion of the Merger.

      Other


      The Special Committee also reviewed factors including: economies of scale (see "-- PKF Report" concerning the sale of the Properties as a portfolio); the structure and tax aspects of the Merger (see "-- Merger Agreement" above and "-- Income Tax Consequences" below); an informal review of financial ratios of the Partnership compared to those of its competitors, which were obtained from industry sources and from the knowledge and experience of the members of the Special Committee as to occupancy, rates and "revenue per available room" (the Special Committee concluded that these ratios for the Properties were competitive); the impact of the Merger on the Partnership's loan documents and other contractual obligations, the history of past distributions to the Class A Unitholders, which showed no distributions made beyond the mandated support period during which the General Partner was obligated to provide additional cash amounts as necessary to enable minimum distributions; the likelihood of future distributions to Class A Unitholders which is affected by various factors, such as the risks of the industry and the need for capital expenditures; the cost of termination of management contracts and other liquidation costs, which are relevant to the net asset or liquidation valuation analysis; the aging nature of the Properties, which affects competitiveness and the need for capital expenditures; and the timing and likelihood of consummating the Merger.


      Procedural Fairness

      The Special Committee noted that information was provided on a continual basis to the Special Committee, and that both members of the Special Committee played an active role in negotiations and in the decision-making process. Both members of the Special Committee are knowledgeable and experienced in the hospitality industry, and the Special Committee was aware of its fiduciary responsibilities at all times during the process. The Special Committee worked closely with its legal counsel and with Houlihan Lokey in its negotiations.


          The Special Committee noted that the Merger has not been structured so that approval of at least a majority of the Units held by Public Unitholders is required to approve the Merger. The Special Committee received advice that it was not legally necessary to include a majority-of-the-minority voting requirement, and noted that comparable transactions involving mergers with controlling equity owners routinely take place without such voting provisions. The Special Committee recognized that no unaffiliated representative was retained to act solely on behalf of the Public Unitholders, although neither the Board of Directors of the General Partner nor the Special Committee considered it necessary to retain such a representative in view of the appointment of the Special Committee, the retention of an independent financial adviser and special legal counsel and the fact that neither of the members of the Special Committee was affiliated with the General Partner or any of its affiliates.

      Weighing of Factors

      In view of the wide variety of factors considered in its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign precise relative weights to the individual items described above. Among the most important factors considered by the Special Committee were the attractive price negotiated in the Merger, the dilutive and capital account shifting effects of the impending Class B Unit Conversion mandated by the Partnership Agreement, the risks of continuing the Partnership's business with the current ownership structure, the fact that there were no feasible alternative transactions, and the Houlihan Lokey Opinion and presentations.
[/R]

Position of the Related Persons With Respect to the Merger

      The General Partner (on behalf of itself and the Partnership), RHM, Regal and Century City believe that the Merger is fair to the Public Unitholders and unanimously recommend that holders of Class A Units vote "FOR" approval of the Merger
Agreement and the transactions contemplated thereby.
[/R]

      In reaching their determination to engage in the Merger and in determining that the Merger is fair to the Public Unitholders, the Related Persons considered a number of factors, including the following:

           (i) the Houlihan Lokey Opinion that, as of May 2, 1997, subject to the assumptions set forth therein, the Merger Consideration of $3.10 in cash per Class A Unit and $20.00 in cash per Class B Unit to be received by the Public Unitholders in the Merger is fair to the Public Unitholders, and the analysis of Houlihan Lokey underlying the Houlihan Lokey Opinion, which the Related Persons have adopted. The full text of the Houlihan Lokey Opinion is attached as Annex B to this Proxy Statement. Public Unitholders are urged to, and should, read the Houlihan Lokey Opinion carefully and in its entirety in conjunction with this
[/R]

      Proxy Statement for the assumptions made, the matters considered and the limits of the review of Houlihan Lokey. See "-- Opinion of Financial Advisor;"


          (ii) the procedural aspects of the selection of the Special Committee, the recommendation of the Special Committee and the factors and determinations underlying such recommendation, as described above, which were adopted by Related Persons;


         (iii) in the case of holders of Class A Units , the Premium represented by the Merger Consideration over the trading price of Class A Units on December 17, 1996 (the business day immediately preceding the announcement of the Proposal) and May 2, 1997 ( the business day immediately preceding the annoucement of the Revised Proposal).


          (iv) the elimination of the costs to the Partnership of being a publicly owned entity, including (A) the distractions to and time demands on management as a consequence of operating a public entity, (B) the Partnership's reporting obligations as a reporting entity under the Exchange Act and the costs and potential liabilities associated therewith, which are not justified by the benefits to the Partnership or its Unitholders, and
     (C) the fact that if the Partnership remains a publicly-traded partnership it will become taxable as a corporation under the Internal Revenue Code in the beginning of 1998;


           (v) the conflicts of interest that exist between RHM and its affiliates and the Partnership, and the desire to achieve greater flexibility in affiliated transactions without the conflicts of interest inherent therein;

           (vi) the historically low level of trading in the Class A Units and the lack of a trading market for the Class B
      Units, the limited liquidity in the Units as a result thereof, and the opportunity the Merger offers the Public
      Unitholders to liquidate their holdings in the Partnership;

           (vii) the Partnership's existing equity capital structure;

           (viii) the all-cash nature of the Merger Consideration;

           (ix) the increasing competition in the industry;


           (x) the Partnership's possible long-term need to make significant capital expenditures to remain competitive and the likely difficulty to satisfy these requirements under the Partnership's current structure;


           (xi) the possible alternatives to the Merger, including the prospects of continuing to operate as an independent entity and the possible values to the Unitholders of such alternatives;

           (xii) the lack of cash distributions to Unitholders since 1990, and the possibility that Unitholders may not receive any distributions of operating cash flow in the future;

           (xiii) the opportunity for Unitholders to sell Units without the cost and commissions normally associated with a sale; and

           (xiv) the terms and conditions of the Merger Agreement, taken as a whole, and the fact that such terms had been established through negotiations with an independent
      Special Committee, advised by an independent financial advisor and legal counsel.


      In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Related Persons had not found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations, although the Related Persons did place special emphasis on the findings and recommendations of the Special Committee and the Houlihan Lokey Opinion. The Related Persons believe that the factors described above are favorable to their determination of fairness.

      As of March 31, 1997, the book value of the Partnership was $10,949,000, which yields a book value for the Class A Units of approximately $13,436,000 in the aggregate or $2.52 per Class A Unit and a book value for the Class B Units of $(2,733,000) in the aggregate or a deficit of $2.88 per Class B Unit. The Related Persons do not believe that the current net book value per Unit is an accurate indication of value due to its historical nature. Furthermore, the Related Persons do not consider liquidation value to be relevant to their determination of fairness because the Partnership intends to continue to operate the business currently conducted by the Partnership as a going concern. Regal Holdings and its affiliates, which collectively control approximately 71.0% of the Class A Units and approximately 93.6% (with 100% voting control) of the Class B Units (and thus have the ability to determine each matter submitted to a vote of limited partners), have advised the Partnership that they intend to vote the Class A Units controlled by them against any proposal to liquidate the assets of the Partnership made in the foreseeable future. Therefore, the Related Persons evaluated the Partnership on a going concern basis, although the Related Persons believe that estimates of future net revenue, information concerning historical operations, current operations and the future prospects of the investment properties held by the Partnership and general economic and market conditions, as described below under "-- Opinion of Financial Advisor," would also be taken into account in determining liquidation value. A liquidation of the Partnership requires the approval of the affirmative vote of the holders of a majority of the Class A Units and of the aggregate voting power of all of the outstanding Units. The Related Persons noted that, depending upon the assumptions made for purposes of calculation, the liquidation value attributable to the Class A Units could be more or less than the $3.10 per Unit consideration payable for the Class A Units in the Merger. In view of the establishment of the Special Committee, the retention of Holihan Lokey, the factors considered by the Special Committee and the analysis of Houlihan Lokey as described above, the Related Persons did not consider it necessary to, and did not, undertake a separate valuation analysis in connection with the Merger.



Opinion of Financial Advisor

      Houlihan Lokey delivered a written opinion to the Special Committee on May 2, 1997, to the effect that, as of such date, and based upon the assumptions made, general procedures followed, factors considered and limitations on the review undertaken as set forth in such opinion, the Merger Consideration of $3.10 in cash per Class A Unit and $20.00 in cash per Class B Unit to be received by the Public Unitholders pursuant to the Merger Agreement is fair to such Public Unitholders from a financial point of view.

      THE FULL TEXT OF THE HOULIHAN LOKEY OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. PUBLIC UNITHOLDERS ARE URGED TO, AND SHOULD, READ THE HOULIHAN LOKEY OPINION CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT FOR THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW OF HOULIHAN LOKEY.

      Pursuant to an engagement letter dated February 19, 1997 between the General Partner and the Partnership, Houlihan Lokey was engaged to act as financial advisor to the Special Committee to render an opinion as to the fairness, from a financial point of view, to the Public Unitholders of the Merger Consideration to be received by such Unitholders in connection with the Merger. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey has no material prior relationship with the Partnership, the General Partner or their respective affiliates.

      As compensation to Houlihan Lokey for its services, the Partnership has agreed to pay Houlihan Lokey a fee of $140,000 plus reasonable and accountable out-of-pocket expenses not to exceed $30,000 in the aggregate without prior approval of the Special Committee. No portion of Houlihan Lokey's fees is contingent upon the successful completion of the Merger. The General Partner has also agreed to indemnify Houlihan Lokey and related persons against certain liabilities arising out of the engagement of Houlihan Lokey, including liabilities under Federal securities laws, and to reimburse Houlihan Lokey for certain expenses.

      The full text of the Houlihan Lokey Opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Houlihan Lokey in rendering its Opinion, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The Houlihan Lokey Opinion is directed only to the fairness from a financial point of view of the Merger Consideration to be received by the Public Unitholders pursuant to the Merger Agreement and does not constitute a recommendation to any Public

Unitholder as to how such Public Unitholder should vote with respect to the Merger Agreement and the transactions contemplated thereby. The summary of the Houlihan Lokey Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Houlihan Lokey Opinion. The Public Unitholders are urged to, and should, read the Houlihan Lokey Opinion in its entirety.

      In connection with the Houlihan Lokey Opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey: (i) reviewed the Partnership's annual reports to Unitholders on Form 10-K for each of the five fiscal years ending December 31, 1996, which the General Partner's management identified as being the most current audited financial statements available; (ii) reviewed a copy of the Partnerships' Class A Depository Units Prospectus dated July 23, 1987; (iii) reviewed a copy of the Partnership's Offer Letter from RHM dated December 16, 1996; (iv) reviewed a copy of the Merger Agreement;
(v) reviewed a calculation of the Partnership's Cumulative Minimum Annual Distributions (as defined in the Partnership Agreement) as of December 31, 1996; (vi) reviewed a March 20, 1997, letter and the Appraisals upon which Houlihan Lokey relied in its analysis, which were prepared by Arthur Andersen; (vii) reviewed the April 29, 1997 PKF Report; (viii) reviewed various industry reports for the hotel and resort industries; (ix) met with certain members of the senior management of the General Partner to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership and met with counsel to the Special Committee to discuss certain matters; (x) conducted various telephone conversations and attended Special Committee meetings on February 20, March 24-25, and March 27, 1997; (xi) reviewed forecasts and projections prepared by the General Partner's management with respect to the Partnership for the three years ended December 31, 1997 through 1999; (xii) reviewed the historical market prices and trading volume for the Partnership's publicly traded securities; (xiii) reviewed certain other publicly available financial data for certain companies and securities that was deemed comparable to the Partnership and its securities, and publicly available prices and premiums paid in other transactions that were considered similar to the Merger; and (xiv) conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.


      Houlihan Lokey used several methodologies to assess the fairness of the Merger Consideration from a financial point of view. In connection with the Houlihan Lokey Opinion, Houlihan Lokey arrived at (i) an estimate as to the enterprise value and the resulting net equity value of the Partnership and (ii) the value of the Class A and Class B Units.

      The enterprise value and the resulting net equity value of the Partnership was determined by utilizing a net asset value approach (the "Net Asset Value Analysis"), a market comparison value approach (the "Market Comparison Value Analysis"), and a discounted cash flow value approach (the "Discounted Cash Flow Value Analysis"). After the enterprise and net equity values of the Partnership were determined, Houlihan Lokey analyzed the specific rights and privileges of the Class A and Class B Units together with the enterprise and net equity values and arrived at an estimate of value for the Class A and Class B Units. This valuation analysis, along with a public trading price value analysis (the "Public Trading Price Value Analysis"), provided a basis of comparison to the Merger Consideration. The following is a summary of the financial analyses utilized by Houlihan Lokey, and does not purport to be a complete description of the analyses performed by Houlihan Lokey.

Determination of Enterprise and Net Equity Values

      Net Asset Value Analysis. One methodology was a Net
Asset Value Analysis, in which Houlihan Lokey performed an analysis of the value of the Partnership's underlying assets and liabilities under a sale/liquidation scenario. This approach allowed Houlihan Lokey to determine the net equity value of the business by first determining the value of the Partnership's assets and then subtracting the value of the Partnership's liabilities.


      The Partnership's primary assets include the six hotel and resort Properties it owns and operates and various current assets. The Partnership's primary liabilities include its interest bearing debt and various current liabilities. The value of the Properties was $86,760,000, as determined by the Appraisals. PKF also performed an analysis of the six Properties on a portfolio basis and determined there would be no material difference in value upon a portfolio basis versus an individual property basis. Furthermore, the Partnership had current assets of approximately $6,500,000, interest bearing debt of $52,300,000 and current liabilities of approximately $7,200,000. The net result of these asset and liabilities values was an equity value of approximately $33,800,000.

      Since the Net Asset Value Analysis is predicated on a sale of the Properties or liquidation of the business, various costs associated with such sale or liquidation must be factored into determining net equity value. These costs, which are incurred by the Partnership pursuant to the Partnership Agreement, management agreements and license/franchise agreements, include a fee associated with cancellation of management in the amount of approximately $5,800,000, a disposition fee in the amount of approximately $900,000 and a license agreement termination fee of approximately $500,000. Finally, the General Partner is entitled to a net 1.99% of the equity value available for distribution or approximately $500,000 under this scenario. The result of these adjustments produces a net equity value available for limited partners of approximately $26,200,000.





      Market Comparison Value Analysis.

      An alternative methodology was a Market Comparison Value Analysis, which considered the capitalization multiples for certain income and cash flows of a peer group of companies. The peer group of companies was based on an analysis of dozens of publicly traded hotel companies. After a review of such hotel companies, seven were determined to be the most representative for comparative purposes. The comparable companies selected were Amerihost Properties, Inc., CapStar Hotel Co., Equity Inns, Inc., ShoLodge, Inc., Supertel Hospitality, Inc., Winston Hotels, Inc., and Wyndham Hotel Corp. Houlihan Lokey then applied a selected capitalization multiple to the Partnership's representative income and cash flows to determine an indication of the value of the Partnership. Such selected capitalization multiples were based on a comparative financial analysis of the Partnership and the peer group of companies. In this analysis, the operational results of the Partnership were compared to certain publicly available financial and operating data of the comparable public companies. For each of the comparable public companies, Houlihan Lokey analyzed, among other things, market value, interest-bearing debt, cash flow, and earnings before interest, taxes, depreciation and amortization ("EBITDA"). On a latest twelve month basis, the comparable public companies exhibited multiples of cash flow in the range of 6.1 to 27.6, with a median of 12.3, and multiples of EBITDA in the range of 6.6 to 16.0, with a median of 12.0.


      Houlihan Lokey then made a determination of the relative risks associated with the business of the Partnership versus those of the comparable public companies, and made a conclusion regarding the appropriate relative multiples for the operating results of the Partnership. Because of the lack of truly comparable companies due to the inherent differences between the business and size of the Partnership and the business and size of the comparable public companies, Houlihan Lokey believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly made professional judgments regarding the differences between the Partnership and the comparable public companies that would impact the appropriate multiples and discount rate and thus the value of the Partnership. Such comparative analyses formed the basis for Houlihan Lokey's selection of multiples for the Partnership, which it determined to be 6.0 times representative cash flow and
8.0 times representative EBITDA.

      In utilizing this valuation approach, Houlihan Lokey multiplied the Partnership's latest twelve months cash flow of approximately $4,800,000 times the selected cash flow multiple of
6.0 to arrive at an equity value of approximately $28,800,000. Furthermore, Houlihan Lokey multiplied the Partnership's latest twelve months EBITDA of approximately $10,000,000 times the selected EBITDA multiple of 8.0 to arrive at an enterprise value for the business of approximately $80,000,000. Since EBITDA reflects a cash flow stream prior to debt service, interest bearing debt must be subtracted from this approach to arrive at an equity value. Consequently, $52,300,000 of debt is subtracted from the total enterprise value of approximately $80,000,000 to arrive at an equity value of approximately $27,700,000.

      In contrast to the Net Asset Value Analysis, the Market Comparison Value Analysis is not predicated upon a sale of the Properties or liquidation of the business; consequently, the various costs (e.g. license agreement termination fee, etc.) discussed in the Net Asset Value Analysis are not subtracted from the calculated equity value under the Market Comparison Value Analysis. However, since RHM is proposing a transaction whereby the Partnership will continue as a going concern but will be taken private, certain cost savings associated with going private can accrue to RHM. Based upon a discussion with management regarding such potential cost savings, Houlihan Lokey determined that approximately $3,000,000 of incremental value should be added to the Market

Comparison Value Analysis. This provides a range of equity values of approximately $30,700,000 to $31,800,000. Houlihan Lokey then subtracted the General Partner's net 1.99% ownership position, or approximately $600,000, which resulted in a net equity value available for limited partners in the range of approximately $30,100,000 to $31,200,000.


      Discounted Cash Flow Value Analysis.

      An additional methodology was a Discounted Cash Flow Value Analysis, in which Houlihan Lokey analyzed the forecasted and projected financial information provided by management of the Partnership for the years 1997 through 1999. These forecasts and projections were analyzed in light of historical results, discussions with management and a review of general industry trends. Houlihan Lokey determined an indicated value of the Partnership based upon the net present value of the sum of the discounted stream of projected cash flows and the discounted projected terminal value of the Partnership based upon a range of market-based, risk adjusted capitalization multiples. Discount rates and market capitalization multiples were determined based upon discount rates and market capitalization multiples for comparable companies and the risk associated with achieving these forecasts and projections. The Houlihan Lokey analysis used discount rates ranging from 9.5% to 11.5% and terminal EBITDA multiples of 6.0 to 8.0.


      The Discounted Cash Flow Analysis resulted in an enterprise value of the Partnership of approximately $78,000,000. Since the forecasts and projections utilized represented cash flows prior to debt service, interest bearing debt was subtracted from this indication of total value to arrive at an equity value. Subtracting the Partnership's $52,300,000 of debt resulted in an equity value of approximately $25,700,000. Similar to the going concern assumption with the Market Comparison Value Analysis, no additional costs (e.g. license agreement termination fees) were deducted in this approach, but the approximately $3,000,000 of cost savings were added and the $600,000 of general partnership interests (representing the General Partner's 1.99% interest) were deducted to arrive at an equity value available for limited partners in the amount of approximately $28,100,000.


Determination of Class A Unit and Class B Unit Valuations


      The Net Asset Value, Market Comparison Value and Discounted Cash Flow Value Analyses resulted in a range of net equity values available for limited partners of approximately $26,200,000 to $31,200,000. Houlihan Lokey then determined the fair market value of Class A and Class B Units based upon the specific rights and privileges of each security. This analysis considered the fair market value of the Class A and Class B Units based upon, among other things, a sale of the Partnership or its assets during the Class B Unit Conversion period and thereafter, and a discounted cash flow of the projected value to be received by the Class B Units upon conversion.

      Pursuant to the Partnership Agreement, the Class B Units are entitled to convert into Class A Units on a specific schedule over the next four years based upon a conversion value of $20.00 of Class A Units at the then market price for Class A Units. Consequently, the 950,000 outstanding Class B Units can be valued based on a discounted cash flow analysis reflecting the projected stream of converted Class B Units into $20.00 of Class A Unit value over the next four years. These projected conversion values were discounted at a risk adjusted rate, reflecting the short-term nature of the conversion time period and limited risk associated with receiving the $20.00 of Class A Unit value. This analysis resulted in an aggregate value of the Class B Units in the amount of just over $17,000,000, or $17.93 per Class B Unit based on 950,000 Class B Units outstanding, and assumes that all Class B Units would ultimately convert into Class A Units.

      Subtracting the aggregate Class B Unit value of approximately $17,000,000 from the total net equity value of approximately $26,200,000 to $31,200,000 resulted in a Class A Unit value of approximately $9,200,000 to $14,200,000, or $1.72 to $2.66 per Class A Unit, based on 5,340,214 Class A Units outstanding.

      Furthermore, the value of the Class B Units was also analyzed assuming a hypothetical sale of the Partnership (at various points in time) prior to the Class B Unit Conversion of all the Class B Units into Class A Units. Under this analysis, the Class B Units which did not convert into Class A Units prior to the sale of the Partnership have nominal value due to the level of the unpaid Cumulative Minimum Annual Distributions, which upon sale or liquidation must be paid to Class A Unitholders, including those who previously held Class B Units and converted into Class A Units. As of December 31, 1996, the unpaid Cumulative Minimum Annual Distributions owed to the Class A Unitholders at sale or liquidation of the Partnership was in excess of $68,000,000. This analysis produced a value for the Class A Units in the range of approximately $1.99 to $2.84 per Class A Unit.

      In determining the relevant range for the Class A Units, Houlihan Lokey considered a number of factors, including as mentioned above the full and/or partial conversion of the Class B Units pursuant to the Class B Unit Conversion as well as the impact of the accrued Cumulative Minimum Annual Distributions. The concluded relevant range for the Class A Units was $1.72 to $2.84 per Class A Unit.


      Public Trading Price Value Analysis. Finally, a Public Trading Price Value Analysis of the Partnership's Class A Units was considered in Houlihan Lokey's analysis. The Merger Consideration of $3.10 per Class A Unit and $20.00 per Class B Unit agreed upon in the Merger Agreement superseded a December 18, 1996 offer of $2.35 per Class A Unit and $16.80 per Class B Unit. On December 17, 1996, the day prior to such offer, the high and low sales price of the Class A Units was $1.50. Based upon a 20-day moving average, as of December 17, 1996, the Class A Unit price of the Partnership was approximately $1.43 per Class A Unit. The post-announcement Class A Unit price of the Partnership was approximately $1.93 per Class A Unit, based upon a 20-day moving average as of January 21, 1997. Prior to the announcement of the Merger Consideration agreed upon in the Merger Agreement, the Class A Unit price of the Partnership was approximately $2.21 per Class A Unit, based upon a 20-day moving average as of May 2, 1997. The Partnership is less actively traded than most of the comparable public companies, as indicated by an average daily trading volume of only 1,000 Class A Units for the month prior to the initial announcement of the Merger, compared to a median of 18,210 shares for the comparable public companies.


      The aforementioned analyses required studies of the overall market, economic and industry conditions in which the Partnership operates, and the Partnership's operating results and distributions to the Class A and Class B Unitholders. Research into, and consideration of, these conditions were incorporated into the analyses.

      In preparing the Houlihan Lokey Opinion, Houlihan Lokey relied and assumed, without independent verification, upon the accuracy and completeness of all the financial and other information (including financial forecasts and projections) supplied or otherwise made available to it by the General Partner and that such information was reasonably prepared and reflected the best currently available estimates of the future financial results and conditions of the Partnership and the Properties and that there had been no material change in the assets, financial condition, business or prospects of the Partnership and the Properties since the date of the most recent financial statements provided to Houlihan Lokey. Houlihan Lokey did not make an independent appraisal of any of the Properties. The Houlihan Lokey Opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of the Houlihan Lokey Opinion.

      Houlihan Lokey did not and was not engaged or requested to initiate any discussions with third parties or to solicit any third-party indications with respect to a possible acquisition of the Partnership or all or a portion of the Class A and Class B Units. Furthermore, Houlihan Lokey did not and was not requested to negotiate the terms of the Merger Agreement or to advise the General Partner or the Partnership with respect to alternatives with respect to the Merger, and Houlihan Lokey did not make any recommendations as to the form or amount of consideration to be paid. The terms of the Merger Agreement, including the form and amount of consideration, were determined on the basis of arm's-length negotiations between the Special Committee and RHM.

      In the Houlihan Lokey Opinion, Houlihan Lokey made its determination as to the fairness, from a financial point of view, of the Merger Consideration on the basis of the analyses described above. No restrictions or limitations were imposed by the General Partner upon Houlihan Lokey with respect to the investigation made or the procedures followed in rendering its opinion. The Houlihan Lokey Opinion is not intended to be and does not constitute a recommendation to any Public Unitholder as to whether to accept the Merger Consideration to be received by such Public Unitholder in connection with the Merger Agreement.

      Houlihan Lokey has advised the General Partner and the Partnership that it used several methodologies to assess the fairness, from a financial point of view, of the Merger Consideration. In each of the analyses, the estimated value of an unaffiliated Unit was lower than the Merger Consideration, leading Houlihan Lokey to conclude that the Merger Consideration is fair to the Public Unitholders from a financial point of view.

      The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey has advised the General Partner and the Partnership that it did not attribute any particular weight to any analysis or factor considered by it, but rather made the qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or portions of this summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses undertaken by it in connection with the Houlihan Lokey Opinion. Houlihan Lokey has advised the Special Committee, the General Partner and the Partnership that in its analyses, Houlihan Lokey made numerous assumptions with respect to the General Partner, the Partnership, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the General Partner and the Partnership. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


Appraisals


      Arthur Andersen was engaged by the Partnership to appraise the real estate portfolio of the Partnership and has delivered a written summary of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of the Partnership's portfolio as of January 1, 1997. The Partnership selected Arthur Andersen to provide the appraisal because of its experience and reputation in connection with real estate assets, and particularly because of its experience in appraising the Properties on behalf of the Partnership's bank lender. The Appraisals, which contain a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, were filed with the Commission as an exhibit to the Schedule 13E-3 and are incorporated herein by reference. Certain of the material assumptions, qualifications and limitations to, and the material analyses and conclusions of, the Appraisals are described below.


      Summary of Methodologies. At the request of the Partnership, Arthur Andersen evaluated the Partnership's portfolio of real estate utilizing the income approach and the sale comparison approach to valuation. Appraisers typically use up to three approaches in valuing real property: (i) the cost approach, (ii) the income approach and (iii) the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimated by the cost approach incorporates separate estimates for the value of the unimproved site and the replacement cost of improvements, less observed physical wear and tear and functional or economic obsolescence. The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income or free cash flow is used to obtain a reference value through either a direct capitalization or a discounted cash flow analysis, or a combination of these two methods. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. Arthur Andersen relied principally on the income approach because of the adequacy of available reliable data and the view of Arthur Andersen that this approach was the prevalent method relied upon by market participants. The sales comparison approach was also used, but primarily as a secondary indicator of the reliability of the results obtained through the income approach. Arthur Andersen did not rely upon the cost approach at all, based on Arthur Andersen's view that this method would be less reliable given the significant depreciation and external obsolescence present at the subject Properties.

      While the appraisals were prepared for each Partnership's entire real estate portfolio, Arthur Andersen analyzed the individual Properties in the real estate portfolio of each Partnership by, among other things, (i) making an on-site inspection of each property, (ii) interviewing on-site management of each property, (iii) evaluating general economic conditions of the market area in which each property was situated in order to assess future demand, (iv) identifying, visiting and interviewing management of competitive hospitality properties for each of the Properties, (v) interviewing zoning and building officials, local planners, highway department officials, property assessors and other persons with respect to each property, (vi) preparing supply and demand analyses with respect to each property, (vii) reviewing statistics with respect to sales and transfers of properties deemed comparable to the Properties and (viii) evaluating the projected cash flow and income of each property. In its interviews with management, Arthur Andersen obtained and evaluated information relating to the condition of each property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

      Income Approach. Arthur Andersen determined a reference value of the Properties based upon their estimated income, expenses and free cash flow for a ten year period ending 2006, and discounting such cash flows and an assumed terminal value of the Properties at discount rates of 12% to 15%. The discount rates were based on Arthur Andersen's review and judgment as to long-term investor return requirements for investments in hospitality and similar properties. Terminal capitalization rates of 10% to 12.5% were used by Arthur Andersen based on Arthur Andersen's review of sales of hospitality properties. Where appropriate, the capitalization rate used for an individual property was adjusted to reflect valuation factors unique to the property, such as age, overall quality and recent improvements.

      Sales Comparison Approach. Arthur Andersen compiled transaction data involving properties similar in type to the Properties by interviewing sources in local markets to identify recent sales of hospitality properties, reviewing publicly available information on acquisitions of self storage properties, reviewing information provided by management, and contacting industry sources. Using this data, Arthur Andersen performed a comparable sales analysis based upon price per room, which was then adjusted to reflect differences between the Properties and the comparable properties.

      Conclusions. Based on the valuation methodologies described above, Arthur Andersen assigned a value to the portfolio of real property assets of each Partnership. The following table sets forth the final portfolio value conclusion of Arthur Andersen with respect to each of the Partnerships.

Property               Location             Rooms        Appraised Value
Aurora Inn            Aurora, OH             69             $4,560,000

Aurora Inn (Pine    Chagrin Falls, OH      8 cabins          2,600,000
Lake Trout Club)

Clarion Fourwinds   Bloomington, IN          126             8,030,000
Resort and Marina

Regal McCormick     Scottsdale, AZ           125            13,770,000
Ranch

Sheraton Inn        Cheektowaga, NY          293            14,000,000
Buffalo Airport

Sheraton Inn         Kissimmee, FL           651            28,000,000
Lakeside

Regal University      Durham, NC             322            15,800,000
Hotel
                                                            ==========
                                                  Total    $86,760,000

      Assumptions, Limitations and Qualifications of Portfolio Appraisals. The Appraisals reflect Arthur Andersen's valuation of the Properties of the Partnership as of January 1, 1997, in the context of the information available on such date as well as the operating information available as of March 31, 1997. Events occurring after January 1, 1997, and before the closing of the Merger could affect the Properties or assumptions used in preparing the Appraisals. Arthur Andersen has no obligation to update the Appraisals. In connection with preparing the Appraisals, Arthur Andersen was not engaged to, and did not, prepare any written report or compendium of its analysis for internal or external use beyond the Appraisals.

      Compensation and Material Relationships. The Partnership paid Arthur Andersen a fee of $10,000 in connection with the preparation of the Appraisals. In addition, Arthur Andersen is entitled to reimbursement for reasonable travel and out-of-pocket expenses incurred in making site visits and preparing the Appraisals, and is entitled to indemnification against certain liabilities, including certain liabilities under federal securities laws. Such fees were negotiated between the Partnership and Arthur Andersen and payment thereof is not dependent upon completion of the Merger. As noted above, Arthur Andersen has in the past rendered appraisals of the Properties on behalf of the Partnership's bank lender.


PKF Report

      PKF was retained by the Special Committee to determine if there was any additional value to the Partnership as a result of holding a portfolio of properties that might be purchased as a whole. In preparing the PKF Report, PKF reviewed the Appraisals and interviewed representatives of various enterprises involved in the acquisition of portfolios of properties. The PKF Report concluded that a typical "willing and knowledgeable investor" would not pay a premium over the sum of the individual property values for this group of hotels. The PKF Report was filed with the Commission as an exhibit to the Schedule 13E-3 and is incorporated herein by reference.


Certain Projections of the Partnership


     The Partnership provided RHM, the Special Committee and Houlihan Lokey with certain projected financial data for the years 1997 through 1999, inclusive. The projected financial data were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and are included in this Proxy Statement only because they are available to Houlihan Lokey, the Partnership, the General Partner, RHM and its affiliates. Neither Houlihan Lokey's, RHM's, Regal's, the General Partner's nor the Partnership's independent auditors, KPMG Peat Marwick LLP, examined, compiled or applied any procedures with respect to the projected financial data and express no opinion or any kind of assurance thereon. Neither Houlihan Lokey, RHM, the Partnership, the General Partner, Regal nor any of their respective affiliates or advisors assumes any responsibility for the reasonableness or completeness of the projected financial data. While presented with numerical specificity, the projected financial data are based on a variety of assumptions relating to the business of the Partnership (some of which are listed below) that, although considered appropriate by the Partnership at one time, may not be realized. Moreover, the projected financial data, and the assumptions upon which they are based, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Partnership. Consequently, the projected financial data and the underlying assumptions are necessarily speculative in nature and inherently imprecise, and there can be no assurance that projected financial results will be realized. It is expected that there will be differences between actual and projected results and actual results may vary materially from those shown. Neither Houlihan Lokey, RHM, the Partnership, the General Partner, Regal nor any of their respective affiliates or advisors intends to update or otherwise revise the projected financial data. The inclusion of the projected financial data herein should not be regarded as an indication that Houlihan Lokey, RHM, the Partnership, the General Partner, Regal or any of their respective affiliates or advisors considers it an accurate prediction of future results. Class A Unitholders are cautioned not to place undue reliance on the projections, which should be read together with the information relating to the business, assets and financial condition of the Partnership included herein. See "The Partnership," "Summary Financial Data" and "Index to Financial Statements."

      Set forth below is a summary of the projected financial data prepared by the Partnership and provided to RHM, the Special
Committee and Houlihan Lokey.


                     AIRCOA HOTEL PARTNERS, L.P.
             PROFIT PROJECTION (dollars shown in $000's)
                                 1997

                McCormick               Pine  Sheraton        Regal
                    Ranch    Aurora     Lake   Buffalo   University
                    -----    ------     ----   -------   ----------
Available Rooms       125        69        8       292          313
Annual Available
Rooms              45,625    25,185    2,920   106,580      114,245
# Of Occupied
Rooms              35,360    16,875    2,365    90,697       80,902
Annual Average
 Occupancy             78%       67%      81%       85%          71%
Average Daily Rate:   130        96       33        69           74
                   ---------------------------------------------------

Departmental
Sales:
  Rooms             4,596     1,613       79     6,252        5,788
  Food & Beverage   3,335     1,293      475     2,704        2,314
  Telephone           245        46        0       167          213
  Other Departments 1,502       135      630        24            0
  Other Income        245        21        5        56           69

Total Sales         9,923     3,108    1,189     9,203        8,385
                   ---------------------------------------------------

Direct Operating
Expenses:
  Rooms               919       282       12     1,503        1,632
  Food & Beverage   2,135       840      367     1,725        1,851
  Telephone           116        36        0        78          127
  Other Departments 1,225        70       34        45            0

Gross Operating
Income:             5,527     1,880      776     5,852        4,774
                   ---------------------------------------------------

Undistributed
Expenses:
  Administrative
  & General           863       370      184      811           887
  Marketing           921       258       30      867           883
  Energy Costs        348       185       51      678           369
  Operations &
  Maintenance         399       140       91      524           441

Total Undistrib-
butable Exp:        2,531       953      356    2,880         2,580
                   ---------------------------------------------------

Gross Operating
Profit              2,996       927      420    2,972         2,194
                   ---------------------------------------------------

Fixed Charges:
  Base Management
  Fees                397       124       48      368           335
  Rent, Tax,
  Insur, Other        657        48       16      765           263
  Interest            464       191      187      917           508
  Depreciation &
  Amortization        429       155       81      803           817

Pre-Tax Net
Income1              ,049       408       88      119           271
                   ===================================================




                      Clarion    Sheraton                  Home
                   Fourwindss    Lakeside        Total   Office    Total
                   ----------    --------        -----   ------    -----
Available Rooms           126         651        1,584
Annual Available
Rooms                  45,990     237,615      578,160
# Of Occupied
Rooms                  21,656     203,398      451,253
Annual Average
 Occupancy                 47%         86%          78%
Average Daily Rate:        79          53           69
                   -----------------------------------------------------

Departmental
Sales:
  Rooms                 1,710      10,752       30,790            30,790
  Food & Beverage       1,375       2,025       13,521            13,521
  Telephone                42         291        1,004             1,004
  Other Departments     2,375         765        5,431             5,431
  Other Income             40         510          946               946

Total Sales             5,541      14,343       51,692            51,692
                   -----------------------------------------------------

Direct Operating
Expenses:
  Rooms                   359       3,268        7,976          7,976
  Food & Beverage         954       1,546        9,419             9,419
  Telephone                31         167          555               555
  Other Departments       631         487        2,492             2,492

Gross Operating
Income:                 3,566       8,875       31,250            31,250
                   -----------------------------------------------------

Undistributed
Expenses:
  Administrative
  & General               705       1,115        4,935      932    5,867
  Marketing               420       1,355        4,734             4,734
  Energy Costs            225         753        2,609             2,609
  Operations &
  Maintenance             325         930        2,850             2,850

Total Undistrib-
butable Exp:            1,675       4,153        15,128     932   16,060
                   -----------------------------------------------------

Gross Operating
Profit                  1,891       4,722        16,122    -932   15,190
                   -----------------------------------------------------

Fixed Charges:
  Base Management
  Fees                    222         574         2,068            2,068
  Rent, Tax,
  Insur, Other            415         608         2,772            2,772
  Interest                520       1,713         4,500    -120    4,380
  Depreciation &
  Amortization            507       1,814         4,606            4,606

Pre-Tax Net
Income1                   227          13         2,176    -812    1,364
                   =====================================================

                     AIRCOA HOTEL PARTNERS, L.P.
             PROFIT PROJECTION (dollars shown in $000's)
                                 1998

                McCormick               Pine  Sheraton        Regal
                    Ranch    Aurora     Lake   Buffalo   University
                    -----    ------     ----   -------   ----------
Available Rooms       125        69        7       292          313
Annual Available
 Roo               45,625    25,185    2,555   106,580      114,245
# Of Occupied
Rooms (w/Comps)    35,588    16,875    2,120    88,567       80,551
Annual Average
Occupancy              78%       67%      83%       83%          71%
Average Daily Rate    138        95       34        74           78
                   -------------------------------------------------

Departmental
Sales:
  Rooms             4,893     1,595       72     6,594        6,249
  Food & Beverage   3,420     1,350      505     2,784        2,442
  Telephone           249        50        0       160          227
  Other Departments 1,580       100      665       026            0
  Other Income        315        20        6        60           74

  Total Sales      10,457     3,115    1,248     9,624        8,990
                   -------------------------------------------------

Direct Operating
Expenses:
  Rooms               985      285        10     1,556        1,687
  Food & Beverage   2,295      874       390     1,760        1,880
  Telephone           135       39         0        73          136
  Other Departments 1,209       60        36        47            0

Gross Operating
Income:             5,833    1,857       812     6,188        5,287
                   -------------------------------------------------

Undistributed
Expenses:
  Administrative &
  General             890      380       190       840          917
  Marketing           960      250        36       905          944
  Energy Costs        378      195        56       694          405
  Operations &
  Maintence           470      144       100       550          495

Total Undistri-
butable Exp:        2,698      969       382     2,989        2,760
                   -------------------------------------------------


Gross Operating
Profit:             3,135      888       430     3,199        2,527
                   -------------------------------------------------

Fixed Charges:
Base Management
  Fees:               418      125        50       385          360
  Rent, Tax, Insur,
  Other               701       50        17       803          260
  Interest            464      191       187       917          508
  Depreciation &
  Amortization        429      155        81       803          817

Pre-Tax Net
Income              1,123      367        95       291          583
                   =================================================





                     Clarion    Sheraton                  Home
                   Fourwinds    Lakeside        Total   Office    Total
                   ---------    --------        -----   ------    -----
Available Rooms          126         651        1,593
Annual Available
 Roo                  45,990     237,615      577,795
# Of Occupied
Rooms (w/Comps)       22,576     205,537      451,814
Annual Average
Occupancy                 49%         87%          78%
Average Daily Rate        80          57           73
                   -----------------------------------------------------

Departmental
Sales:
  Rooms                1,806      11,644       32,853            32,853
  Food & Beverage      1,444       2,148       14,093            14,093
  Telephone               44         302        1,032             1,032
  Other Departments    2,493         822        5,686             5,686
  Other Income            42         534        1,051             1,051

  Total Sales          5,829      15,450       54,714            54,714
                   -----------------------------------------------------

Direct Operating
Expenses:
  Rooms                  377       3,419        8,319             8,319
  Food & Beverage        993       1,611        9,803             9,803
  Telephone               32         172          587               587
  Other Departments      664         507        2,523             2,523

Gross Operating
Income:                3,763       9,741       33,482            33,482
                   ----------------------------------------------------

Undistributed
Expenses:
  Administrative &
  General                715       1,151        5,083      200    5,283
  Marketing              426       1,475        4,996             4,996
  Energy Costs           234         781        2,743             2,743
  Operations &
  Maintence              331         942        3,031             3,031

Total Undistri-
butable Exp:           1,705       4,349       15,852      200   16,052
                   ----------------------------------------------------


Gross Operating
Profit:                2,058       5,392       17,629     -200   17,429
                   ----------------------------------------------------

Fixed Charges:
Base Management
  Fees:                  233         618        2,189             2,189
  Rent, Tax, Insur,
  Other                  436         638        2,905             2,905
  Interest               520       1,713        4,500     -110    4,390
  Depreciation &
  Amortization           507       1,814        4,606             4,606

Pre-Tax Net
Income                   362         609        3,430      -90    3,340
                   ====================================================

                     AIRCOA HOTEL PARTNERS, L.P.
             PROFIT PROJECTION (dollars shown in $000's)
                                 1999

                 McCormick               Pine  Sheraton        Regal
                     Ranch    Aurora     Lake   Buffalo   University
                     -----    ------     ----   -------   ----------
Available Rooms        125        69        6       292          313
Annual Available
Rooms               45,625    25,185    2,190   106,580      114,245
Of Occupied Rooms
(w/Comps)           34,675    17,377    1,840    86,863       82,967
Annual Average
Occupancy               75%       69%      84%       82%          73%
Average Daily Rate:    139        97       35        77           81
                   --------------------------------------------------

Departmental
Sales:
  Rooms              4,811     1,685       64     6,688        6,749
  Food & Beverage    3,595     1,425      530     2,868        2,564
  Telephone            255        53        0       184          238
  Other Departments  1,602       103      698        27            0
  Other Income         315        25        7        62           78

  Total Sales       10,578     3,291    1,299     9,829        9,629
                   --------------------------------------------------

Direct Operating
Expenses:
  Rooms                975       295        8     1,551        1,755
  Food & Beverage    2,365       918      407     1,810        1,948
  Telephone            147        42        0        84          143
  Other Departments  1,250        62       38        48            0

Gross Operating
Income:              5,841     1,974      846     6,336        5,783
                   --------------------------------------------------

Undistributed
Expenses:
  Administrative &
  General              915       395      200       860        1,011
  Marketing            985       260       40       937        1,059
  Energy Costs         417       207       60       720          433
  Operations &
  Maintence            499       150      110       570          530

Total Undistri-
butable Exp:         2,816     1,012      410     3,087        3,033
                   --------------------------------------------------

Gross Operating
Profit:              3,025       962      436     3,249        2,750
                   --------------------------------------------------

Fixed Charges:
  Base Management
  Fees                 423       132       52       393          385
  Rent, Tax, Insur,
  Other                709        53       18       843          273
  Interest             464       191      187       917          508
  Depreciation &
  Amortization         429       155       81       803          817

Pre-Tax Net
Income               1,000       431       98       292          767
                   ==================================================




                     Clarion    Sheraton                  Home
                   Fourwinds    Lakeside        Total   Office    Total
                   ---------    --------        -----   ------    -----
Available Rooms          126         651        1,582
Annual Available
Rooms                 45,990     237,615      577,430
Of Occupied Rooms
(w/Comps)             23,496     205,537      452,755
Annual Average
Occupancy                 51%         87%          78%
Average Daily Rate:       81          60           75
                   ----------------------------------------------------

Departmental
Sales:
  Rooms                1,903     12,229        34,129            34,129
  Food & Beverage      1,516      2,255        14,753            14,753
  Telephone               46        312         1,088             1,088
  Other Departments    2,618        874         5,922             5,922
  Other Income            44        555         1,087             1,087

  Total Sales          6,128     16,225        56,979            56,979
                   ----------------------------------------------------

Direct Operating
Expenses:
  Rooms                  398      3,519         8,501             8,501
  Food & Beverage      1,032      1,664        10,145            10,145
  Telephone               34        178           627               627
  Other Departments      683        529         2,610             2,610

Gross Operating
Income:                3,981     10,335        35,096            35,096
                   ----------------------------------------------------

Undistributed
Expenses:
  Administrative &
  General                750      1,185         5,316      210    5,526
  Marketing              248      1,539         5,068             5,068
  Energy Costs           347        802         2,987             2,987
  Operations &
  Maintence              443      1,004         3,305             3,305

Total Undistri-
butable Exp:           1,788      4,530        16,677      210   16,887
                   ----------------------------------------------------

Gross Operating
Profit:                2,192      5,805        18,420     -210   18,210
                   ----------------------------------------------------

Fixed Charges:
  Base Management
  Fees                   245        649         2,279             2,279
  Rent, Tax, Insur,
  Other                  457        670         3,023             3,023
  Interest               520      1,713         4,500     -100    4,400
  Depreciation &
  Amortization           507      1,814         4,606             4,606

Pre-Tax Net
Income                   463        959         4,011     -110    3,901
                   ====================================================


Structure of the Merger

      At the Effective Time, (i) each issued and outstanding Class A Unit, other than those held by Regal Holdings or any direct or indirect subsidiary of Regal Holdings, shall be cancelled, extinguished and retired and will be converted into the right to receive $3.10 in cash, without interest, (ii) each issued and outstanding Class B Unit, other than those held by Regal Holdings or any direct or indirect subsidiary of Regal Holdings, shall be cancelled, extinguished and retired and will be converted into the right to receive $20.00 in cash, without interest, (iii) each outstanding Unit which is owned by Regal Holdings or any direct or indirect subsidiary of Regal Holdings shall be and remain a unit of limited partner interest in the Partnership; (iv) each outstanding partnership interest, general or limited, of Regal shall be cancelled, extinguished and retired, and no payment shall be made thereon; (v) Regal shall cease to exist; and (vi) the General Partner's general partnership interest in the Partnership shall be and remain a general partnership interest in the Partnership. The Partnership has been informed by RHM that, following the

Merger, it intends to retain the Partnership's current management and continue to manage the Partnership as an ongoing business in the same general manner as it is now being conducted.


      Because RHM and its affiliates, which together own approximately 71.0% of the Class A Units and approximately 93.6% (with 100% voting control) of the Class B Units, intend to vote such Units "FOR" approval of the Merger Agreement at the Special Meeting, the Partnership expects that the Merger and the Merger Agreement will be approved. The Partnership expects that the
Merger will be consummated on September   , 1997, or as
promptly as practicable thereafter, assuming that the conditions to the Merger set forth in the Merger Agreement have been satisfied or, if permissible, waived. See "The Merger Agreement -- Conditions to the Merger."



Interests of Certain Persons in the Merger; Conflicts of Interest

      Class A Unitholders should be aware that management and certain persons associated with the General Partner have certain interests which may present them with actual or potential conflicts of interest in connection with the Merger.


      RHM is interested in the outcome of the Merger in that, following the Merger, it and its affiliates would be the sole owners of the Partnership. As sole owners, RHM and its affiliates would bear the total risk of the Partnership's operations but would also receive the entire benefit, if any, arising from pursuit of the various opportunities described under "Summary -- Reasons for the Merger." RHM also would be able to consolidate the Partnership's operations more fully with those of its other owned and managed properties without introducing issues with respect to potential conflicts of interest, and to realize potential operating synergies therefrom. If the Partnership were sold to an unrelated third party, RHM would not have any further participation in any such opportunities, while, if the current ownership structure were maintained, it would share any such benefits with the Public Unitholders.

      The General Partner and the senior management of the Partnership have certain interests that may present them with actual or potential conflicts of interest. Among these are that
(i) the General Partner is controlled by Regal Holdings, an indirect parent of RHM, (ii) the current General Partner is expected to remain in its current role subsequent to the Merger, and (iii) the current senior management of the Partnership and the General Partner are expected to remain in their positions following the Merger. Each of the Partnership and the Special Committee was advised by separate legal counsel from that of RHM and Regal in connection with the Merger.


      It is expected that each of the current officers and key employees of the Partnership will continue as officers and employees of the Partnership after the Merger. None of the current officers and key employees of the Partnership beneficially own any Units. No executive officer or key employee of the Partnership owns any equity interest in Regal Holdings or RHM.


Relationships Between the Parties

      Except as set forth in this Proxy Statement, there are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between the Partnership, on the one hand, and RHM and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, or sale or other transfer of a material amount of assets of the Partnership. However, in the future, the Partnership's management may review additional information about the Partnership and, upon completion of any such review, may propose or develop additional or new plans or proposals or may propose the acquisition, disposition or refinancing of assets or other changes in the Partnership's business, structure, capitalization, management or distribution policy which they consider to be in the best interests of the Partnership and its partners.

Plans for the Partnership After the Merger


      The Partnership has been informed by RHM that, following the Merger, RHM intends to cause the business and operations of the Partnership to continue to be conducted by the Partnership substantially as they are currently being conducted. Regal Holdings will, however, continue to evaluate the business and operations of the Partnership after the consummation of the Merger and will continue to take such actions as are deemed appropriate by RHM and its affiliates, under the circumstances then existing, to maximize the profitability of the Partnership. The Partnership has also been informed by Regal Holdings and its affiliates, which collectively control approximately 71.0% of the Class A Units and approximately 93.6% (with 100% voting control) of the Class B Units (and thus have the ability to determine each matter submitted to a vote of limited partners), that they intend to vote the Class A Units controlled by them against any proposal to liquidate the assets of the Partnership made in the foreseeable future.

      Except for the Merger and as otherwise described in this Proxy Statement, none of Century City, RHM, the General Partner or Regal has any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Partnership or sale or transfer of a material amount of assets involving the Partnership or any other change in the Partnership's structure or business or the composition of its management. However, in the future, RHM, its affiliates and the Partnership's management will continually review additional information about the Partnership and, upon completion of any such review, may propose or develop additional or new plans or proposals or may propose the acquisition, disposition or refinancing of assets (including, without limitation, general or limited partnership interests in one or more partnership subsidiaries of the Partnership, real estate assets held by one or more of such partnership subsidiaries and property management or asset management and related contracts in respect of properties controlled by the Partnership, one of its partnership subsidiaries or an affiliate of the Partnership), the repositioning of certain of the Properties or other changes in the Partnership's business, structure, capitalization, management or distribution policy which they consider to be in the best interests of the Partnership and its surviving partners.



Certain Effects of the Merger


      In the Merger, all of the Class A Units outstanding immediately prior to the Effective Time (other than Class A Units held by Regal Holdings and its affiliates) will be converted into the right to receive $3.10 in cash per Class A Unit, all of the Class B Units outstanding immediately prior to the Effective Time (other than Class B Units held by Regal Holdings and its affiliates) will be converted into the right to receive $20.00 in cash per Class B Unit, and the Public Unitholders will cease to have any interest in the Partnership and will therefore not share in future earnings and growth of the Partnership, if any. As a result of the Merger, RHM and its affiliates will hold the entire equity interest in the Partnership, including the entire interest in the Partnership's net earnings and book value.


      The Class A Units are currently registered under the Exchange Act. Registration of the Class A Units under the Exchange Act may be terminated upon application of the Partnership to the Commission if the Class A Units are neither listed on a national securities exchange nor held by more than 300 holders of record. Termination of registration of the Class A Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to Unitholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with Unitholder meetings and the related requirement of forwarding an annual report to Class A Unitholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Partnership. Furthermore, the ability of "affiliates" of the Partnership and persons holding "restricted securities" of the Partnership to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. Regal Holdings presently intends to cause the Partnership to apply for termination of registration of the Class A Units under the Exchange Act as soon as the requirements for such termination are met and to take all permitted actions to make the Partnership eligible for such termination.

Income Tax Consequences


      The following is a brief summary of the material federal income tax rules applicable to the Merger. The summary is for general information only and does not discuss all of the federal income tax consequences that may be relevant to a particular Unitholder or to certain Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, tax-exempt entities, life insurance companies or S corporations). The discussion set forth below is based upon the Internal Revenue Code, regulations and announcements promulgated thereunder and published rulings and court decisions, all as in effect on the date hereof and without giving effect to changes to the federal tax laws, if any, enacted after the date hereof. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH UNITHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES OF SELLING UNITS IN THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.



Gain or Loss

      A Unitholder will recognize gain or loss on the sale of Units in the Merger to the extent of the difference between the amount realized and his or her adjusted tax basis in the Units sold. The amount realized will equal the amount of cash received plus the Unitholder's share of the Partnership's liabilities (including the Partnership's share of the liabilities of partnerships in which the Partnership is a partner) (determined under Section 752 of the Internal Revenue Code and the regulations promulgated thereunder). Generally, the adjusted tax basis of a Unitholder's Units will be equal to the cost of the Units to such Unitholder, decreased by the Unitholder's share of Partnership distributions and losses, and increased by the Unitholder's share of Partnership income and Partnership liabilities (including the Partnership's share of the liabilities of partnerships in which the Partnership is a partner), as determined under Section 752 of the Internal Revenue Code and the regulations promulgated thereunder. Set forth below is a summary of certain information provided to Unitholders by the Partnership that is relevant to the calculation of a Unitholder's adjusted tax basis in its Units. THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY, AND IS NOT A SUBSTITUTE FOR INDIVIDUAL TAX ADVICE. ACCORDINGLY, UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CORRECT DETERMINATION OF THE ADJUSTED TAX BASIS OF THEIR UNITS.

              Summary of Taxable Income (Loss) and
                Per Unit Allocations 1987-1996(1)

                      Income (Loss)
                       Allocations       Distributions Per
                    Per Class A Unit       Class A Unit
                    ----------------       ------------
            1987         (0.98)                1.00
            1988         (2.92)                2.40
            1989          3.22                 4.25(2)
            1990         (0.79)                1.26
            1991         (0.63)                0
            1992         (0.29)                0
            1993         (0.02)                0
            1994         (0.03)                0
            1995         (0.13)                0
            1996          0.11                 0


-------------

(1) The amounts set forth in this table assume the Class A Unit is held for the entire year period shown.

(2) Consists of distributable cash flow of $2.35, and a capital distribution of $1.90. This was the only capital distribution ever made.

      If a Unitholder's share of the Partnership's liabilities exceed the adjusted tax basis for his or her Units, such Unitholder's realized gain will include such excess.

      Except as described below, gain or loss realized by a Unitholder who has held the Units as capital assets will be capital gain or loss and will be long-term capital gain or loss if such Units have been held for more than one year. Capital losses generally are deductible only to the extent of capital gains plus, in the case of non-corporate Unitholders, up to $3,000 of ordinary income. Capital losses realized upon the sale of Units may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.


Effect of Passive Loss Rules

      Upon the sale by a Unitholder of all his Units in the Merger, any net losses of the Partnership that were suspended under the passive loss rules of Section 469 of the Internal Revenue Code may be used to offset income and gain on such sale. If a Unitholder's suspended Partnership losses exceed the gain on the sale of Units, such loss may be applied against any income or gain of the Partnership for the current year and thereafter may be applied against any other passive activity income of such Unitholder in the current year. Thereafter, any excess suspended losses from prior years will be available to offset income and gain from any other sources.

      In the absence of a complete disposition of all the Units by a Unitholder, suspended losses of such Unitholder generally will not be deductible. However, such suspended losses will be allowed to the extent that any gain recognized on the transaction, together with other income from Partnership activities for the Unitholder's taxable year, exceeds losses from the Partnership's activities for such year.



Income Tax Consequences of the Merger on the Partnership and its Affiliates

      Pursuant to Internal Revenue Code Section 731(b), the cancellation of all Class A Units and Class B Units not currently held by RHM or its affiliates in exchange for the right to receive $3.10 per Class A Unit and $20 per Class B Unit, respectively, will not be a taxable event to the Partnership. In addition, the Merger and retirement of the Units will not be a taxable event to the continuing partners of the Partnership, RHM or its affiliates. Also, pursuant to Internal Revenue Code Sections 708, 721, 731(a) and 731(b), the Merger of Regal and the Partnership will not be a taxable event to the Partnership, its continuing partners, or any of their affiliates.



Accounting Treatment of the Merger


      The acquisition by RHM of the Units will be accounted for as an acquisition of minority ownership interests of a subsidiary in accordance with the purchase method of accounting.



Regulatory Approvals and Filings


      Except for the filings with the State of Delaware necessary to effectuate the Merger, the Partnership is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Merger as contemplated herein, or any filings, approvals or other actions by or with any domestic (federal or state), foreign governmental, administrative or regulatory agency that would be required prior to the Merger as contemplated herein. Should any such approval or other action be required, it is the Partnership's present intention to seek such approval or action. The Partnership does not presently intend, however, to delay the Merger pending the outcome of any such action or the receipt of such approval (subject to the conditions in "The Merger Agreement -- Conditions to the Merger"). There can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken, any of which would cause RHM to elect to terminate the Merger, without conversion of the Units thereunder.

      The Related Persons have filed with the Commission a
Schedule 13E-3 pursuant to the Exchange Act, furnishing certain information with respect to the Merger in addition to the information contained in this Proxy Statement, and they may file amendments to the Schedule 13E-3. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information contained in the Schedule 13E-3. For further information pertaining to the Partnership, reference is made to the Schedule 13E-3 and the exhibits and amendments thereto. See "Available Information."

                      THE PROXY SOLICITATION


Voting and Proxy Procedures

      A proxy enables a Unitholder to be represented at a meeting at which he would otherwise be unable to participate. The proxy card accompanying this Proxy Statement is solicited because each Unitholder is entitled, as a limited partner of the Partnership, to vote on matters scheduled to come before the Special Meeting.

      Units eligible to be voted and for which a proxy card in the accompanying form is properly signed, dated and returned in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken will be voted in accordance with any choice specified. The proxy card permits a specification of approval, disapproval or abstention as to the proposal described in this Proxy Statement. Unitholders are urged to specify their choice by marking an (x) or other mark in the appropriate box on the proxy card, but where no choice is specified, eligible Units will be voted as indicated on the proxy card.

      If any matters not specified in this Proxy Statement come before the Special Meeting, eligible Units will be voted in accordance with the best judgment of the persons named therein as proxies. At the time this Proxy Statement was printed, management of the General Partner was not aware of any other matters to be voted upon. Only procedural matters may come before the Special Meeting since the only substantive matters which may be considered are those with respect to which prior notice is given.

      The proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy or proxy card, attention Corporate Secretary, to AIRCOA Hotel Partners, L.P., 5775 DTC Boulevard, Englewood, Colorado 80111, or by attending the Special Meeting in person and so notifying the meeting inspectors.

      The presence in person, or by properly executed proxy, of the holders of more than 50 percent of the aggregate voting power of the issued and outstanding Units is necessary to constitute a quorum at the Special Meeting. Each holder of record of Units on the Record Date is entitled to cast one vote per Class A Unit and one-half vote per Class B Unit on each proposal properly submitted for the vote of the holders of the Units.

      Pursuant to the Delaware Act and the Partnership Agreement, approval of the Merger requires satisfaction of the Majority Vote Requirement. Abstentions and any unvoted positions in brokerage accounts will be counted toward the calculation of a quorum, but are not treated as either a vote for or against the proposal. Abstentions and unvoted Units will have the same effect as a vote against the proposal with respect to satisfaction of the Majority Vote Requirement. Regal Holdings has informed the General Partner that it intends to vote the Class A Units and Class B Units over which it has voting control, representing approximately 71.0% of the outstanding Class A Units and 100% of the outstanding Class B Units, "FOR" approval of the Merger. As a result, approval of the Merger by the Unitholders is assured, regardless of how the Public Unitholders vote at the Special Meeting.


Solicitation of Proxies

      Solicitation of proxies from the Unitholders will be made by the General Partner and will be undertaken principally by use of the United States Postal Service. The cost of any such solicitation, including the cost of preparing and mailing proxy materials, returning the proxies and reimbursing brokerage houses and nominees for forwarding proxy materials to beneficial owners, will be borne by the Partnership.


No Appraisal Rights


      Under the Delaware Act, the only appraisal rights available to Unitholders are those accorded by contract. Neither the Partnership Agreement nor the Merger Agreement provide such appraisal rights to the Public

Unitholders in connection with the Merger.



Conduct of the Special Meeting

      An agenda will be distributed at the Special Meeting, and the meeting will be conducted in accordance with the agenda. The presiding officer's rules will govern the meeting.


                       THE MERGER AGREEMENT


      The following is a summary of the material provisions of the Merger Agreement, which is attached as Annex A to this Proxy
Statement. Such summary is qualified in its entirety by reference to the Merger Agreement.



General

      The Merger Agreement provides that, at the Effective Time and subject to the satisfaction of certain other conditions, Regal will be merged with and into the Partnership. Following the Merger, the Partnership will continue as the surviving partnership and the separate existence of Regal shall cease. In the Merger, (i) each issued and outstanding Class A Unit, other than those held by Regal Holdings or any direct or indirect subsidiary of Regal Holdings, shall be cancelled, extinguished and retired and will be converted into the right to receive $3.10 in cash, without interest, (ii) each issued and outstanding Class B Unit, other than those held by Regal Holdings or any direct or indirect subsidiary of Regal Holdings, shall be cancelled, extinguished and retired and will be converted into the right to receive $20.00 in cash, without interest, (iii) each outstanding Unit which is owned by Regal Holdings or any direct or indirect subsidiary of Regal Holdings shall be and remain a unit of limited partner interest in the Partnership; (iv) each outstanding partnership interest, general or limited, of Regal shall be cancelled, extinguished and retired, and no payment shall be made thereon; (v) Regal shall cease to exist; and (vi) the General Partner's general partnership interest in the Partnership shall be and remain a general partnership interest in the Partnership.


Expenses of the Merger

      It is estimated that the expenses incurred in connection with the Merger will be approximately as set forth below:

Investment banking fees and expenses (1)....     $170,000
Legal fees and expenses (2).................     $700,000
Accounting fees and expenses................      $50,000
Filing fees.................................      $ 1,000
Printing and mailing fees...................      $25,000
Miscellaneous (3)...........................      $42,000
Appraisal fees and expenses.................      $12,000
                                                 ========
      Total.................................   $1,000,000

-----------------

(1) Includes the fees and estimated expenses of Houlihan
    Lokey (see "Special Factors -- Opinion of Financial
    Advisor").

(2) Includes the fees and estimated expenses of counsel to the Special Committee (see "Special Factors --
    Background of the Merger"), counsel to the Partnership and counsel to RHM and Regal.

(3) Includes paying agent fees for processing transmittals and payments to holders of Units.

      Except as otherwise provided in the Merger Agreement with respect to indemnification, RHM has agreed to bear the expenses of each party in connection with the Merger Agreement and the transactions contemplated thereby, and none of the expenses of any party to the Merger Agreement is expected to be paid by the Partnership.


Effective Time

      The Merger will become effective at the time of the filing by the Partnership with the Secretary of State of the State of Delaware of a certificate of merger in accordance with the Delaware Act. It is presently anticipated that such filing will be made on ______________, 1997. Such filing will be made, however, only upon satisfaction or waiver, where permissible, of the conditions set forth in the Merger Agreement. See "-- Conditions to the Merger."


Financing of the Merger


      Approximately $7 million will be required to consummate the Merger and to pay related fees and expenses (see "-- Expenses of the Merger" above). The necessary funds are expected to be provided by RHM, which will obtain such funds from general funds of Regal Holdings and its affiliates. Regal Holdings has sufficient funds on hand to consummate the Merger.



Conditions to the Merger

      The respective obligations of the Partnership and RHM to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Majority Vote Requirement having been met; (ii) neither the execution and delivery of the Merger Agreement by the Partnership nor the consummation of the transactions contemplated thereby nor compliance by the Partnership with any of the provisions thereof shall (x) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Partnership or any direct or indirect subsidiary of the Partnership under any of the terms, conditions or provisions of (I) the Partnership Agreement or any other partnership agreement or charter or bylaws of any direct or indirect subsidiary of the Partnership or (II) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Partnership or any direct or indirect subsidiary of the Partnership is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (y) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Partnership or any direct or indirect subsidiary of the Partnership or any of their respective properties or assets, except, in the case of each of clauses (x) and (y) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which would not, in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Partnership and its subsidiaries, taken as a whole; (iii) no withdrawal by Houlihan Lokey of its opinion with respect to the Merger or modification thereof in a manner materially adverse to RHM, Regal, the Partnership or any Unitholder having occurred; and (iv) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would make the acquisition or holding by RHM, its subsidiaries or affiliates of the Units of the Partnership following the Merger illegal or otherwise prevent the consummation of the Merger or make the consummation of the Merger illegal.


Termination


      The Merger Agreement may be terminated and the Merger may be abandoned notwithstanding approval thereof by the General
Partner and holders of a majority in interest of the Class A
Units, at any time prior to the

Effective Time, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable. In addition, the Merger Agreement may be terminated by RHM or the Partnership (at the direction of the Special Committee) if the Merger is not consummated on or before September 30, 1997.



Payment for Units

      At or prior to the Effective Time, RHM will deposit or cause to be deposited in trust with ____________________ (the "Paying Agent"), as agent for each holder of record of Units, the cash which such holders will be entitled to receive in the Merger. As soon as practicable after the Effective Time, the Paying Agent will mail to each such holder of record a letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to the Units shall pass, only upon receipt by the Paying Agent of confirmation of a book-entry transfer of Units into the Paying Agent's account at The Depository Trust Company) to be returned to the Paying Agent and instructions for effecting the surrender of Units in exchange for $3.10 in cash per Class A Unit and $20.00 in cash per Class B Unit (in each case without interest). All Units so surrendered will be cancelled.

      Upon surrender of a duly executed letter of transmittal, each Public Unitholder will receive $3.10 in cash per Class A Unit and $20.00 in cash per Class B Unit (in each case without interest) held by such Public Unitholders. Any cash held by the Paying Agent that remains unclaimed by Public Unitholders six months after the Effective Time will be delivered to the Partnership, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Partnership for payment thereof.


                          THE PARTNERSHIP


General Development of Business

      The Partnership was organized in December 1986 by the General Partner to acquire, own, operate and sell hotels and resort properties. The Partnership owns and operates the Properties through operating partnerships (the "Operating Partnerships") which were acquired in 1986.

      The Partnership owns a 99% limited partner interest in each of the six Operating Partnerships which hold title to the Properties and through which the Partnership conducts all of its operations. The General Partner, a wholly owned subsidiary of Richfield, is also the 1% general partner of each of the Operating Partnerships. Richfield operates the Properties for the Partnership under certain management agreements.


Financial Information About Industry Segments

      The Partnership's operations have been in one industry segment since formation. Revenue has been generated through the ownership and operation of the Properties. The following table reflects the sources of revenue and gross operating profit and total assets for each of the three years ended December 31, 1996, 1995 and 1994.

                           At and for the Year Ended December 31,
                         1996              1995                1994
                         ----              ----                ----
                    Amount Percent    Amount  Percent    Amount  Percent
                    ------ -------    ------  -------    ------  -------
                             (In thousands, except percentages)

Rooms              $29,038   59.8%   $26,810    59.1%   $26,863   58.2%
Food and Beverage   12,272   25.3%    11,733    25.8%    12,274   26.6%
Other Property
   Operations        7,243   14.9%     6,856    15.1%     7,020   15.2%
                   -------  ------   -------  -------   -------  ------
Total Revenue      $48,553  100.0%   $45,399   100.0%   $46,157  100.0%
                   =======  ======   =======  =======   =======  ======
Gross Operating
Profit             $14,625   30.1%   $12,799    28.1%   $13,566   29.4%
                   =======  ======   =======  =======   =======  ======
Total Assets (as
at December 31     $70,131           $69,406            $73,542
                   =======           =======            =======


      Gross operating profit represents operating income of the Partnership before rent, taxes and insurance, management fees, depreciation, amortization and impairment of property. Gross operating profit is indicative of the profitability from operations of the Properties.


      Room revenue is significantly impacted by the rates obtained for rooms and the level of occupancy of the Properties. Although not in the same proportion, changes in occupancy also impact revenue generated from food and beverage and other property operations. Average daily room rates of the Properties were $64.26, $59.55 and $59.42 in 1996, 1995 and 1994, respectively. Average occupancy levels for the Properties were 78.3%, 77.6% and 77.9% in 1996, 1995 and 1994, respectively. For a discussion of the changes in various operating statistics, see "Summary Financial Data."


Narrative Description of Business

Business

      The principal business of the Partnership is the ownership and operation of six hotel and resort Properties located in geographically diverse areas of the continental United States. The Properties are full service facilities serving the vacation, leisure, meetings, convention and business segments of the hotel market. In addition to lodging, various guest services are offered by the Properties including restaurants, lounges, banquet rooms, valet, concierge, parking and shuttle services. Other services available at some of the Properties include a marina, health and fitness facilities, swimming pools, tennis courts, spas and retail facilities.


Importance of Franchises and Trademarks

      Three of the Properties are affiliated with national franchises and operate under franchise agreements. The benefits of these franchise agreements include national brand name recognition and world wide central reservation systems, as well as operating quality standards and extensive marketing programs. Two of the Properties are licensed to use the Regal trademark, which is sub-licensed to the hotels by an affiliate of the General Partner. The Partnership considers such affiliations and licenses to be important to the operations and success of the Properties in regard to customer recognition and satisfaction. Other properties may be licensed in the future to use the Regal trademark.

Seasonality of Business

      Because of the Properties' locations, occupancy levels are generally lower in the first and fourth quarters and higher in the second and third quarters of the year. These fluctuations are consistent with the normal recurring seasonal patterns of the industry.


Industry Practices

      The Properties periodically offer discounts to contract and group customers and room rates generally fluctuate during peak and non-peak times of the year. Deposits are often obtained in advance for facility rentals and rooms. In addition, a certain level of capital expenditures, repair and replacement of hotel property is required under the Partnership's loan agreement.

      The Properties are managed by Richfield in accordance with certain management contracts. Management services provided under the contracts include operations supervision, strategic business planning, yield management, sales and marketing oversight, personnel management and accounting and technical services.


Market Information and Competitive Conditions

      According to Smith Travel Research, all of the U.S. lodging industry performance measures were higher in 1996 than in 1995. Average daily room rate for the industry increased by 6.4% to $71.66 and room occupancy increased .3% to 65.7%. The hospitality industry in the U.S. experienced a slight increase in occupancy and notable increases in average room rates during 1996. The increase in average room rates during 1996 was achieved primarily due to the increase in rooms demand exceeding the increase in rooms supply. As a result, 1996 rooms revenue exceeded 1995 rooms revenue. Room revenue per available room (Revpar) was up 6.7%, slightly above the 6.3% increase for a year ago. Smith Travel Research estimates that performance ratios in the lodging industry in 1997 should improve over 1996.

      The Partnership's Revpar has consistently exceeded the industry averages noted above. This is due to occupancy levels exceeding industry averages, offset by average room rates below industry averages. The Partnership's operations in certain markets are price sensitive. The Partnership considers its primary points of competition to include, but are not limited to, room rates, location, guest services and responsiveness, adequacy and appearance of facilities and overall customer satisfaction. The demand at a particular hotel of the Partnership may be adversely affected by many factors, including changes in travel patterns, local and regional economic conditions and the degree of competition with other hotels in the area.


Regulation

      The Operating Partnerships are subject to regulation in connection with their business, including liquor licensing, occupational health and safety regulations, environmental regulations, food service regulation and labor laws. The Operating Partnerships have not experienced significant difficulties with regulation in these areas; however, failure to comply with those regulations could result in loss of licenses, permits or other authorizations which could adversely impact the Partnership's operating revenue.


Employees

      All hotel personnel are employed by the respective
Operating Partnerships. Richfield processes the payroll on behalf of the Operating Partnerships. The number of persons employed by the Operating Partnerships, as of December 31, 1996, was approximately 990. Management considers employee relations to be satisfactory.

      Properties

      The six hotel and resort Properties including the hotel buildings and leasehold improvements are owned by the Operating Partnerships. Three of the hotel properties are located on land owned by the Operating Partnerships, while the other three hotel properties are located on land leased by the Operating Partnerships on a long-term basis. The following table presents certain information for each of the Properties:




        Property           Primary Markets Served Area Served      Number
                                                                    of
                                                                   Rooms
Aurora Inn and Pine    Vacation,        Greater Cleveland        69
Lake Trout Club        Business         /Akron, Ohio
  ("Aurora")

Fourwinds/A Clarion    Destination      Bloomington/            126
Resort                 Resort and       Indianapolis,
  ("Fourwinds")        Marina           Indiana

Regal McCormick        Vacation,        Phoenix/                125
Ranch                  Meetings         Scottsdale,
  ("McCormick")                         Arizona

Sheraton Inn           Business,        Buffalo/                293
Buffalo Airport        Meetings and     Niagara Falls,
  ("Buffalo")          Leisure          New York

Sheraton Inn           Vacation         Orlando/Walt            651
Lakeside                                Disney World,
  ("Lakeside")                          Florida

Regal University     Business,          Raleigh/Durham/          322
Hotel                Meetings, and      Chapel Hill
  ("University")     Conventions        North Carolina
                                                               -----
                                                   TOTAL       1,586
                                                               =====

      The appraised value of the Properties is summarized below:

                                        Appraised Values

                         December 1996   December 1995    December 1994
                         -------------   -------------    -------------
Aurora Inn & Pine Lake
Trout Club                 $7,160,000      $7,200,000      $ 7,520,000
Fourwinds/A Clarion
Resort                      8,030,000       8,800,000       10,200,000
Regal McCormick Ranch      13,770,000       9,875,000        9,015,000
Sheraton Inn Buffalo
Airport                    14,000,000      15,000,000       17,730,000
Sheraton Inn Lakeside      28,000,000      30,000,000       34,000,000
Regal University Hotel     15,800,000      12,000,000        8,025,000
                          -----------     -----------       ----------
Total appraised value     $86,760,000     $82,875,000      $86,490,000
                          ===========     ===========      ===========

      The appraised value for the Pine Lake Trout Club property at December 1996 reflects a downward revision of $500,000 from the appraised value shown in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1996.

      The increase in the aggregate appraised value of the portfolio from 1995 to 1996 was primarily the result of increases in the fair value of Regal McCormick Ranch and Regal University Hotel. These increases were due to increased demand for hotel rooms in the markets in which these hotels are located. Additionally, Regal University Hotel's appraised value benefited from a renovation completed in 1996.

      The decline in the aggregate appraised value of the portfolio from 1994 to 1995 was primarily the result of decreases in the value of the Sheraton Lakeside Inn and the Sheraton Inn - Buffalo Airport in 1995, and the decline in the Fourwinds Resort in 1995. These declines are primarily attributable to these hotels being located in markets with increases in the supply of available rooms and static demand for hotel rooms. See "Summary Financial Data."


Legal Proceedings

      There are no material pending legal proceedings to which the Partnership or any of the Operating Partnerships is a party, except for ordinary and routine litigation incidental to the business of the Partnership.

Beneficial Ownership of Class A Units and Transactions In
Class A Units By Certain Persons


      The following table sets forth information as of August __, 1997 with respect to persons who are known to the Partnership (based on statements filed with the Commission pursuant to Section 13(d) or 13(g) of the Exchange Act) to be the beneficial owner of more than five percent of any class of the Partnership's voting securities.



                  Name and address of    Amount and nature of  Percent of
Title of Class     beneficial owner      beneficial ownership    Class
--------------     ----------------      --------------------    -----
Class A Units   Century City             3,794,646s(1)          71.0%
                International Holdings
                Limited
                Paliburg Plaza           Indirect Ownership
                68 Ye Woo Street
                Hong Kong

Class A Units   Regal Hotel              1,825,065 (1)          34.2%
                Management, Inc.
                5775 DTC Boulevard
                Suite 300                Direct Ownership
                Englewood, Colorado
                80111

Class A Units   Gateway Hotel            769,041 (1)            14.4%
                Holdings, Inc.
                5775 DTC Boulevard
                Suite 300                Direct Ownership
                Englewood, Colorado
                80111

Class A Units   AIRCOA Equity            650,000 (1)            12.2%
                Interests, Inc.
                5775 DTC Boulevard
                Suite 300                Direct Ownership
                Englewood, Colorado
                80111

Class A Units   Richfield                546,740 (1)(2)         10.2%
                Holdings, Inc.
                5775 DTC Boulevard       Direct Ownership
                Suite 300
                Englewood, Colorado
                80111

Class A Units   Investing Group:         432,300 (3)             8.1%
                                         Direct Ownership

                Hatfield Family
                Trust, UA
                RR1, Box 162
                Ridgeland,
                South Carolina 29936
                (108,700 units 2.04%)

                J. Mark Grosvenor
                3145 Sports Arena
                Boulevard
                San Diego, California
                92110
                (110,000 units 2.06%)

                Gerald Loehr Trust
                c/o Gerald G. Loehr
                P.O. Box 675207
                Rancho Santa Fe,
                California 92067
                (43,500 units .81%)

                Gardner-Smith Living
                Trust, UA
                7825 Fay Avenue,
                Suite 250
                La Jolla, California
                92037
                (43,200 units .81%)

                Narans Investment
                Management, Inc.
                3440 South Vance Avenue,
                Suite 700
                Lakewood, Colorado
                80227
                (32,200 units .60%)

                Blacor, Inc.
                8235 Douglas Avenue,
                Suite 1300
                Dallas, Texas
                75225
                (37,100 units .69%)

                Lance T. Shaner 303
                Science Park Road
                State College,
                Pennsylvania
                16803
                (37,100 units .69%)

                Don W. Cockroft
                P.O. Box 770577
                Memphis, Tennessee
                38177
                (10,500 units  .20%)

                Michael McNulty
                8235 Douglas Avenue,
                Suite 1300
                Dallas, Texas 75225
                (10,000 units   .20%)

Class B Units   Century City             950,000 (4)(5)        100.0%
                International
                Holdings Limited         Indirect Ownership

----------------

(1) Each of RHI, AEI, RHM and Gateway share voting and investment power with Century City.

(2) RHI has direct ownership of 546,740 Class A Units, an indirect ownership of 650,000 Class A Units through AEI, and indirect ownership of 3,800 Class A Units through Richfield, for a total direct and indirect ownership of 1,200,540 Class A Units, which represent 22.5% of the Class A Units.

(3) Individuals or trusts listed have jointly filed a Schedule 13-D indicating that they are acting as a group. Ownership information is based on Amendment No. 2 to the Schedule 13-D filed February 3, 1996.
(4) Class B Units are not listed on any securities exchange or quoted on Nasdaq; however, they are convertible into Class A Units under certain conditions as set forth in the Partnership Agreement. No conversion rights have been exercisable since the Partnership's inception through the date hereof.
(5) RHI directly owns 200,000 Class B Units. RHM directly owns 688,746 Class B Units of the Partnership. BHI directly owns 61,254 Class B Units. AEI is the managing general partner of BHI and therefore BHI is considered an affiliate. AEI and its affiliates directly and indirectly own 7.1% of the partnership interests of BHI.


      The General Partner is wholly owned by Richfield, which in turn is wholly owned by RHI. RHI also owns all of the common stock of AEI. More than 95% of the common stock, and more than 90% of the preferred stock, of RHI is owned, directly and indirectly through other subsidiaries, by Regal International. Regal International also owns, directly and indirectly through subsidiaries other than RHI and its subsidiaries, all of the common and preferred stock of RHM and all of the common stock of Gateway. Regal International is a wholly owned subsidiary of Regal Holdings. Accordingly, all or substantially all of the equity interests in each of RHI, AEI, Richfield, the General Partner, RHM and Gateway are owned, directly or indirectly, by Regal Holdings. More than 70% of the common stock of Regal Holdings is owned by Paliburg, of which 73.1% of the common stock is owned by Century City. Century City is a publicly traded company the common stock of which is traded on the Hong Kong stock exchange. More than 60% of the voting stock of Century City is beneficially owned by Mr. Lo Yuk Sui, a citizen of Hong Kong.


      The General Partner directly owns notes, with face values of $8,100,000, which are convertible into Class A Units at a price of $16.60 per Class A Unit. Assuming that these were converted, the General Partner would directly own 8.4% of the Class A Units. Century City would then indirectly own 73.5% of the Class A Units.

      As of ___________, 1997, no officers or directors of the General Partner or any of its affiliates had beneficial ownership of any equity securities of the Partnership or the General
Partner.


      None of the Related Persons or their respective affiliates have purchased, transferred or sold any Units within the past 60 days.

      For certain information concerning the directors and executive officers of the Related Persons, see Schedule 1 to this Proxy Statement.

                      SUMMARY FINANCIAL DATA

      Set forth below is a summary of certain combined financial information with respect to the Partnership, excerpted from the information in the Partnership's Annual Reports on Form 10-K for the years ended December 31, 1995 and December 31, 1996 and the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. More comprehensive financial information is included in such reports and other documents filed by the Partnership with the Commission and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. These reports and other documents should be available for inspection or copying as discussed above under "Available Information."


Annual Financial Information

                                     Years ended December 31,
                       --------------------------------------------------
                       1996       1995        1994       1993        1992
                       ----       ----        ----       ----        ----
                             (In thousands, except per unit amounts)
Consolidated
Operations Data
---------------
  Revenue            $  48,553     45,399       46,157      45,268     42,998
Operating income
(loss)(1)                5,775       (630)       5,122       5,556      4,331
Net income
(loss) (1)               1,009     (5,421)         627       1,120        113
Income (loss)
per unit:
 Class A: Net loss       (0.02)     (1.50)        (.10)       (.02)      (.22)
 Class B: Net income      1.14       2.86         1.25        1.27       1.17
Weighted average
number of units
outstanding
 Class A             5,340,214  5,340,214    5,340,214   5,340,214  4,490,214
 Class B               950,000    950,000      950,000     950,000    950,000
Ratio of earnings
to fixed charges          7.4%    (29.8)%(1)      4.8%        8.9%       9.6%


Consolidated
Balance Sheet Data
------------------
Working capital
 deficit (2)            (1,716)    (2,452)     (7,178)    (48,180)    (48,771)
Total assets            70,131     69,406      73,542      77,369      78,589
Long-term debt
and affiliate
notes payable (2)       50,604     51,390      46,180       6,000       8,715
Partners' capital       10,761      9,752      15,173      14,546      13,426
Appraised values
of properties           86,760     82,875      86,490      89,530      90,240

Consolidated
Cash Flow Data
--------------
Capital expenditures     3,847      3,286       2,049       2,353       2,530
Net cash provided
by operating
 activities              5,071      3,143       5,568       5,841       4,080
Net cash used in
investing activities    (3,847)    (3,306)     (1,944)     (2,394)     (2,433)
Net cash provided
(used) by financing
activities                (990)     1,018      (5,279)     (3,612)     (1,391)


(1) Includes a loss for the impairment of the Partnership's Lakeside property in the amount of $4,789 for the year ended December 31, 1995.
(2) Certain of the Partnership's indebtedness to unaffiliated financial institutions was classified as current at December 31, 1993 and 1992.

      Results of Operations

      The following table reflects certain historical financial information and operating statistics for the years ended December
31, 1996, 1995 and 1994.

                 Historical Financial Information
             (in thousands, except operating statistics)

                                     1996          1995           1994
                                     ----          ----           ----
Revenue:
  Rooms                           $29,038        $26,810       $26,863
  Food and beverage                12,272         11,733        12,274
  Other property operations         7,243          6,856         7,020
                                   ------         ------         -----
    Total revenue                  48,553         45,399        46,157
Expenses:
  Hotel operations                 33,928         32,600        32,591
                                   ------         ------        ------
    Gross operating profit         14,625         12,799        13,566
  Other operating expenses (1)(2)   8,850         13,429         8,444
                                   ------         ------         -----
    Operating income (loss)         5,775           (630)        5,122
  Other expense, net (3)           (4,766)        (4,791)       (4,495)
                                   ------         ------        ------
    Net income (loss)             $ 1,009        $(5,421)     $    627
                                  =======        =======      ========
Operating Statistics:
  Average room rate                $64.26         $59.55        $59.42
  Average occupancy percent         78.3%          77.6%         77.9%
  Number of available rooms         1,586          1,586         1,586

--------------

(1) Includes rent, taxes and insurance, management fees, depreciation and amortization, and impairment of property.
(2) 1995 includes impairment loss on the Lakeside property in the amount of $4,789. No impairment loss was recorded in 1996 or 1994.
(3) Principally comprised of interest expense.

      Revenue. Total revenue increased $3,154,000 or 6.9% in 1996, compared to a decrease of $758,000 or 1.6% in 1995. Of total revenue in 1996, 1995 and 1994, rooms comprised 59.8%, 59.1% and 58.2%, respectively; food and beverage comprised 25.3%, 25.8% and 26.6%, respectively, and other property operations comprised 14.9%, 15.1% and 15.2%, respectively.

      Rooms revenue is primarily a function of the Properties' occupancy levels and room rates. Rooms revenue increased $2,228,000 or 8.3% in 1996 due primarily to an increase in average daily room rates of $4.71 as well as an increase in occupancy from 77.6% to 78.3%. Rooms revenue decreased $53,000 in 1995 due to a decrease in occupancy from 77.9% to 77.6% offset in part by an increase in average daily room rates of $.13. Rooms revenue increases in 1996 were primarily attributable to increases at Sheraton Lakeside Inn, Regal University Hotel (formerly Sheraton University Center) and Sheraton Inn - Buffalo Airport. The leisure market in Orlando improved during 1996, which resulted in Sheraton Lakeside generating higher average room rates and increased wholesale business. Regal University Hotel benefited from its 1995 renovation as well as strong growth in average rooms rates in the group business and leisure markets during 1996. While the leisure market continued to be stagnant at Sheraton Inn - Buffalo Airport, aggressive rate strategies resulted in improved occupancy in the leisure market.

      Rooms revenue decreases in 1995 were primarily attributable to decreases at the Sheraton Inn Lakeside and Sheraton Inn Buffalo Airport. The leisure market at Sheraton Inn Lakeside continued to be impacted by significant competitive pressures, resulting from an increase in room supply in the Orlando area. The reduction in rooms revenue at Sheraton Buffalo was due to a decrease in Canadian leisure activity resulting from declines in the value of the Canadian dollar and loss of a substantial airline room contract. The decreases in Lakeside and Buffalo were mitigated by the impact of increases in rooms revenue, due to increases in average rate, at Regal McCormick Ranch, Regal University Hotel and Aurora Inn.

      Food and beverage revenue increased $539,000 or 4.6% in 1996 and decreased $541,000 or 4.4% in 1995. Food and beverage revenue is impacted by room occupancy and the mix of room sales between leisure, group, contract and business customers. The food and beverage revenue increase in 1996 resulted primarily from an increase at Regal McCormick Ranch due to the addition of an outdoor banquet facility. In addition, food and beverage revenue benefited from increased banquet revenue at Regal University Hotel and the increased occupancy at Sheraton Inn - Buffalo Airport. The primary reason for the decrease in 1995 was related to increased competition from stand-alone restaurants in the area surrounding the Regal McCormick Ranch, the smaller percentage contribution from the Canadian leisure market maintained at the Sheraton Buffalo and a decrease in banquet activity at both locations.

      Other property operations consist of marina sales and rentals (at Fourwinds), gift shops, food marts, lease income, phone charges and other miscellaneous guest services. Other property operations increased $387,000 or 5.6% in 1996 and decreased $164,000 or 2.3% in 1995. The 1996 increase in other property operations was attributable to increased activities at Regal McCormick Ranch during the first quarter of 1996, benefiting from Phoenix, Arizona hosting the 1996 Super Bowl and increases at Sheraton Lakeside's food mart outlet. The 1995 decrease in other property operations was primarily due to storm damage at the Clarion Fourwinds Resort, which impacted the "marina-related" revenue.

      While the hotel industry continues to be very competitive, the Properties, as a group, have outperformed the industry when measuring revenue per available room ("Revpar," calculated as occupancy percent times average room rate). The Properties' Revpar, as a group, was $50.32, $46.23 and $46.29 in 1996, 1995 and 1994, respectively. Revpar for the United States hotel industry, accumulated by Smith Travel Research, was $47.08, $44.11 and $41.49 in 1996, 1995 and 1994, respectively.

      Costs and Operating Expenses. Total operating expenses decreased $3,251,000 or 7.1% in 1996. The decrease is primarily attributable to the impairment of the Lakeside property of $4,789,000 in 1995, and an increase in other operating expenses of $1,538,000. Excluding the impairment of the Lakeside property, total operating costs increased primarily as a result of increases in rooms and administrative and general expenses. Although rooms expense increased over 1995, rooms expense as a percent of rooms revenue decreased to 26.8% in 1996 from 27.5% in 1995. This resulted from the increase in rooms revenue being generated through increased average room rates, rather than increased occupancy. Food and beverage costs as a percent of food and beverage revenue decreased to 71.6% in 1996 from 73.1% in 1995. As discussed below, in 1995 additional marketing expenses were incurred in connection with the repositioning of restaurants at certain of the Partnership's hotels. The increase in administrative and general expense is primarily due to increased legal costs.

      Total operating expenses increased $4,994,000 or 12.2% in 1995. This increase is primarily attributable to the impairment of the Lakeside property of $4,789,000, and an increase in other operating expenses of $196,000. Excluding the impairment of the Lakeside property, total operating costs increased primarily as a result of increased food and beverage costs. Food and beverage costs as a percent of food and beverage revenue increased to 73.1% in 1995 from 71.4% in 1994. The primary reason for the increase in this percentage is a result of costs incurred for promotional campaigns and marketing plans to reposition the restaurants at the Clarion Fourwinds Resort, Aurora Inn and Regal McCormick Ranch.

      Included in costs and operating expenses in 1995 is a loss for the impairment of the Lakeside property in the amount of $4,789,000, recorded in the fourth quarter of 1995. The circumstances leading up to this impairment loss were primarily a result of the existing and expected local market conditions, a decreasing trend in the property's appraised value and historical operating results in recent years. This loss was recognized in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of (SFAS No. 121), which was issued by the Financial Accounting Standards Board in March 1995 and adopted by the Partnership in the fourth quarter of 1995. The Partnership believes that expected future cash flows from the operations of its other hotel properties will be sufficient to recover their carrying values. The Partnership has no current plans to sell any of its Properties for less than their carrying values.

      Other Expenses. Other expenses decreased $25,000 or .5% in 1996 as compared to an increase of $296,000 or 6.6% in 1995. The decrease in 1996 is attributable to a decrease in interest expense of $79,000 due primarily to a lower average interest rate on the Partnership's first mortgage loan, net of a $54,000 increase in amortization of debt issue costs. The increase in 1995 is primarily attributable to an increase in interest expense of $191,000 due to higher levels of debt, net of a $123,000 decrease in amortization of debt issue costs.


Liquidity and Capital Resources

      Cash Flows. Net cash provided by operating activities was $5,071,000 in 1996, an increase of $1,928,000 from 1995. This increase is the result of an increase in cash received from customers, due to increased hotel revenue, of $2,314,000, a decrease in interest paid of $885,000, offset by increases in cash paid to suppliers, vendors and employees of $829,000 and decrease in other cash receipts of $442,000.

      Net cash provided by operating activities was $3,143,000 in 1995, a decrease of $2,425,000 from 1994. This decrease is the result of a decrease in cash received from customers, due to lower hotel revenues, of $1,132,000, an increase of $1,013,000 in interest paid, and an increase in cash paid to employees of $493,000, offset in part by decreases in cash paid to suppliers and vendors of $172,000 and increases in other cash receipts of $41,000.

      Net cash used in investing activities increased $541,000 in 1996 due to increases in capital expenditures. Net cash used in investing activities increased $1,362,000 in 1995 due to increases in capital expenditures and cash paid for other assets.

      Net cash used in financing activities increased $2,008,000 in 1996 due to the closing of the new first mortgage loan in 1995 that generated loan proceeds. Net cash generated by financing activities increased $6,297,000 in 1995 also due to the closing of the new first mortgage loan.


          The Partnership anticipates funding its 1997 debt service obligations and capital expenditures through a combination of operating cash flows and draws on its line of credit, to handle seasonal demands, as necessary. The Partnership has capital improvements of approximately $4,600,000 planned in 1997. Two-thirds of these planned improvements consist of the renovation of guest rooms at certain of the Properties and improvements at Fourwind's marina docks, and the remaining one-third consists of other renovations and improvements at the Properties. In the longer term, in order to remain competitive, the Partnership may need to make significant capital expenditures in excess of the industry norm, 5% of annual revenue, for renovation and improvements. See "Special Factors -- Background and Reasons for the Merger -- Need for Capital Investment; Availability of Financing." Such capital expenditures would require the Partnership to obtain financing from external sources.


      Indebtedness. At December 31, 1996 the Partnership had a working capital deficit of $1,716,000. The Partnership's working capital requirements are expected to be satisfied through the management of payables, collection of receivables, and use of the Partnership's revolving credit line.

      On June 8, 1995, the Partnership signed a credit agreement with a new lender to provide a new $45,000,000 first mortgage loan and a $1,000,000 revolving credit line. The proceeds of the $45,000,000 first mortgage loan were used to pay off the existing mortgage loan and the note payable to bank with the balance available for certain property renovations and the payment of a facility fee and closing costs. Regal Holdings, an affiliate of the General Partner, has provided a limited guarantee for the new first mortgage loan. The Partnership paid loan guarantee fees of $225,000 and $230,000 in 1996 and 1995, respectively, to Regal Holdings. This is an annual fee and is calculated as 0.5% of the outstanding loan balance at June 8 of each year.

      The new credit agreement includes a variety of interest rate options, the most favorable of which is the Eurodollar Rate plus 2%, which was 7.53% at December 31, 1996. Repayment of the new first mortgage loan is based on a twenty-year amortization with a maturity date at June 2000, while the revolving credit line is renewable annually at the option of the lender.

      A condition of the credit agreement signed by the Partnership for the first mortgage loan and revolving credit line required the subordination of the $6,000,000 notes payable to the General Partner (the "Notes"). The General Partner agreed to this subordination, and as a result, on September 26, 1995, the Board, in its capacity as General Partner, and the Advisory Committee of AHP authorized the extension of the term and deferral of certain past-due interest on the Notes.

      Pursuant to this extension, the Notes, which originally matured in January 1995 now become due on June 8, 2000, which is coterminous with the new mortgage loan. Interest accrued on the Notes after December 31, 1994, was paid at closing. Interest incurred subsequent to closing continues to be accrued at 12% per annum and is paid monthly.

      The unpaid interest on the Notes accrued prior to January 1, 1995, in the amount of $2,100,000, was converted into debt pursuant to a new promissory note ("New Note") which will also mature on June 8, 2000 and is also subordinate to the first mortgage loan. The New Note accrues interest at the rate of 12% per annum, payable at maturity.

      The Notes and New Note are convertible into Class A Units of the Partnership at $16.60 per unit. In addition, these notes stipulate that 25% of any excess cashflow, as defined, will be applied against the principal portion of the notes outstanding.

      The new first mortgage loan contains numerous covenants requiring, among other matters, the maintenance of a minimum debt service coverage ratio including the deferral of management fees payable to an affiliate if this minimum debt service ratio is not achieved, restrictions on additional indebtedness, limitations on annual cash distributions to Class A Unitholders, limitations on the payment of principal on the affiliate notes payable, prepayment premiums during the first two years, and maintenance of minimum aggregate capital expenditures equal to 5% of revenue.


      Partnership Distributions and Unit Conversions. The Partnership Agreement provides for periodic distribution of distributable cash flow, as defined, to the partners subject to any applicable restrictions and the discretion of the General Partner. Distributable cash flow is generally defined as cash flow from operations of the hotel properties. Such cash is allocated and distributed (net of the General Partner's 1% general partnership interest in the Operating Partnerships) 99% to the Class A Unitholders and 1% to the General Partner until the Class A Unitholders have received defined Minimum Annual Distributions. The Minimum Annual Distribution is $2.16 per Class A Unit. Any portion of the Minimum Annual Distribution that is not paid by the Partnership in any year is added to the cumulative unpaid Minimum Annual Distribution. The Partnership has not made any distributions since 1990. Prior to making future distributions, the Partnership will comply with its capital expenditure requirements as specified in its mortgage loan agreement and maintain sufficient working capital balances. At December 31, 1996, the cumulative unpaid Minimum Annual Distribution per Class A Unit significantly exceeds the Partnership's net asset value per unit based on the appraised values of the Properties. At this time it is unlikely there will be any excess cash flow to be available for distribution to the Class A Unitholders in 1997, and there can be no assurance as to when sufficient excess cash flow may exist.


      The Class B Units entitle each holder of Class B Units ("Class B Unitholder") to a limited partnership interest which is subordinated to the Class A Units. The Class B Units are redeemable or convertible in certain circumstances. The Class B Units do not receive distributions until the Class A Unitholders receive Minimum Annual Distributions, which have not been made by the Partnership since 1990. Beginning in 1997, in accordance with the terms of the Partnership Agreement, and each year thereafter through 2001, a minimum of 250,000 Class B Units are required to be converted at a redemption value of $20.00 per Class B Unit, by issuing Class A Units valued at the then current market price of a Class A Unit. Therefore, the number of Class A Units to be issued upon conversion of a Class B Unit pursuant to the Class B Unit Conversion will be determined at the time of the conversion by dividing $20.00 by the then current market price of a Class A Unit. Current market price for this calculation is the average market price for a Class A Unit during the last five trading days prior to the conversion.

As discussed below under the "Market for Partnership's Units;
Distributions," the Partnership Agreement was amended to defer the 1997 conversion of Class B Units pursuant to the Class B Unit
Conversion.

      Based on current market prices of the Class A Units, such required conversion is expected to result in substantial dilution to the pre-conversion Class A Unitholders. For example, based on the average closing month end market price of Class A Units during 1996 of approximately $1.77, the conversion of 250,000 Class B Units in the first year of the required conversion period would result in an approximate 35% dilution to the Class A Unitholders upon conversion. The conversion of all 950,000 Class B Units pursuant to the Class B Unit Conversion would result in an approximate 67% dilution to the pre-conversion Class A Unitholders at the $1.77 per unit market price. In addition, using the same per unit market price for a Class A Unit of $1.77, affiliate ownership of Class A Units would increase to approximately 81% and 90% upon conversion of the first 250,000 Class B Units and conversion of all 950,000 Class B Units, respectively. Changes in the market price of Class A Units do not result in proportional changes in dilution. The market price of the Partnership's Class A Units is subject to fluctuations and there is no assurance that such prices upon conversion pursuant to the Class B Unit Conversion will approximate the average per unit market price in 1996.

      Pursuant to the Partnership Agreement, the Class A Units to be issued upon conversion of the Class B Units pursuant to the Class B Unit Conversion must be identical to the Class A Units existing prior to the conversion date. The General Partner has, on the advice of counsel, determined that the Class B Units convert into identical Class A Units because there are elective procedures, which are standard practice for publicly-traded partnerships, that make the Class A Units received upon conversion fungible for tax purposes with all preexisting Class A Units.


      Upon consummation of the Merger, the Class A Units and the Class B Units held by Public Unitholders will be converted into the right to receive solely the Merger Consideration of $3.10 and $20.00 per Class A Unit and Class B Unit, respectively. The holders of such Units will cease to have any right to receive distributions from the Partnership or, in the case of Class B Units, to convert such Units into Class A Units. Neither the Partnership Agreement nor the Delaware Act requires that accumulated, undeclared distributions be paid to Unitholders as a condition to, or in connection with, the Merger.


      Property Values. The appraised value of the Properties is $86,760,000 at December 31, 1996, which exceeds their carrying values of $62,676,000. In accordance with Statement on Financial Accounting Standards on Accounting for the Impairment of Long-Lived Assets, which was issued in 1995, the Partnership recognized an impairment on the Lakeside property in 1995. The Partnership has no current plans to sell any of its Properties for less than their carrying values.


      Income Taxes. In accordance with Section 7704 of the
Internal Revenue Code, commencing in 1998 the Partnership will be taxed as a corporation. As a result, the Partnership will be subject to corporate income tax on its taxable income at applicable corporate marginal tax rates, which currently range from 0% to 38%. Accordingly, for federal income tax purposes the Unitholders will be treated as shareholders in a corporation. As such they will no longer be subject to federal income tax on their share of partnership income. As shareholders, the Unitholders will be taxed upon the receipt of any distributions subject to the applicable provisions of the Internal Revenue Code concerning corporate distributions. Also, for federal income tax purposes, the Partnership will be deemed to have transferred its assets to a newly formed corporation in exchange for stock followed by a distribution of such stock to Unitholders. The tax consequences of such a transaction, while generally tax-free, are determined at the individual partners level and could result in adverse tax consequences or adjustments to the tax basis of the Unitholder's interest in the Partnership. Following the enactment of the Revenue Provisions of the Taxpayer Relief Act of 1997 (HR
2014) Issued August 1, 1997, Title IX, Miscellaneous Provisions, under Internal Revenue Code Section 7704(g) the Partnership may make an election to be subject to an excise tax of 3.5% on its gross receipts in lieu of being treated and taxed as a corporation. In such event, for federal income tax purposes the Partnership would continue to be treated and taxed as a partnership for federal income tax purposes. Furthermore, upon the consummation of the Merger, the Partnership will no longer be a "publicly traded partnership" under Internal Revenue Code Section 7704 and would thereafter automatically be taxed as a partnership.


      Inflation. The rate of inflation as measured by changes in the average consumer price index has not had a material impact on the revenue or net income of the Partnership in the three most recent years.

      Interim Financial Information

                                       Three months ended March 31,
                                       ----------------------------
                                           1997             1996
                                           ----             ----
                                (In thousands, except per unit amounts)
Consolidated Operations Data
----------------------------
Revenue                                $  12,269           12,368
Operating income                           1,342            1,567
Net income                                   188              372
Income (loss) per unit:
    Class A                               (0.02)             0.02
    Class B                                 0.28             0.29
Weighted average number
of units outstanding
    Class A                            5,340,214        5,340,214
    Class B                              950,000          950,000
Ratio of earnings to fixed charges          5.5%            10.9%


                                    Three months ended
                                      March 31, 1997
                                      --------------
                                      (In thousands)
Consolidated Balance Sheet Data
Working capital deficit                   (1,381)
Total assets                              70,450
Long-term debt and affiliate
notes payable                             50,322
Partners' capital                         10,949



Consolidated Cash Flow Data              Three months ended March 31,
---------------------------              ----------------------------
                                            1997             1996
                                            ----             ----
                                (In thousands, except per unit amounts)

Capital expenditures                         818              204
Net cash provided by
operating activities                       1,789            1,528
Net cash used in
investing activities                        (818)            (204)
Net cash used by
financing activities                        (280)            (270)

Results of Operations

      Partnership revenue for the first three months of 1997 decreased $99,000 or .8% as compared to the first three months of 1996. Average occupancy and daily room rates for the portfolio of 1,586 rooms are summarized as follows:

                                  Three months
                                 ended March 31,
                                 ---------------
                                 1997        1996
                                 ----        ----
Average occupancy               72.7%       75.9%
Average daily room rates       $72.01      $66.45


      The decrease in the Properties revenue for the first three months of 1997 as compared to the first three months of 1996 was primarily a result of a decrease in food and beverage revenue of $140,000 offset by an increase in room revenue of $116,000. Food and beverage revenue is influenced, in part, by occupancy levels at each of the Properties. For the first three months of 1997, occupancy levels at the Properties decreased by 4.2% as compared to the first three months of 1996 which contributed to a decrease in food and beverage revenue of 4.6% during the same periods. Rooms revenue is a function of occupancy levels as well as average daily room rates. For the first three months of 1997, rooms revenue increased by 1.6% over the first three months of 1996, due to an increase in average daily rates of 8.4% offset in part by a decrease in occupancy levels of 4.2% for the same periods.

      Net rooms margin (rooms revenue less rooms expenses) increased $56,000 or 1.0% for the first three months of 1997 as compared to the first three months of 1996, as revenue increased by $116,000 or 1.6% while expenses increased by $60,000 or 3.2%. The increase in net rooms margin was primarily due to an increase at Lakeside offset by a decrease at University. The increase in net rooms margin at Lakeside was generated through an increase in average daily room rates, primarily in the wholesale market segment. The decrease at University was primarily due to decreased occupancy levels that were offset in part by increased average daily room rates. These changes were a result of decreased rooms sold in the group market segment, which has historically provided higher occupancy levels at lower average daily room rates.

      Net food and beverage margin (food and beverage revenue less food and beverage expenses) increased $28,000 or 3.4% for the first three months of 1997 as compared to the first three months of 1996, as revenue decreased $140,000 or 4.6%, while expenses decreased $168,000 or 7.7%. The increase in net food and beverage margin was primarily due to an increase at McCormick exceeding a decrease at Buffalo. The increase in net food and beverage margin at McCormick was primarily due to the addition of a catering pavilion at the property during 1996, which increased banquet revenue, and reductions in payroll costs. The decrease in net food and beverage margin at Buffalo was primarily due to changes in the segment mix of the Properties' guests to include more contract business, which typically does not use the hotel's food and beverage outlets as much as other segments. Additionally, Buffalo experienced increased food and payroll costs.

      Revenue from other property operations decreased $75,000 or 3.7% for the first three months of 1997 as compared to the first three months of 1996. This decrease was primarily a result of a decrease in occupancy levels at the Properties during the first three months of 1997.

      Operating income for the first three months of 1997 decreased $225,000 or 14.4% compared to the first three months of 1996 as revenue decreased $99,000 or .8% and operating costs increased $126,000 or 1.2%. The increase in operating costs is primarily due to increased professional and legal fees, offset in part by decreased operating costs at the Properties. The increased professional and legal fees are associated with the merger transaction discussed below in the "Other Matters" section.

      Interest expense decreased $41,000 or 3.4% for the first three months of 1997 as compared to the first three months of 1996 as a result of a slight decrease in the average interest rate (inclusive of amortization of debt issue costs) from 9.13% to 8.94% and lower average debt levels.

      Cash flow from operations differs from net income of the Partnership due to the effects of depreciation, amortization and accruals as reflected in the consolidated statements of cash flows. Net income/(loss) per Class A Unit and the net income per Class B Unit reflect allocations of the net income as required by the Partnership Agreement.

Liquidity and Capital Resources

      Net cash provided by operating activities for the first three months of 1997 was $1,789,000, an increase of $261,000 as compared with the same period in 1996. The increase is primarily attributable to the increase in cash received from customers of $528,000 and the decrease in cash paid to suppliers and vendors of $410,000 offset by an increase in interest paid of $529,000. Cash used in investing activities increased $614,000 in the first three months of 1997 compared to the first three months of 1996. The increase primarily reflects capital expenditures at McCormick. Cash used in financing activities increased $10,000 in the first three months of 1997 compared to the first three months of 1996.


      The Partnership had indebtedness at March 31, 1997 of $51,446,000 as compared to $51,726,000 at December 31, 1996. At
March 31, 1997, the Partnership had a working capital deficit of $1,381,000 compared to a working capital deficit of $1,716,000 at December 31, 1996. The Partnership's working capital requirements, debt service obligations and capital expenditures are expected to be satisfied through a combination of operating cash flows and draws on its revolving line of credit. The Partnership has capital improvements of approximately

$4,600,000 planned in 1997 (two-thirds of which is for the renovation of guest rooms at certain of the Properties and improvements at Fourwind's marina docks and the remaining one-third of which is for other renovations and improvements at the Properties). Through March 31, 1997, improvements of approximately $800,000 were made. Capital improvements have been and are expected to be funded from hotel operations.

      The market value of the Properties differs significantly from the historical cost of the Properties of $62,406,000, as reflected in the Partnership's balance sheet at March 31, 1997. As indicated under Item 2 in the Partnership's 1996 Form 10-K, the aggregate appraised value of the Properties at December 31, 1996 was $87,300,000. The December 1996 appraised value may not be representative of the appraised value which will be obtained as of December 31, 1997 and is not necessarily indicative of the ability of the Partnership to consummate a sale of the Properties or the actual sale price to be realized from the sale of the Properties. However, the appraised value does represent the appraiser's opinion of the most probable price for which the Properties should sell in a competitive market.



           MARKET FOR PARTNERSHIP'S UNITS; DISTRIBUTIONS

      Class A Units of the Partnership are traded on the American Stock Exchange under the symbol AHT. There is no established public trading market for the Partnership's Class B Units, the majority of which are held by affiliates of the General Partner. During 1994 and 1996 the Partnership did not sell any Units. During 1995, the

Partnership sold the New Note with a face value of $2,100,000.
The Note and the New Note are convertible into Class A Units at a price of $16.60 per Class A Unit.

      Under certain circumstances described in the Partnership Agreement, the Class B Units may be converted into Class A Units. Beginning in 1997, in accordance with the terms of the Partnership Agreement, and each year thereafter through 2001, a minimum of 250,000 Class B Units are required to be converted at a redemption value of $20.00 per Class B Unit, by issuing Class A Units valued at the then current market price of a Class A Unit. In accordance with the Partnership Agreement, the number of Class A Units to be received upon conversion of a Class B Unit pursuant to the Class B Unit Conversion will be determined by dividing $20.00 by the average of the closing prices of Class A Units for the five trading days ending on May 30, 1997. In conjunction with approval of the Merger transaction, the General Partner has amended the Partnership Agreement in order to defer the mandatory conversion of Class B Units into Class A Units pursuant to the Class B Unit Conversion. The amendment provides that the 250,000 Class B Units scheduled to convert into additional Class A Units during 1997 will convert on the earliest to occur of (i) any termination of the definitive Merger Agreement, (ii) the record date for any vote of the Class A Unitholders (other than the vote on the Merger), (iii) the record date for any distribution by the Partnership to holders of Class A Units and (iv) September 30, 1997. In light of the likelihood of completion of the Merger, the General Partner adopted this amendment in order to avoid administrative and other issues arising from the issuance of additional Class A Units pursuant to the Class B Unit Conversion.

      The following table sets forth the range of high and low closing prices of Class A Units for each full quarterly period for the two most recent years, as reported by the American Stock
Exchange.

    For the Quarter Ended        High          Low
    ---------------------        ----          ---
    March 31, 1995                  4         2 7/8
    June 30, 1995               3 5/8         2 3/16
    September 30, 1995          2 13/16       1 13/16
    December 31, 1995           2 1/8         1 1/2

    March 31, 1996              2             1 11/16
    June 30, 1996               2 1/16        1 11/16
    September 30, 1996          2 1/8         1 3/8
    December 31, 1996           2 1/8         1 3/8

    March 31, 1997              2 1/4         1 7/8

    June 30, 1997               2 7/8         2
    September 30, 1997(1)       2 7/8         2 3/4

-------------

(1) Through August 12, 1997.

      As of August --, 1997, the Partnership had approximately
1,400 Class A Unitholders.


      The Class A Unitholders have not received any distributions since 1990. The Class B Units do not receive distributions until the Class A Unitholders receive Minimum Annual Distributions, as defined in the Partnership Agreement. In addition, the Partnership's mortgage loan agreement stipulates certain limitations on these distributions based on excess cash flow as defined in the mortgage loan agreement. See "Summary Financial Data."


                    TAX, LEGALITY AND LIABILITY

      Pursuant to Section 17.4 of the Partnership Agreement, Coudert Brothers, counsel to the Partnership, and a Delaware counsel selected by the Partnership will provide an opinion prior to the Effective Time to the effect that neither the existence nor the exercise of the power otherwise granted to the Unitholders or any class thereof or the approval of the Merger by the Unitholders would (i) cause the Partnership or its Operating Partnerships to be classified as an association taxable as a corporation rather than as a partnership for federal income tax purposes, (ii) cause the loss of limited liability of the Partnership under any operating partnership agreement of the Operating Partnerships or of the Unitholders as limited partners under the Partnership Agreement, or (iii) violate the Delaware Act.


                DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by the Partnership with the Commission pursuant to the Exchange Act (Commission File No.
1-9563) are incorporated by reference herein:


      1.   Schedule 13E-3 Transaction Statement dated
           July 7, 1997, as amended.


      2.   Annual Report on Form 10-K for the year ended
           December 31, 1996.

      3. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.


      4.   Current Reports on Form 8-K dated January 15,
           1997 and May 8, 1997.


      THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS RELATING TO THE PARTNERSHIP WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO THE PARTNERSHIP (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM AIRCOA HOTEL PARTNERS, L.P., 5775 DTC BOULEVARD, ENGLEWOOD, COLORADO 80111, ATTN: CORPORATE SECRETARY, TELEPHONE
(303) 220-2000. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID, WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.




      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF
GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED.

                            SCHEDULE 1


The Partnership and the General Partner


      Set forth below is the name, citizenship, current business address, principal occupation and employment history for at least the past five years of each director and executive officer of the General Partner of the Partnership.


Daniel Bong Shu Yin      Daniel Bong has served as a Director
                         for Century City, a Bermuda corporation
                         listed in Hong Kong and engaged in
                         property development and hotel ownership and management, since 1989. He is also a Director of the subsidiary corporations of Century City and Paliburg, Deputy Chairman of Regal Holdings and has been a Director of RHM since 1990. Mr. Bong is responsible for overseeing the hotel operations and is a qualified architect. Mr. Bong has served as President/Chief Executive Officer of RHI since October 1995 and as a Director since May 1995. Mr. Bong's business address is 18th floor, Paliburg
                         Plaza, 68 Ye Wo Street, Causeway Bay,
                         Hong Kong. Mr. Bong is a citizen of Canada.

Lawrence Lau Sui Keung   Lawrence Lau joined Century City in 1994
                         and has served as a Director since
                         1995.  He also serves as a Director of
                         Paliburg and Regal Holdings and has been a Director of RHM since May 1995. Mr. Lau is in charge of the overall financial and accounting functions of Century City and its subsidiaries. Mr. Lau served as Group Controller (Finance) for Shaw
                         Brothers (H.K.) Ltd. from 1992 to
                         1994.  From 1989 to 1992 he was Financial
                         Controller for Regal Pacific
                         Holdings Limited.  Mr. Lau has served
                         as a Director of RHI since May 1995.
                         Mr. Lau's business address is 18th floor, Paliburg Plaza, 68 Yee Wo Street,
                         Causeway Bay, Hong Kong.  Mr. Lau is a
                         citizen of Canada.


Douglas M. Pasquale      Douglas M. Pasquale has served as
                         President/CEO of the General Partner since
                         February 1996.  He has also served as a
                         Director, President and Chief Executive
                         Officer of RHM since May 1995. He previously served as an Executive Vice
                         President since February 1992 and was
                         appointed Chief Financial Officer in
                         August 1994.  Mr. Pasquale joined the
                         General Partner in 1986 as Vice
                         President of Investor Services. Mr. Pasquale did not serve as an officer of the General Partner from August 1989 to
                         February 1992, but continued to serve as Vice President of RHI during this time period. Mr. Pasquale became a Director of RHI in February 1993. Mr. Pasquale's business address is 5775 DTC
                         Boulevard, Englewood, Colorado 80111.  Mr.
                         Pasquale is a citizen of the United States.

Michael Sheh             Michael Sheh has served as Executive Vice
                         President since February 1997.  He
                         has served as Senior Vice President/
                         Treasurer of the General Partner since June
                         1995 and he has served as a Director
                         and Executive Vice President of RHM
                         since May 1995.  Mr. Sheh served as
                         Vice President/Treasurer of RHI from
                         1989 to 1995, and as Senior Vice President from 1995 to February 1997, when he was elected Executive Vice President.
                         He became a Director of RHI in May
                         1995.  Mr. Sheh's business address
                         is 5775 DTC Boulevard, Englewood,
                         Colorado 80111.  Mr. Sheh is a citizen
                         of the United Kingdom.

Carol K. Werner          Carol K. Werner served as General Counsel,
                         Secretary and Executive Vice
                         President of the General Partner from
                         1989 to March 1995.  She also served as
                         Director, Executive Vice President and
                         Secretary of RHI and certain affiliates, including RHM, from 1989 to 1995 and is currently a director of RHI. Since

                         August 1995, Ms. Werner has been working with the Denver, Colorado office of Coudert Brothers, an international law firm. Ms. Werner was an associate of Coudert Brothers prior to her employment with the General Partner. Ms.
                         Werner's business address is 1999
                         Broadway, Suite 2235, Denver, Colorado
                         80202.  Ms. Werner is a citizen of the
                         United States.

Anthony Williams         Anthony Williams is the Chairman of
                         the executive committee of Coudert
                         Brothers, an international law firm, and has been a partner since 1981. He has served as a director of RHI and of the General Partner since 1989. Mr. Williams was also elected Chairman of RHI and certain of its affiliates in May 1997. Mr.
                         Williams' business address is 1114
                         Avenue of the Americas, New York, New
                         York 10036.  Mr. Williams is a citizen
                         of the United States.


      There are no family relationships between any of the directors or the executive officers of the General Partner.
Coudert Brothers, an international law firm of which Anthony
Williams and Carol Werner are attorneys, has provided legal services for the Partnership and affiliates since the beginning of 1989. Century City, Paliburg and Regal Holdings are affiliates of the Partnership.


Century City International Holdings Limited


      Set forth below is the name, citizenship, principal occupation and employment history for at least the past five years of each director and executive officer of Century City, the ultimate parent company of Regal Holdings, RHM and Regal. The principal executive offices of Century City and the business address of each individual listed below is 18th Floor, Paliburg Plaza, 68 Ye Wo Street, Causeway Bay, Hong Kong.

Lo Yuk Sui               Lo Yuk Sui has served as Chairman and
                         Managing Director of Century City
                         since 1989 when Century City was
                         established in Bermuda as the ultimate
                         holding company of Century City and its
                         affiliates (the "Group").  Mr. Lo is
                         also the chairman and managing director
                         of Paliburg and Regal Holdings.  Mr. Lo
                         is a qualified  architect.  He is also
                         the chairman of the Hong Kong Tourist
                         Association and a Council Member of the
                         Hong Kong Trade Development Council.  Mr.
                         Lo is a citizen of Hong Kong.

Daniel Bong Shu Yin      See "-- The Partnership and the General
                         Partner" above.

Michael Choi Chi Wing    Michael Choi Chi Wing has served as
                         a Director of Century City since January
                         1996.  Mr. Choi was previously with
                         the Group as a senior executive and
                         director for seven years prior to 1991.
                         Mr. Choi rejoined the Paliburg Group in
                         1993.  He is a qualified architect and
                         has extensive experience in the property development and investment business as well as project management. Mr. Choi is in charge of the property and construction related businesses of the Group.
                         Mr. Choi is also the deputy managing
                         director of Paliburg and a director of Regal
                         Holdings.  Mr. Choi is a citizen of the
                         United Kingdom.

Lawrence Lau Sui Keung   See "-- The Partnership and the General
                         Partner" above.

Kenneth Ng Kwai Kai      Kenneth Ng Kwai Kai has served as a
                         Director and Secretary of Century City
                         since 1989. Mr. Ng joined the Group in
                         1985.  Mr. Ng is in charge of the
                         company secretarial and corporate finance functions of the Group. Mr. Ng is a chartered Secretary. He is also a director of Paliburg and the secretary of Regal
                         Holdings.  Mr. Ng is a citizen of Hong Kong.


John Poon Cho Ming       John Poon Cho Ming has served as a Director
                         of Century City since 1993. Mr.
                         Poon joined the Group in 1990. Mr. Poon is a qualified solicitor and in addition to being the Group General Counsel, he is also responsible for the Group's corporate finance functions. Mr. Poon is a citizen of Canada.

Anthony Chuang           Anthony Chuang has served as a non-Executive
                         Director of Century City since
                         1993. Mr. Chuang graduated from University of Notre Dame, South Bend,
                         Indiana, and has extensive experience
                         in the commercial field. Mr. Chuang is a citizen of Hong Kong.

Ng Siu Chan              Ng Siu Chan has served as a non-Executive
                         Director of Century City since
                         1994. He is also a non-executive director of Paliburg. Mr. Ng is the chairman and general manager of Kowloon Development
                         Company Limited and a director of
                         The Kowloon Motor Bus Co. (1993) Limited, both of which are publicly listed in Hong Kong. Mr. Ng is a citizen of the United Kingdom.


Regal Hotel Management, Inc. and Regal Merger Limited Partnership

      Set forth below is the name, citizenship, current business address, principal occupation and employment history for at least the past five years of each director and executive officer of RHM, the general partner of Regal.


Daniel Bong Shu Yin      See "-- The Partnership and the General Partner" above.

Lawrence Lau Sui Keung   See "-- The Partnership and the General Partner" above.

Douglas M. Pasquale      See "-- The Partnership and the General Partner" above.

Michael Sheh             See "-- The Partnership and the General Partner" above.

                                                          Annex A




                   AGREEMENT AND PLAN OF MERGER

                           BY AND AMONG

                   AIRCOA HOTEL PARTNERS, L.P.,

                AIRCOA HOSPITALITY SERVICES, INC.,

                   REGAL HOTEL MANAGEMENT, INC.

                                AND

                 REGAL MERGER LIMITED PARTNERSHIP


                            May 2, 1997

                         TABLE OF CONTENTS
                                                               Page

RECITALS..........................................................1

ARTICLE I -- The Merger...........................................2

      1.1  The Merger.............................................2
      1.2  Effective Time of the Merger...........................2
      1.3  Closing................................................2
      1.4  Effects of the Merger; General Partner.................3
      1.5  Governing Documents....................................3
      1.6  Conversion of Securities...............................3
      1.7  Payment................................................4
      1.8  Delisting of Class A Units and Depositary Receipts.....5
      1.9  Appraisal Rights.......................................5

ARTICLE II -- Approval of the Merger..............................5

      2.1  Actions of the Partnership and the General Partner.....5
      2.2  Proxy Statement........................................5

ARTICLE III -- Representations and Warranties of the Parent
               and Regal..........................................6

      3.1  Organization and Qualification.........................6
      3.2  Authority Relative to this Agreement...................6
      3.3  Compliance.............................................6
      3.4  Documents and Information..............................7
      3.5  Financing..............................................7
      3.6  Solvency...............................................7

ARTICLE IV -- Representations and Warranties of the Partnership...8

      4.1  Organization and Qualification.........................8
      4.2  Capitalization.........................................8
      4.3  Fees...................................................8
      4.4  Documents and Information..............................8
      4.5  Opinion of Financial Advisor...........................9

ARTICLE V -- Covenants............................................9

      5.1  Legal Conditions to the Merger.........................9
      5.2  State Statutes.........................................9
      5.3  Special Committee......................................9

ARTICLE VI -- Additional Agreements...............................9

      6.1  Public Announcements...................................9
      6.2  Expenses..............................................10

ARTICLE VII -- Conditions Precedent..............................10

      7.1  Certain Conditions on the Obligation of Regal to
           Consummate the Merger.................................10
      7.2  Obligation of Each Party to Effect the Merger.........11

ARTICLE VIII -- Termination......................................12

      8.1  Termination...........................................12
      8.2  Effect of Termination.................................12

ARTICLE IX -- General Provisions.................................13

      9.1  Amendment.............................................13
      9.2  Extension; Waiver.....................................13
      9.3  Nonsurvival of Representations, Warranties and
           Agreements............................................13
      9.4  Entire Agreement; Counterparts........................13
      9.5  Severability..........................................13
      9.6  Notices...............................................14
      9.7  Interpretation........................................15
      9.8  Headings..............................................15
      9.9  Assignment............................................15
      9.10  Governing Law........................................16
      9.11  Consent to Jurisdiction; Service of Process..........16
      9.12  Limitation of Liability..............................16
      9.13  Limitation of Remedies...............................16

           AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 2, 1997, among AIRCOA HOTEL PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), AIRCOA HOSPITALITY SERVICES, INC., a Delaware corporation (the "General Partner"), REGAL HOTEL MANAGEMENT, INC., a Delaware corporation (the "Parent"), and REGAL MERGER LIMITED PARTNERSHIP, a Delaware limited partnership and a direct, wholly owned subsidiary of the Parent ("Regal").

                             RECITALS

           WHEREAS, the Partnership has heretofore issued Class A limited partnership units (the "Class A Units") and Class B limited partnership units (the "Class B Units" and, together with the Class A Units, the "Units"), each representing limited partner interests in the Partnership;

           WHEREAS, all outstanding Class A Units have been deposited with a depository (the "Depositary") designated by the General Partner, pursuant to the terms of a Deposit Agreement (the "Deposit Agreement") among the General Partner (both individually and as attorney-in-fact for the holders of Class A Units), the Depositary, the Partnership and all holders from time to time of Class A Units represented by depositary receipts ("Depositary Receipts") or certificates (together with the Class B Units represented by certificates, "Certificates");

           WHEREAS, the General Partner is the sole general partner of the Partnership;

           WHEREAS, each of the Parent and Regal is an affiliate (as used herein, such term shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")) of the General Partner;

           WHEREAS, the Parent wishes to merge Regal with and into the Partnership (the "Merger") pursuant and subject to the terms and conditions of this Agreement, whereby each issued and outstanding Unit not owned directly or indirectly by Regal, the Parent or their affiliates will be converted into the right to receive $3.10 per Class A Unit and $20.00 per Class B Unit (the "Merger Consideration");

           WHEREAS, the Board of Directors of the General Partner has established a special committee consisting of persons not otherwise affiliated with the General Partner (the "Special Committee"), and has charged the Special Committee to negotiate and determine the fairness of this Agreement and to, among other things, approve any amendment of or waiver pursuant to this Agreement on behalf of the Partnership;

           WHEREAS, the Special Committee has considered the fairness of this Agreement and the Merger to the holders of Units ("Unitholders"), other than the Parent and its affiliates (the "Unaffiliated Unitholders"), and, subject to the terms and conditions of this Agreement, (i) determined that the Merger is fair to and in the best interests of the Unaffiliated Unitholders, (ii) recommended that the General Partner approve this Agreement and (iii) recommended that the Merger be approved by the Unitholders;

           WHEREAS, the General Partner, on its own behalf and on behalf of the Partnership, and the Parent, on its own behalf and on behalf of Regal, have duly approved this Agreement and the Merger pursuant hereto, and the General Partner has determined, upon the recommendation of the Special Committee, that the Merger is fair to and in the best interests of the Unitholders and, subject to the terms and conditions of this Agreement, has recommended that the Merger be accepted by the Unitholders; and

           WHEREAS, the Parent and affiliates of the Parent holding, in the aggregate, approximately 71.0% of the outstanding Class A Units and approximately 93.6% of the outstanding Class B Units have agreed to submit this Agreement and the Merger to the Unitholders for approval and adoption at a meeting of Unitholders called for such purpose (the "Merger Meeting") pursuant to
Section 17.4 of the Agreement of Limited Partnership of AIRCOA Hotel Partners, L.P., dated July 30, 1987 (as amended, the "Partnership Agreement").

           NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, agreements and conditions contained in this Agreement, the parties agree as follows:

                             ARTICLE I

                            The Merger

           1.1 The Merger. In accordance with and subject to (a) the provisions of this Agreement, (b) the Certificate of Merger (as hereinafter defined), and (c) the Delaware Revised Uniform Limited Partnership Act (the "Delaware Partnership Act"), at the Effective Time (as hereinafter defined), Regal shall be merged with and into the Partnership in the Merger. As a result of the Merger, the separate existence of Regal shall cease, and the Partnership shall continue as the surviving partnership. The Partnership is hereinafter sometimes referred to as the "Surviving Partnership."

           1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, an appropriate form of certificate of merger (the "Certificate of Merger") shall be duly executed and filed by the Partnership and Regal on the Closing Date (as hereinafter defined) in the manner provided in Section 17-211 of the Delaware Partnership Act. The Merger shall become effective at such time on the Closing Date as the Certificate of Merger is filed with the Secretary of State of the State of Delaware (or such later time as may be specified in the Certificate of Merger) (the "Effective Time").

           1.3 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement shall have been abandoned pursuant to the provisions of Article VIII, and subject to the provisions of Sections 7.1 and 7.2 hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Denver time, on the first Business Day (as hereinafter defined) occurring after the Merger Meeting (which shall occur after the passage of 20 business days from and after the mailing of the Proxy Statement (as defined below) to Unitholders) or, if later, the date which is the first Business Day after all of the conditions set forth in Sections 7.1 and 7.2 hereof shall have been satisfied (or waived in accordance with

Section 9.2 hereof), or such other date and time which is agreed to in writing by the parties (the "Closing Date"). The Closing shall take place at the offices of the Partnership at 5775 DTC Boulevard, Englewood, Colorado 80111, unless another place is agreed to by the parties. For purposes of this Agreement, "Business Day" shall mean any day except Saturday, Sunday or any day on which banks are generally not open for business in Denver, Colorado.

           1.4 Effects of the Merger; General Partner. The Merger shall, from and after the Effective Time, have the effects provided for in the Delaware Partnership Act. The General Partner shall be the general partner of the Surviving Partnership until its resignation or removal or until its successor is duly qualified.

           1.5 Governing Documents. Following the Effective Time, the Partnership Agreement of the Partnership shall be the partnership agreement of the Surviving Partnership, until amended in accordance with the provisions thereof and applicable law.

           1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Regal, the Partnership, the Surviving Partnership or any holder of any of the following securities:

           (a) Each Class A Unit which is issued and outstanding immediately prior to the Effective Time (other than Class A Units owned by Regal Hotels International Holdings Limited, a Bermuda company and an indirect parent of each of the General Partner, the Parent and Regal ("Regal Holdings"), or any direct or indirect subsidiary of Regal Holdings) shall be canceled, extinguished and retired, and be converted into and become a right to receive $3.10 in cash, without interest (the "Class A Merger Consideration");

           (b) Each Class B Unit which is issued and outstanding immediately prior to the Effective Time (other than Class B Units owned by Regal Holdings or any direct or indirect subsidiary of Regal Holdings) shall be canceled, extinguished and retired, and be converted into and become a right to receive $20.00 in cash, without interest (the "Class B Merger Consideration" and, together with the Class A Merger Consideration, the "Merger Consideration");

           (c) Each Unit which is issued and outstanding immediately prior to the Effective Time and owned by Regal
      Holdings or any direct or indirect subsidiary of Regal
      Holdings shall be and remain a unit of limited partnership interest in the Surviving Partnership;

           (d) Each partnership interest, general or limited, of Regal issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and retired, and no payment shall be made thereon; and

           (e) The General Partner's general partnership interest in the Partnership shall be and remain a general partnership interest in the Surviving Partnership.

           1.7 Payment. (a) From and after the Effective Time, a bank or trust company organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $100,000,000 that is designated by the Parent (the "Payment Agent") shall act as payment agent in effecting the payment of the Merger Consideration for Units pursuant to Sections 1.6(a) and 1.6(b) hereof. At or before the Effective
Time, the Parent or Regal shall deposit with the Payment Agent the aggregate Merger Consideration in trust for the benefit of the Unaffiliated Units. Promptly after the Effective Time, the Payment Agent shall mail to each record holder of Depository Receipts or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Depositary Receipts or Certificates shall pass, only upon delivery of such Depositary Receipts or Certificates to the Payment Agent) and instructions for use in surrendering such Depositary Receipts or Certificates and receiving the Merger Consideration for each Unit previously represented thereby. Upon the surrender of each such Depositary Receipt or Certificate and the payment by the Payment Agent of the Merger Consideration in exchange therefor, such Depositary Receipts and Certificates shall forthwith be canceled. Until so surrendered and exchanged, each such Depositary Receipt or Certificate (other than Depositary Receipts or Certificates representing Units held by Regal Holdings or any direct or indirect subsidiary of Regal Holdings) shall represent solely the right to receive the Class A Merger Consideration or the Class B Merger Consideration, as applicable, multiplied by the number of Class A Units or Class B Units, respectively, represented by such Depositary Receipt or Certificate, and the holder thereof shall have no rights whatsoever as a Unitholder of the Partnership or the Surviving Partnership. Upon the surrender of such outstanding Depositary Receipt or Certificate, the holder shall receive such Merger Consideration, without any interest thereon. If any cash is to be paid to a name other than the name in which the Depositary
Receipt or Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that the person requesting such payment shall pay to the Payment Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of the Depositary Receipt or Certificate surrendered, or such person shall establish to the satisfaction of the Payment Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Payment Agent nor any party hereto shall be liable to a holder of Depositary Receipts or Certificates for any Merger Consideration or other payments made to a public official pursuant to applicable abandoned property laws. The Surviving Partnership and the Payment Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of Units pursuant to the Merger any taxes or other amounts as are required by applicable law, including without limitation Sections 3406 and 1445 of the Internal Revenue Code of 1986. To the extent that amounts are so withheld by the Surviving Partnership or the Payment Agent, they shall be treated for all purposes of this Agreement as having been paid to the holder of the Units in respect of which such deduction and withholding was made.

           (b) Six (6) months after the Closing Date, the Surviving Partnership shall be entitled to the return of all amounts then held by the Payment Agent pursuant to Section 1.7(a) (including earnings thereon), and the Payment Agent's duties shall terminate. Thereafter, any holder of a Depositary Receipt or Certificate shall look only to the Surviving Partnership (subject to applicable abandoned property, escheat and similar laws) as a general creditor to receive in exchange therefor the Merger Consideration, without any interest thereon.

           (c) At and after the Effective Time, there shall be no transfers on the books of the Surviving Partnership of any Unit other than Units which remain outstanding pursuant to Section

1.6(b) hereof. As of the Effective Time, each holder of a Unit which was converted into the right to receive cash pursuant to
Section 1.6(a) hereof shall be deemed to have withdrawn as a limited partner and shall have no further interest in the Partnership or the Surviving Partnership or any allocations or distributions of income, property or otherwise, other than the right to receive the Merger Consideration as provided in this
Article I.

           1.8 Delisting of Class A Units and Depositary Receipts. Following the Effective Time, the General Partner, on behalf of the Partnership, shall take all actions necessary to effect the delisting of the Class A Units and the Depositary Receipts from the American Stock Exchange and the deregistration of the Class A Units and the Depositary Receipts with the Securities and Exchange Commission (the "Commission").

           1.9 Appraisal Rights. Unitholders shall not have any appraisal or dissenters' rights in connection with the Merger.

                            ARTICLE II

                      Approval of the Merger

           2.1 Actions of the Partnership and the General Partner. (a) The General Partner hereby consents to the Merger, agrees in all respects with the terms of this Agreement and, subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby. In connection therewith, pursuant to the Delaware Partnership Act and Article VIII of the Partnership Agreement, by executing this Agreement, the General Partner, as the sole general partner of the Partnership, consents to and approves in all respects this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) on behalf of the Partnership. The General Partner hereby represents that, at a meeting of its Board of Directors duly called and held on May 2, 1997, (i) such Board approved, upon the recommendation of the Special Committee, this Agreement and the Merger and has determined that the Merger, considered as a whole, is fair to and in the best interests of the Unaffiliated Unitholders and (ii) such Board recommended that the Unitholders of the Partnership approve and adopt this Agreement and the Merger.

           (b) Each of the General Partner, the Parent and affiliates of the Parent holding, in the aggregate, approximately 71.0% of the outstanding Class A Units and approximately 93.6% of the outstanding Class B Units, shall approve and consent to this Agreement and the Merger by a vote in person or by proxy at the Merger Meeting to be held twenty (20) calendar days from and after the mailing of the Proxy Statement to the Unitholders.

           2.2 Proxy Statement. Promptly following the execution of this Agreement, the Partnership shall prepare (and Regal shall cooperate in preparing) and as soon as reasonably practicable thereafter shall file with the Commission a preliminary Proxy Statement with respect to the Merger. Subject to compliance with the rules and regulations of the Commission, the Partnership shall thereafter file with the Commission and mail to Unitholders a definitive Proxy Statement with respect to the Merger (the "Proxy Statement"). The term "Proxy Statement" shall mean such Proxy Statement at the time it initially is mailed to the Unitholders and all amendments or supplements thereto, if any, similarly filed and mailed. Regal and the Partnership each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.

                            ARTICLE III

      Representations and Warranties of the Parent and Regal

           The Parent and Regal, jointly and severally, represent and warrant at the date hereof to the Partnership as follows:

           3.1 Organization and Qualification. Regal is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to carry on its respective business as now conducted. The Parent is the sole general partner of Regal. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its respective business as now conducted. Each of the Parent and Regal is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a material adverse effect on the Parent and its subsidiaries, taken as a whole. Copies of the charter and bylaws of the Parent and the Certificate of Limited Partnership and the Limited Partnership Agreement of Regal (such documents, the "Organizational Documents") previously delivered to the Partnership are accurate and complete as of the date hereof.

           3.2 Authority Relative to this Agreement. Each of the Parent and Regal has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Parent and Regal and the consummation by the Parent and Regal of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Parent, including in the Parent's capacity as general partner of Regal, and no other action or proceeding on the part of the Parent or Regal is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Regal and constitutes a valid and binding obligation of each of them, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

           3.3 Compliance. (a) Neither the execution and delivery of this Agreement by the Parent and Regal nor the consummation of the transactions contemplated hereby nor compliance by the Parent and Regal with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent or Regal or any other direct or indirect subsidiary of the Parent under, any of the terms, conditions or provisions of (x) the respective Organizational Documents of the Parent or Regal or any partnership agreement or charter or bylaws of any other direct or indirect subsidiary of the Parent or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Parent or Regal or any other direct or indirect subsidiary of the Parent is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or Regal or any other direct or indirect subsidiary of the Parent or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Parent and its subsidiaries taken as a whole (a "Material Adverse Effect on the Parent").

           (b) Other than in connection with or in compliance with the provisions of the Delaware Partnership Act, the Exchange Act, any state "anti-takeover" ("State Takeover Laws") or "blue sky" laws ("Blue Sky Laws") or other similar statutes and regulations, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Parent or Regal of the transactions contemplated by this Agreement, except where failure to give such notice, make such filings, or obtain authorizations, consents or approvals would not, in the aggregate, have a Material Adverse Effect on the Parent.

           3.4 Documents and Information. The information supplied by the Partnership, Parent or Regal expressly for inclusion in the Proxy Statement shall not, (i) at the time of the mailing thereof and (ii) at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           3.5 Financing. The Parent has sufficient available funds to consummate the Merger, and shall make such funds available to Regal for such purposes.

           3.6 Solvency. At the Effective Time and after giving effect to any changes in the Parent's, Regal's or the Surviving Partnership's assets and liabilities as a result of the Merger, none of the Parent, Regal or the Surviving Partnership will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

                            ARTICLE IV

         Representations and Warranties of the Partnership

           The Partnership represents and warrants to each of the Parent and Regal at the date hereof as follows:

           4.1 Organization and Qualification. The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted. The Partnership is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a material adverse effect on the Partnership and its subsidiaries, taken as a whole. Copies of the Partnership Agreement and the Certificate of Limited Partnership of the Partnership which have heretofore been delivered to the Parent are accurate and complete as of the date hereof.

           4.2 Capitalization. As of the date hereof, there are 5,340,214 Class A Units and 950,000 Class B Units issued and outstanding. All such Units have been validly issued. Other than such Class A Units and Class B Units and the General Partner's general partnership interest, there are no equity securities of the Partnership authorized or outstanding, and, other than (a) the Class B Units which are convertible into Class A Units and
(b) two promissory notes of the Partnership dated June 8, 1995, payable to the General Partner, in the principal amounts of $2.1 million and $6 million, which are convertible into Class A Units, there are no outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Partnership or any subsidiary of the Partnership is a party or may be bound, requiring the issuance or sale of any Units or other equity securities of the Partnership or securities or rights convertible into or exchangeable for such Units or other equity securities, and there are no contracts, commitments, understandings or arrangements by which the Partnership is or may become bound to issue additional Units or other equity securities or options, warrants or rights to purchase or acquire any additional Units or other equity securities or securities convertible into or exchangeable for such Units or other equity securities.
None of the Units are held by the Partnership in treasury.

           4.3 Fees. The Special Committee has not paid or agreed to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

           4.4 Documents and Information . The information supplied by the Partnership expressly for inclusion in the Proxy Statement shall not, (i) at the time of the mailing thereof and
(ii) at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           4.5 Opinion of Financial Advisor. Houlihan Lokey, the financial advisor to the Special Committee (the "Financial Advisor"), has delivered to the Special Committee its written opinion, dated May 2, 1997, that the Merger Consideration to be received by the Unitholders pursuant to the Merger, taken as a whole, is fair, from a financial point of view, to the Unaffiliated Unitholders.

                             ARTICLE V

                             Covenants

           5.1 Legal Conditions to the Merger. The General Partner (on behalf of itself and the Partnership), Regal and the Parent shall take all reasonable actions necessary to comply promptly with all legal requirements with respect to the Merger and shall take all reasonable action necessary to cooperate promptly with and furnish information to the other parties in connection with any such requirements. The General Partner (on behalf of itself and the Partnership), Regal and the Parent shall take all reasonable actions necessary (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), or other third party, required to be obtained or made (or cooperate in the obtaining of any thereof required to be obtained) in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the consummation of the transactions contemplated hereby; (iii) to fulfill all conditions pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling, the entry thereof.

           5.2 State Statutes. If any State Takeover Law shall become applicable to the transactions contemplated by this Agreement, the parties hereto shall use their reasonable efforts to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such State Takeover Law on the transactions contemplated by this Agreement.

           5.3 Special Committee. Prior to the Effective Time or the earlier termination of this Agreement, the Parent and the General Partner shall take all actions necessary such that the Special Committee shall continue in existence without diminution of any of its powers or duties.

                            ARTICLE VI

                       Additional Agreements

           6.1 Public Announcements. The General Partner, on behalf of itself and the Partnership, and the Parent, on behalf of itself and Regal, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make such public statement prior to such consultation except as may be required by law or the rules of the American Stock Exchange.

           6.2 Expenses. Parent shall bear all costs and expenses of each party hereto incurred in connection with the transactions contemplated by this Agreement.

                            ARTICLE VII

                       Conditions Precedent

           7.1  Certain Conditions on the Obligation of Regal to
Consummate the Merger.

           (a) The obligations of Regal to effect the Merger shall be subject to the fulfillment of the following conditions, any or all of which may be waived by Regal in its sole discretion:

                 (i) except for changes in the business or conditions of the Partnership, financial or otherwise, or in the results of operations of the Partnership, occurring prior to the date of this Agreement, or expected by the management of the General Partner to occur based on events occurring prior to the date of this Agreement, there shall not have occurred any material adverse change in the business or condition of the Partnership, financial or otherwise, or in the results of operations of the Partnership from that set forth in or contemplated by the financial statements of the Partnership for the year ended December 31, 1996;

                (ii) there shall not be pending or threatened against the Partnership, or any subsidiary of the Partnership, any action, suit or proceeding involving a claim at law or in equity or before or by any Governmental Entity, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on the Partnership; and

                (iii) there shall not be pending or threatened against the Partnership, the General Partner, the Parent, Regal, or any of their respective affiliates or their respective properties or businesses, any other action, suit or proceeding involving a claim at law or in equity or before or by any federal, state, or municipal or other court of competent jurisdiction or other Governmental Entity, relating to the Merger or this Agreement that would be reasonably likely to have a Material Adverse Effect on the Partnership.

           (b) The parties hereto agree that in exercising its discretion to waive or require the fulfillment of the conditions prescribed in Section 7.1(a) above, Regal shall not be required to consider the interests of any person or entity that may be affected by the Merger other than Regal, and that Regal shall have no obligation, fiduciary or otherwise, to the limited partners of the Partnership or the General Partner in exercising its discretion under
      Section 7.1(a).

           7.2 Obligation of Each Party to Effect the Merger. The respective obligations of each party generally to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

           (a) This Agreement and the Merger shall have been approved and adopted by a Majority Interest (as defined in the Partnership Agreement);

           (b) Neither the execution and delivery of this Agreement by the Partnership nor the consummation of the transactions contemplated hereby nor compliance by the Partnership with any of the provisions hereof shall (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Partnership or any direct or indirect subsidiary of the Partnership under any of the terms, conditions or provisions of (x) the Partnership Agreement or any other partnership agreement or charter or bylaws of any direct or indirect subsidiary of the Partnership or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Partnership or any direct or indirect subsidiary of the Partnership is a party, or to which any of them, or any of their respective properties or assets, may be subject, or
      (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Partnership or any direct or indirect subsidiary of the Partnership or any of their respective properties or assets, except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which would not, in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of the Partnership and its subsidiaries, taken as a whole (a "Material Adverse Effect on the Partnership");

           (c) The Financial Advisor shall not have withdrawn or modified in any manner materially adverse to the Parent, Regal, the Partnership or any holder of Units its opinion as described in Section 4.5; and

           (d) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Entity nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would make the acquisition or holding by the Parent, its subsidiaries or affiliates of the Units of the Surviving Partnership illegal or otherwise prevent the consummation of the Merger or make the consummation of the Merger illegal.

                           ARTICLE VIII

                            Termination

           8.1 Termination. This Agreement may be terminated, and the Merger contemplated herein may be abandoned, at any time prior to the Effective Time, whether prior to or after approval of the Merger by the Unitholders:

           (a) by mutual written consent of the Board of Directors of the Parent, on behalf of the Parent and Regal, and the General Partner of the Partnership, with the concurrence of the members of the Special Committee; or

           (b) by the Partnership (which shall so act only if requested by the Special Committee) if the Parent or Regal breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement (other than any breach caused by the Partnership) or if the Financial Advisor shall have withdrawn or modified in any manner adverse to the Partnership, the holder of any Units, the Parent or Regal its opinion as described in Section 4.5; or

           (c) by the Parent, if the Partnership breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement (other than any breach caused by the Parent or any affiliate of the Parent) or if the Special Committee shall have withdrawn or modified in any manner adverse to the Parent or Regal its recommendation of the Merger or this Agreement or if the Financial Advisor shall have withdrawn or modified in any manner adverse to the Partnership, the holder of any Units, the Parent or Regal its opinion as described in Section 4.5; or

           (d) by either the Parent or the Partnership (with the concurrence of the members of the Special Committee, if terminated by the Partnership):

                 (i) if the Merger has not been consummated prior to September 30, 1997; or

                (ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

           8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void, and there shall be no liability on the part of the Parent, Regal, the General Partner or the Partnership.

                            ARTICLE IX

                        General Provisions

           9.1 Amendment. This Agreement may not be amended except by (i) an instrument in writing signed on behalf of each of the parties hereto and (ii) prior approval of such amendment by the members of the Special Committee; provided, however, that after approval of the Merger by the Unitholders, no amendment may be made without the further approval of a Majority Interest (as defined in the Partnership Agreement) which would either (a) alter or change the Merger Consideration or (b) alter or change any other terms and conditions of this Agreement, if any of such alterations or changes, alone or in the aggregate, would materially adversely affect the Unitholders.

           9.2 Extension; Waiver. At any time prior to the Effective Time, whether before or after the mailing of the Proxy Statement, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement; and (iii) waive compliance with any of the agreements of the other parties or conditions to its own obligations contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer and, if given by the Partnership, approved by the members of the Special Committee. No such consent or waiver of compliance given by any of the parties hereto shall operate as a consent or waiver of compliance in respect of any subsequent default, breach or non-observance, whether of the same or any other nature.

           9.3 Nonsurvival of Representations, Warranties and Agreements. The respective representations and warranties of the Partnership, the Parent and Regal contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter none of the Partnership, the Parent or Regal or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.3 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

           9.4 Entire Agreement; Counterparts. (a) This Agreement contains the entire agreement among the Partnership, the Parent and Regal with respect to the subject matter hereof and supersedes all prior arrangements and understandings, both written and oral, among such parties with respect thereto.

           (b) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

           9.5 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, the parties shall adopt an amendment hereto in accordance with the provisions of Section 9.1 hereof in which such provision, as to such jurisdiction, is so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

           9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses as shall be specified by a party by like notice):

           (a)  If to the Parent or Regal:

           REGAL HOTEL MANAGEMENT, INC.
           5775 DTC Boulevard
           Englewood, Colorado 80111
           Attention:  Douglas M. Pasquale, President
           Telecopier:  (303) 220-2120

           with a copy to:

           Cleary, Gottlieb, Steen & Hamilton
           One Liberty Plaza
           New York, New York  10006
           Attention:  Paul J. Shim, Esq.
           Telecopier:  (212) 225-3999

           (b)  If to the Partnership or the General Partner:

           AIRCOA HOTEL PARTNERS, L.P.
           5775 DTC Boulevard
           Englewood, Colorado 80111
           Attention:  Douglas M. Pasquale, President
           Telecopier:  (303) 220-2120
           with a copy to:

           Holland & Hart LLP
           Suite 3200
           555 Seventeenth Street
           Denver, Colorado  80201
           Attention:  Michael S. Quinn, Esq.
           Telecopier:  (303) 295-8261

           and

           Hire & Associates
           1383 Solitude Lane
           Evergreen, Colorado 80439
           Attention: Mr. James W. Hire
           Telecopier:  (303) 670-9967

           and

           Miramar Asset Management, Inc.
           617 Veterans Boulevard
           Suite 212
           Redwood City, California 94063
           Attention: Mr. Anthony C. Dimond
           Telecopier:  (415) 599-9234

All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery if received prior to 5:00 p.m. New York City time on such date, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the third Business Day following such mailing.

           9.7 Interpretation. When a reference is made in this Agreement to subsidiaries of Regal Holdings, the Parent, Regal or the Partnership, the word "subsidiaries" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by the Parent, Regal, or the Partnership, as the case may be. For purposes of this Agreement, the Partnership shall not be deemed to be an affiliate or subsidiary of the Parent or Regal.

           9.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           9.9 Assignment. This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge that Regal shall have the unrestricted right to assign all of its respective rights hereunder to a wholly-owned affiliate of the Parent or Regal; provided, further, that notwithstanding such assignment, Regal shall not be released from its obligations hereunder nor shall such assignment prejudice the rights of holders of Units entitled to receive payment pursuant to Section 1.6(a) hereof to receive such payment for Units properly delivered to the Payment Agent and accepted for payment.

           9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflicts of laws provisions thereof.

           9.11 Consent to Jurisdiction; Service of Process. (a) The parties hereto irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or the U.S. District Court for the District of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

           (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in subsection (a) above by mailing a copy thereof in accordance with the provisions of Section 9.6 hereof.

           9.12 Limitation of Liability. In no event shall any partner (other than the General Partner) or representative of the Partnership or any direct or indirect stockholder, officer, director, partner or representative of the General Partner or any other such person, be personally liable for any obligation of the Partnership or the General Partner under this Agreement. In no event shall recourse with respect to the obligations under this Agreement of the Partnership or the General Partner be had to the assets or business of any person other than the Partnership or the General Partner, respectively.

           9.13 Limitation of Remedies. The sole remedy of any party hereto for breach by any other party of a covenant, representation or warranty made under this Agreement shall be limited to termination of this Agreement.

           IN WITNESS WHEREOF, the Partnership, the General
Partner, the Parent and Regal have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

                          AIRCOA HOTEL PARTNERS, L.P.

                          By   AIRCOA Hospitality Services, Inc.,
                                 its General Partner

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          AIRCOA HOSPITALITY SERVICES, INC.

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          By: /s/
                             ------------------------------------
                              Name:
                               Title:

                          REGAL HOTEL MANAGEMENT, INC.

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          REGAL MERGER LIMITED PARTNERSHIP

                          By:  Regal Hotel Management, Inc.,
                                 its General Partner

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                          By: /s/
                             ------------------------------------
                               Name:
                               Title:

                                                            Annex B

           [LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN]




May 2, 1997


Aircoa Hospitality Services, Inc.

Special Committee of the Advisory Committee of
Aircoa Hotel Partners, L.P.

Mr. James W. Hire
Hire & Associates
1383 Solitude Lane
Evergreen, CO 80439

Mr. Anthony C. Dimond
Miramar Asset Management Inc.
617 Veterans Boulevard, Suite 212
Redwood City, CA 94063

RE: Aircoa Hotel Partners, L.P.

Gentlemen:

We understand that Aircoa Hotel Partners, L.P. ("Aircoa") is a limited partnership which was organized in December 1986 by Aircoa Hospitality Services, Inc. ("AHS," the "General Partner" or the "Company") to acquire, own and operate hotel and resort properties. Aircoa owns and operates six hotel and resort properties (the "Properties") through six operating partnerships which hold title to the Properties. Aircoa owns a 99 percent limited partnership interest in each of the six operating partnerships which hold title to the Properties. AHS is the one percent general partner of each of the operating partnerships.
AHS is an affiliate of Regal Hotel Management, Inc. ("Regal").
Richfield Hospitality Services, Inc. ("Richfield") operates and manages each of the Properties under management agreements. The limited partnership units of Aircoa consist of Class A and Class
B units ("Class A" and "Class B," respectively). The Class A units are publicly traded and as of December 31, 1996 there were 5,340,214 Class A units outstanding. Of the Class A units, Regal and its affiliates own or control approximately 3,800,000 units, or approximately 71 percent of the total outstanding Class A units. The Class B units are not publicly traded and as of December 31, 1996, there were 950,000 outstanding. Of the Class B units, Regal owns or controls approximately 889,000 or approximately 94 percent of the total outstanding Class B units.
We understand that under the specific terms of the Aircoa partnership agreement, 250,000 of the Class B units will convert into Class A units, as of each of the following dates:
(i) in 1997 on the earlier of four dates established in Amendment
No. 1 to the Third Amended and Restated Agreement of Limited Partnership of Aircoa Hotel Partners, L.P. effective May 2, 1997, (ii) approximately May 30, 1998 (iii) and approximately May 30, 1999, the balance converting to Class A units on approximately May 30, 2000. The new Class A units will participate, on a full pro-rata basis, in the accrued and unpaid distributions, as well as the future distributions that will accrue to the Class A units. We understand and you have advised us that such potential conversion of the Class B units into Class
A units, on a full pro-rata basis, should be assumed for purposes of our analysis.

We understand that Regal, in connection with the merger into Aircoa (the "Merger"), intends to acquire the publicly held Class A units and the non-publicly held Class B units that it does not currently own or control. In the Merger, the non-Regal Class A units will be converted into the right to receive cash consideration of $3.10 per unit. The non-Regal Class B units, which total 61,254 will be converted into the right to receive cash consideration of $20.00 per unit. The Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction." It is our understanding that the Company has formed the Special Committee (the "Committee") of the Aircoa Advisory Committee (the "Advisory Committee") to consider certain matters relating to the Transaction.

Houlihan Lokey has been retained on behalf of, and will report solely to, the Committee, notwithstanding that Houlihan Lokey's fees and expenses will be paid by the Company.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of Aircoa or its securities or the Class A and Class B units. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

    (i) reviewed Aircoa's annual reports to unitholders and on Form 10-K for the five fiscal years ended December 31, 1996 which the Company's management has identified as being the most current financial statements available;

   (ii) reviewed a copy of the Class A Depository Units Prospectus dated July 23, 1987;

  (iii) reviewed a copy of the Aircoa's Offer Letter from Regal Hotel Management, Inc. dated December 16, 1996;

   (iv) reviewed a copy of the Agreement and Plan of Merger dated May 2, 1997;

    (v)    reviewed a calculation of Aircoa's Cumulative Minimum
           Annual Distributions as of December 31, 1996;

   (vi) reviewed a March 20, 1997 letter and real estate appraisals, as of January 1, 1997 prepared by Arthur
           Anderson LLP, of Aircoa's six operating properties upon which we have relied in our analysis;

  (vii) reviewed the April 29, 1997 opinion by PKF Consulting regarding PKF's portfolio analysis;

 (viii) reviewed various industry reports for the hotel and resort industries;

   (ix) met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of Aircoa, and met with counsel to discuss certain matters;

    (x)    conducted various telephone conversations and attended
           Special Committee meetings on February 20, March
           24-25, and March 27, 1997;

   (xi) reviewed forecasts and projections prepared by Aircoa's management with respect to Aircoa for the three years ended December 31, 1997 through 1999;

  (xii) reviewed the historical market prices and trading volume for Aircoa's publicly traded securities;

 (xiii) reviewed certain other publicly available financial data for certain companies and securities that we deem comparable to Aircoa and its securities, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

  (xiv) conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the appraisals of the Properties and the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Aircoa, and that there has been no material change in the assets, financial condition, business or prospects of Aircoa since the date of the most recent appraisals and financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to Aircoa and the Properties and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the Properties or assets of Aircoa. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration of $3.10 per unit to be received by the non-Regal holders of Aircoa Hotel Partners, L.P. Class A units and the consideration of $20.00 per unit to be received by the non-Regal holders of Class B units in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

/s/  Houlihan, Lokey, Howard & Zukin, Inc.

 CONSOLIDATED FINANCIAL STATEMENTS OF AIRCOA HOTEL PARTNERS, L.P.
             AND ITS SUBSIDIARY OPERATING PARTNERSHIPS

                   INDEX TO FINANCIAL STATEMENTS


                                                         Page
      Financial Statements                             Number

      Independent Auditor's Report                       C-2
      Consolidated Balance Sheets
        December 31, 1996 and December 31, 1995          C-3

      Consolidated Statements of Operations
        Years Ended December 31, 1996, 1995 and 1994     C-5

      Consolidated Statement of Partners' Capital
        Years Ended December 31, 1996, 1995 and 1994     C-6

      Consolidated Statements of Cash Flows
        Years Ended December 31, 1996, 1995 and 1994     C-7

      Notes to Consolidated Financial Statements         C-9

                   Independent Auditors' Report


To the Partners of
AIRCOA Hotel Partners, L.P.:


      We have audited the accompanying consolidated balance sheets of AIRCOA Hotel Partners, L.P. and subsidiary operating partnerships as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AIRCOA Hotel Partners, L.P. and subsidiary operating partnerships as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                               KPMG Peat Marwick LLP


Denver, Colorado
February 28, 1997

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Consolidated Balance Sheets

December 31, 1996 and 1995

(In thousands)




Assets                                               1996        1995
------                                               ----        ----
Current assets:
  Cash and cash equivalents                       $ 2,350       2,116
  Accounts receivable:
    Trade                                           3,305       2,479
    Affiliates                                         --         143
  Inventory                                           373         339
  Prepaid expenses                                    516         482
                                                  -------     -------
      Total current assets                          6,544       5,559
                                                  -------     -------
Property and equipment, at cost:
  Land and leasehold improvements                   9,427       8,914
  Buildings and leasehold improvements             68,499      66,838
  Furniture, fixtures and equipment                20,251      18,332
                                                  -------     -------
                                                   98,177      94,084
  Less accumulated depreciation and
  amortization                                    (35,501)    (31,329)
                                                  -------     -------
      Net property and equipment                   62,676      62,755

Other assets, including debt issue costs,
net of accumulated amoritzation of $408
in 1996 and $237 in 1995                              911       1,092
                                                  -------     -------
                                                 $ 70,131      69,406
                                                 ========     =======

                                                        (Continued)

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Consolidated Balance Sheets, Continued




Liabilities and Partners' Capital                    1996        1995
---------------------------------
Current liabilities:
  Current installments of long-term debt          $ 1,122       1,080
  Trade accounts payable                            1,284       1,672
  Trade accounts payable to affiliates                444         715
  Accrued liabilities:
    Payroll and related                               832         665
    Taxes, other than income taxes                    513         507
    Other                                           2,223       1,377
  Deferred revenue and advance deposits             1,842       1,995
                                                  -------     -------
      Total current liabilities                     8,260       8,011

Long-term debt, excluding current
installments                                       42,504      43,290

Notes payable to affiliates                         8,100       8,100
Accrued administration fees, management
fees and interest payable to affiliate                506         253
                                                  -------     -------
      Total liabilities                            59,370      59,654
                                                  -------     -------
Partners' capital:
  General partner                                     245         236
  Limited partners:
    Class A Unitholders                            13,517      13,603
    Class B Unitholders (deficit)                  (3,001)     (4,087)
                                                  -------     -------
      Total partners' capital                      10,761       9,752

Commitments and contingencies
                                                 $ 70,131      69,406
                                                 ========      ======

See accompanying notes to consolidated financial statements.

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Consolidated Statements or Operations

Years Ended December 31, 1996, 1995 and 1994

(In thousands, except unit data)



                                          1996        1995        1994
                                          ----        ----        ----
Revenue:
  Rooms                              $   29,038      26,810      26,863
  Food and beverage                      12,272      11,733      12,274
  Other property operations               7,243       6,856       7,020
                                       --------    --------    --------
                                         48,553      45,399      46,157
                                       --------    --------    --------
Costs and operating expenses:
  Rooms                                   7,774       7,366       7,242
  Food and beverage                       8,790       8,577       8,769
  Other property operations               2,947       3,046       3,325
  Administrative and general              5,488       4,954       4,793
  Marketing                               4,184       3,944       4,025
  Energy                                  2,416       2,365       2,307
  Property maintenance                    2,329       2,348       2,255
  Rent, taxes and insurance               2,753       2,743       2,540
  Management fees                         1,925       1,802       1,835
  Depreciation and amortization           4,172       4,095       3,944
  Impairment of property                     --       4,789          --
                                       --------    --------    --------
                                         42,778      46,029      41,035
                                       --------    --------    ---------
      Operating income (loss)             5,775       (630)       5,122
                                       --------    --------    --------

Other income (expenses):
  Interest expense, including
  amortization of debt issue
  costs of $402 in 1996, $348 in
  1995 and $471 in 1994                  (4,766)     (4,791)     (4,600)

  Gain on insurance settlements              --          --         105
                                       --------    --------    --------
                                         (4,766)     (4,791)     (4,495)
                                       --------    --------    --------
Net income (loss)                     $   1,009      (5,421)        627
                                       ========    ========    ========
Class A Unitholders:
  Loss per limited partnership unit   $    (.02)      (1.50)       (.10)
                                       ========    ========    ========
  Weighted average number of
  units outstanding                   5,340,214   5,340,214   5,340,214
                                       ========    ========    ========
Class B Unitholders:
  Income per limited
  partnership unit                    $    1.14        2.86        1.25
                                       ========    ========    ========
  Weighted average number of
  units outstanding                     950,000     950,000     950,000
                                       ========    ========    ========

See accompanying notes to consolidated financial statements.

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Consolidated Statements of Partners' Capital

Years Ended December 31, 1996, 1995 and 1994

(In thousands, except unit data)




                              Limited partners' capital (deficit)
                            ---------------------------------------
                            Class A Unitholder  Class B Unitholders  Total
                    General ------------------  -------------------  partners'
                    partner   Units    Capital    Units   Capital    capital
                    -------   -----    -------    -----   -------    -------
Balances at
December 31, 1993   $375    5,340,214   22,157   950,000   (7,986)    14,546
Net income (loss)      1          --      (552)       --    1,178        627
                    ----    ---------  -------   -------  -------    -------
Balances at
December 31, 1994    376    5,340,214   21,605   950,000   (6,808)    15,173
Net income (loss)   (140)          --   (8,002)       --    2,721     (5,421)
                     ----    ---------  -------   -------  -------    -------
Balances at
December 31, 1995    236    5,340,214   13,603   950,000   (4,087)     9,752
Net income (loss)      9           --      (86)       --    1,086      1,009
                    ----    ---------  -------   -------  -------    -------
Balances at
December 31, 1996   $245    5,340,214   13,517   950,000   (3,001)    10,761
                    ====    =========  =======   =======  =======    =======

 See accompanying notes to consolidated financial statements.

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Consolidated Statements of Cash Flows

Years Ended December 31, 1996, 1995 and 1994

(In thousands)




                                            1996       1995       1994
                                            ----       ----       ----

Cash flows from operating activities:
  Cash received from customers          $ 44,774     43,460      44,592
  Cash paid to suppliers and vendors     (25,868)   (25,054)    (25,226)
  Cash paid to employees                 (12,931)   (12,916)    (12,423)
  Interest paid                           (3,558)    (4,443)     (3,430)
  Other cash receipts                      1,654      2,096       2,055
                                       ---------  ---------    --------

        Net cash provided by
        operating activities               5,071      3,143       5,568
                                       ---------  ---------    --------

Cash flows from investing activities:
  Capital expenditures                    (3,847)    (3,286)     (2,049)
  Proceeds from insurance
  for damaged property and equipment          --         --         105
  Payments for other assets                   --        (20)         --
                                       ---------  ---------    --------
        Net cash used in
        investing activities              (3,847)    (3,306)     (1,944)
                                       ---------  ---------    --------

Cash flows from financing activities:

  Proceeds from refinancing                   --     45,000          --
  Principal payments on long-term debt      (990)   (42,995)     (4,950)
  Refinancing costs and other                 --       (987)       (329)
                                       ---------  ---------    --------
        Net cash provided by (used in)
        financing activities                (990)     1,018      (5,279)
                                       ---------  ---------    --------
        Increase (decrease) in cash
        and cash equivalents                 234        855      (1,655)
                                       ---------  ---------    --------
Cash and cash equivalents,
beginning of year                          2,116      1,261       2,916
                                       ---------  ---------    --------
         Cash and cash equivalents,
         end of year                  $    2,350      2,116       1,261
                                       =========  =========    ========

                                                        (Continued)

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Consolidated Statements of Cash Flows, Continued




                                            1996       1995       1994
                                            ----       ----       ----
Reconciliation of net income (loss)
to net cash provided by
operating activities:
  Net income (loss)                      $ 1,009     (5,421)        627
  Adjustments to reconcile net
  income (loss) to net cash provided
  by operating activities:
      Depreciation and amortization        4,172      4,095       3,944
      Impairment of property                  --      4,789           -
      Amortization of debt issue costs       402        348         471
      Gain on insurance settlements           --         --        (105)
      Decrease (increase) in accounts
      receivable relating to operations     (683)       (24)        284
      Decrease (increase) in inventory       (34)        62         (25)
      Decrease (increase) in prepaid
      expenses                               (34)        16        (124)
      Increase in other assets              (221)        --          --
      Increase (decrease) in trade
      accounts payable, trade accounts
      payable to affiliates, accrued
      liabilities accrued administrative
      fees, management fees and interest
      payable to affiliate relating
      to operations                          613       (903)        290
      Increase (decrease) in deferred
      revenue and advance deposits          (153)       181         206
         Net cash provided by operating
          activities                      $5,071      3,143       5,568

Non-cash investing and financing
activities - the Partnership entered
into capital lease obligations
for equipment of 5,246,000 in 1996.

See accompanying notes to consolidated financial statements.

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Notes to Consolidated Financial Statements

December 31, 1996 and 1995
-----------------------------------------------------------------

(1)   Summary of Significant Accounting Policies


Basis of Presentation

      AIRCOA Hotel Partners, L.P. (the "Partnership") is a publicly traded limited partnership formed to acquire, own and operate hotel properties. The Partnership holds a 99% limited partner interest in six limited partnerships (the "Operating Partnerships"). Each of the Operating Partnerships owns and operates a hotel and resort property (the "Properties"). AIRCOA Hospitality Services, Inc. ("AHS" or the "General Partner"), a wholly-owned subsidiary of Richfield Hospitality Services, Inc. ("Richfield") holds a 1% General Partner interest in the Partnership and in each of the Operating Partnerships.


Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Partnership and the accounts of each of the Operating Partnerships. All significant interpartnership accounts and transactions have been eliminated.


Cash and Cash Equivalents

      Cash equivalents, representing money market accounts, overnight Eurodollar deposits and repurchase agreements, were $1,865,000 and $1,965,000 at December 31, 1996 and 1995,
respectively. For purposes of the consolidated statements of cash flows, the Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.


Operating Assets

      The Partnership uses an inventory method of accounting for china, glassware, silver, linen, and uniforms. Under the inventory method, operating assets are stated at amounts based upon the physical quantity of such assets on hand using average costs, less a valuation allowance to reflect deterioration from use.


Property and Equipment

      Property and equipment are stated at cost. Hotel property renovations and improvements are capitalized. Repairs, maintenance, and minor refurbishments are charged to expense as incurred. Interest incurred during construction of facilities or major renovations is capitalized and amortized over the life of the related assets. No interest was capitalized in 1996, 1995 or 1994. Upon the retirement or sale of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in operations.

      Property and equipment held under leaseholds is amortized over the shorter of the lease term or the estimated useful life of the asset.

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Notes to Consolidated Financial Statements

December 31, 1996 and 1995
-----------------------------------------------------------------

Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, generally as follows:

Land improvements and leasehold improvements   15 years
Buildings and leasehold improvements           30 years
Furniture, fixtures and equipment              10 years

      The Partnership assesses the carrying value of its hotel properties for impairment when circumstances indicate such amounts may not be recoverable from future operations. In the fourth quarter of 1995, the Partnership adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of (SFAS No. 121). SFAS No. 121, which was issued by the Financial Accounting Standards Board in March 1995, establishes recognition and measurement standards for the impairment of long-lived assets expected to be held and used and long-lived assets to be disposed. Generally, assets to be held and used in operations are considered impaired if the sum of expected future cash flows is less than the assets' carrying amount. If an impairment is indicated, the loss is measured based on the amount by which the assets' carrying value exceeds its fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less estimated selling costs. In 1994, prior to the adoption of SFAS No. 121, the Partnership assessed impairment based on the expected future cash flows from operations of its hotel properties.


Other Assets

      Other assets consist principally of debt issue costs, franchise license costs, and liquor license costs. Debt issue and franchise license costs are amortized using the straight-line method over the term of the respective debt or license agreements.


Deferred Revenue and Advance Deposits

      Deferred revenue for facility rentals and advance room deposits is recognized as revenue when services are provided.


Income Taxes

      No current provision or benefit for income taxes is included in the accompanying consolidated financial statements since the taxable income or loss of the Partnership is included in the tax returns of the individual partners of the Partnership.

      Current federal income tax regulations will subject the Partnership to corporate taxation beginning in 1998. Accordingly, the Partnership utilizes an asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis expected to be recovered or settled subsequent to 1997. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years such temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates will be recognized in operations in the period of the enactment date.

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Notes to Consolidated Financial Statements

December 31, 1996 and 1995

-----------------------------------------------------------------
Net Income (Loss) Per Unit

      Net income (loss) per limited partnership unit is computed by dividing the net income (loss) attributable to each class of units by the weighted average number of units outstanding in each class during the period. Because of the loss attributable to Class A Unitholders in 1996, 1995 and 1994, Class A Units issuable upon conversion of notes payable (see Note 5) and upon conversion of the Class B Units (see Note 2) were not considered in the computation, as such conversions would be anti-dilutive.


Risks and Uncertainties

      The preparation of the Partnership's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

      Certain of the Properties have agreements with various customers, including airline carriers and tour groups that require the Properties to provide rooms at specified rates. The loss of such agreements and customers could adversely impact revenue.


Reclassifications

      Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform to the 1996 presentation.


(2)   Partnership Units and Allocations

Limited Partnership Units

      The Class A Units entitle each Class A Unitholder to a limited partnership interest in a percentage of the profits and losses, tax allocations, and distributions of the Partnership, as described below.

      The Class B Units entitle each Class B Unitholder to a limited partnership interest which is subordinate to the Class A Units. The Class B Units are redeemable by the Partnership or convertible into Class A Units, in certain circumstances. The Class B Units do not receive distributions until the Class A Unitholders receive defined Minimum Annual Distributions. Through 1996, the Class B Units were convertible into Class A Units to the extent that distributable cash flow of the Partnership in the previous year would have been sufficient to pay Minimum Annual Distributions for the Class A Units, including the Class B Units to be converted. Beginning in 1997, in accordance with the terms of the Partnership Agreement, and each year thereafter through 2001, a minimum of 250,000 Class B Units are required to be converted into Class A Units annually through 2001 at a redemption value of $20.00 per Class B Unit, by issuing Class A Units valued at the then current market price of the Class A Units. Therefore, the number of Class A Units to be issued upon conversion of a Class B Unit will be determined at the time of conversion by dividing $20.00 by the then current market price of a Class A Unit.

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Notes to Consolidated Financial Statements

December 31, 1996 and 1995
-----------------------------------------------------------------

Cash Distributions

      The Partnership Agreement provides for periodic distribution of distributable cash flow, as defined, to the partners at the discretion of the General Partner. Distributable cash flow is generally defined as cash flow from operations of the hotel properties. Such cash is allocated and distributed (net of the General Partner's 1% general partnership interest in the Operating Partnerships) 99% to the Class A Unitholders and 1% to the General Partner until the Class A Unitholders have received defined Minimum Annual Distributions. The Minimum Annual Distribution is presently $2.16 per Class A Unit. After payment of the Minimum Annual Distribution, additional cash distributions, if any, will be allocated 49.5% to the Class A Unitholders, 49.5% to the Class B Unitholders and 1% to the General Partner.

      Capital transaction proceeds generally consist of net proceeds from sales and refinancing of the Partnership's hotel properties. Cash from capital transaction proceeds is allocated and distributed 99% to the Class A Unitholders and 1% to the General Partner until the Class A Unitholders have received any previously unpaid Minimum Annual Distributions, and the unrecovered capital preference amount, as defined. Capital transaction proceeds are then allocated and distributed 99% to the Class B Unitholders and 1% to the General Partner until all the Class B Units have been redeemed. Subsequent to the redemption of the Class B Units, capital transaction proceeds are allocated and distributed 75% to the Class A Unitholders and 25% to the General Partner. The unrecovered capital preference amount of a Class A and a Class B Unit at December 31, 1996 is $16.60 and $20.00, respectively.

      The Minimum Annual Distribution amount attributable to
Class A Unitholders and the Class B Unitholders sharing percentage in distributable cash flow are reduced proportionately based upon distributions of capital transaction proceeds.

      The Partnership has not made any distributions since 1990.
At December 31, 1996, the cumulative unpaid Minimum Annual
Distribution per Class A Unit significantly exceeds the Partnership's net asset value per unit based on the appraised values of the hotel properties.


Allocation of Income and Losses

      Partnership income and losses are allocated among the partners in accordance with federal income tax provisions based upon the partners ownership interests, adjusted to reflect original contribution values agreed upon by the partners and other basis differences at the inception of the Partnership. Income and losses are allocated among individual units on a pro rata basis within each class of units. For financial reporting purposes, the net income or loss of the Partnership is generally allocated in accordance with the income tax allocation provisions described above. In accordance with the Partnership Agreement, deductions of approximately $1,036,000, $3,056,000 and $1,148,000 in 1996, 1995 and 1994, respectively, were transferred in the allocation of income (loss) from the Class B Units to the Class A Units and General Partner. In 1995, such allocation includes the impact from the impairment of the Lakeside property (see Note 3).


(3)   Hotel Property Valuations

      The Partnership periodically evaluates the carrying value of its hotel properties for impairment. These evaluations are based upon management's estimate of future operating results considering recent performance and existing and expected local market conditions. Based on these evaluations, the Partnership recognized an

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Notes to Consolidated Financial Statements

December 31, 1996 and 1995
-----------------------------------------------------------------

impairment of approximately $4,789,000 relating to the Lakeside property in 1995. The loss was determined based on the excess of the hotel property's carrying value over its fair value at December 31, 1995. The fair value of the hotel property was determined through a third-party appraisal obtained in January 1996. The impairment loss is included in costs and operating expenses in the accompanying consolidated statements of operations.

      The Partnership believes that the expected future cash flows from the operations of its other hotel properties will be sufficient to recover their carrying values. The Partnership has no current plans to sell any of its properties for less than their carrying values.


(4)   Long-Term Debt

      On June 8, 1995, the Partnership signed a credit agreement with a new lender which provided a $45,000,000 first mortgage loan and a $1,000,000 revolving credit line. The proceeds of the $45,000,000 first mortgage loan were used to refinance, on a long-term basis, the Partnership's existing mortgage loan in the amount of $38,950,000 and the note payable to bank of $1,790,000 which were due July 31, 1995 and October 31, 1995, respectively, and to provide approximately $3,000,000 to fund hotel property renovations. At December 31, 1996 these amounts have been expended. The balance of the funds were used for the payment of a facility fee and closing costs.

      The first mortgage loan interest rate at December 31, 1996 of 7.53% was based on the current Eurodollar rate plus 2%. Repayment of the first mortgage loan is based on a twenty-year amortization with a final maturity date in June 2000. Payments under this loan consist of monthly installments of $90,000 plus interest on the unpaid balance. The revolving credit line is renewable annually at the option of the lender. No amounts have been drawn on the revolving credit line at December 31, 1996.

      Long-term debt is summarized as follows (in thousands):

                                                      December 31,
                                                   -------------------
                                                      1996      1995
                                                      ----      ----
Mortgage loan                                      $ 43,380  $ 44,370
Capital lease obligation                                246         -
                                                    -------    ------
                                                     43,626    44,370
Less current installments                            (1,122)   (1,080)
Long-term debt, excluding current installments      $42,504   $43,290

      The first mortgage loan and revolving credit line contain various covenants including: minimum debt service ratios, restrictions on additional indebtedness, limitations on annual cash distributions to Class A Unitholders, limitations on the payment of principal on the affiliate notes payable, prepayment premiums during the first two years, deferral of management fees payable to Richfield if minimum debt service ratios are not achieved, maintenance of a capital expenditure reserve account equal to 5% of gross revenue, and a maximum loan-to-value ratio of 65% based on the aggregate appraised values of the Properties. The Partnership is in compliance with these covenants for the year ended December 31, 1996. The first mortgage loan and revolving credit line are subject to certain limited guarantees of an affiliate of the General Partner. The first mortgage loan also requires Bank approval of any dilution in the present ownership interests of affiliates of the General Partner in the Partnership.

      In accordance with the Partnership Agreement, the General
Partner received a 1% financing fee, reduced by the amount of the financing fee paid to the lender, for arranging the refinancing of the Partnership's

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Notes to Consolidated Financial Statements

December 31, 1996 and 1995
-----------------------------------------------------------------

indebtedness. In addition, the Partnership pays an annual guarantee fee calculated as .5% of the outstanding loan balance at June 8 of each year to an affiliate of the General Partner for the limited guarantee of the first mortgage loan and the revolving credit line.

      Maturities of long-term debt are summarized as follows (in thousands):

        Year ending December 31,
                1997                   $1,122
                1998                    1,127
                1999                    1,131
                2000                   40,197
                2001                       49
                                           --
                                      -------
                                      $43,626
                                      =======

(5)   Notes Payable to Affiliates

      A condition of the credit agreement signed by the Partnership for the first mortgage loan and revolving credit line required the subordination of the $6,000,000 notes payable to the General Partner (the "Notes"), the General Partner has agreed to this subordination, and as a result, on September 26, 1995 the Board, in its capacity as General Partner, and the Advisory Committee of AHP authorized the extension of the term and deferral of certain past-due interest on the Notes.

      Pursuant to this extension, the Notes, which originally matured in January 1995, are due on June 8, 2000, which is coterminous with the new mortgage loan. The unpaid interest on the Notes accrued prior to January 1, 1995, in the amount of $2,100,000, were converted into a new promissory note ("New Note") which also matures on June 8, 2000. The New Note accrues interest at the rate of 12% per annum and is payable at maturity. Interest accrued on the Notes after December 31, 1994 was paid at closing. Interest incurred on the Notes subsequent to closing continues to be accrued at 12% per annum and is paid monthly. These notes are convertible into Class A Units of the Partnership at $16.60 per unit. In addition, these notes stipulate that 25% of any excess cashflow, as defined in the new mortgage loan, will be applied against the principal of the notes outstanding.


(6)   Income Taxes

      The Partnership's only significant temporary difference (which will result in tax deductions in 1998 and later years) is an excess of the tax basis over the book basis of the Properties of approximately $4,900,000 and $6,500,000 at December 31, 1996 and 1995, respectively. The Partnership's net deferred tax asset was approximately $1,960,000 and $2,600,000 at December 31, 1996 and 1995, respectively. The Partnership has established a 100% valuation allowance on these net deferred tax assets. The change in the valuation allowance in 1996 and 1995 was a decrease and an increase of approximately $640,000 and $1,660,000, respectively.


(7)   Related Party Transactions and Commitments

Partnership Administration

      AHS, as General Partner, is responsible for managing the business and affairs of the Partnership and the Operating
Partnerships. The General Partner is reimbursed monthly for all direct operating expenses incurred on

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Notes to Consolidated Financial Statements

December 31, 1996 and 1995
-----------------------------------------------------------------

behalf of the Partnership and Operating Partnerships. In addition, the General Partner receives an annual partnership administration fee equal to .25% of the independently appraised value of the hotel properties of the Partnership.


Management Agreements

      Richfield operates the hotel properties for the Partnership in exchange for a management fee equal to 4% of annual gross revenue from the hotel properties. In addition, the hotel properties are obligated to reimburse Richfield for payroll, professional fees, and certain out-of-pocket expenses incurred by Richfield on their behalf. The management agreements expire in 2012 and can be terminated by the Partnership prior to expiration, in certain circumstances, by the payment of a fee equal to three times the management fee paid for the preceding 12 months.

      Richfield also provides data processing services and obtains various types of insurance coverage, on an aggregate basis, for the hotel properties which it owns or manages. Such data processing and insurance costs are charged to the hotel properties.


License Agreements

      Two of the hotel properties have license agreements with an affiliate to operate as Regal Hotels. The license agreements provide for fees of 2.0% to 2.5% of total sales revenue, as defined, in 1996 and expire in 2012. In December 1996 and February 1997, each of the agreements was amended to provide for a fee of 2.5% throughout the terms of the agreements. The agreements can be terminated by the Partnership prior to expiration in certain circumstances, through payment of a termination fee.


Hotel Property Acquisitions and Dispositions and Partnership Financing

      The General Partner receives an acquisition fee equal to 1% of the purchase price of any hotel property acquired by the Partnership. Upon the sale of a hotel property, the General Partner receives either a disposition fee equal to 1% of the sales price of the hotel property, or a reasonable brokerage fee, based upon fees for comparable properties in the area, less the amount of any such brokerage fees paid to third parties. The General Partner receives a financing fee equal to 1% of the principal amount of any new Partnership loan, or refinancing of Partnership debt if the refinancing is completed with a lender other than the lender whose loan is being refinanced. Such fee is required to be reduced by the amount of the financing fee paid to the lender.


Other Arrangements

      The General Partner and its affiliates are paid development, purchasing, and design fees for services performed in connection with the renovation or expansion of the Partnership's hotel properties. In addition, an affiliate of the General Partner receives fees in connection with the bulk purchase of hotel furnishings, equipment, and supplies.

      The Partnership leases a private club and recreational facility from an affiliate of the General Partner, under an operating lease. The Partnership receives 90% to 100% of the available cash flow from operations of the private club and recreational facility as lease income and management fees. The lease expires in 2052 and may be

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Notes to Consolidated Financial Statements

December 31, 1996 and 1995
-----------------------------------------------------------------

terminated early by the Partnership. The Partnership received lease income and management fees of $301,000, $256,000 and $330,000 pursuant to these arrangements in 1996, 1995 and 1994, respectively.

      Subject to the terms of the lease agreement, an affiliate of the Partnership has an option to purchase 50 undeveloped acres from the private club for $10. The option is only exercisable if all the permits and consents from state and local authorities permit continued operation of the club after conveyance of the 50 acres to the affiliate. The affiliate pays a pro-rata share of the property taxes on the private club. The private club is located on a tract of land consisting of approximately 80 acres.

      The following amounts resulting from transactions with affiliates are included in the accompanying consolidated balance sheets (in thousands):

                                            December 31,
                                          ----------------
                                            1996    1995
                                            ----    ----
Fees and costs, included in property
   and equipment, net                      $ 1,121  1,123
                                           =======  =====
General Partner financing fee              $   112    144
                                           =======  =====
Guarantee fee                              $   112    115
                                           =======  =====

      The General Partner financing fee and the guarantee fee have been capitalized and are included in other assets. The financing fee is being amortized over the life of the first mortgage loan, and the annual guarantee fee is being amortized over twelve months. Amortization relating to the financing and guarantee fee of $145,000 and $131,000 is included in interest expense in 1996 and 1995, respectively.

      The following amounts resulting from transactions with affiliates are included in the accompanying consolidated statements of operations (in thousands):

                                 1996       1995      1994
                                 ----       ----      ----
Partnership administration
fee                            $  198        209       222
                               ======     ======    =====
Management fees                $1,925      1,802     1,835
                               ======     ======    =====
Allocated insurance expense    $1,263      1,411     1,505
                               ======     ======    =====
Allocated data processing
cost                           $   58         80        45
                               ======     ======    =====
Interest expense               $  972        851       720
                               ======     ======    =====
Lease income                   $  301        256       330
                               ======     ======    =====
License fees                   $  298        174       132
                               ======     ======    =====

(8)   Commitments and Contingencies

      Under terms of the Clarion and ITT Sheraton franchises. the Partnership is committed to make annual payments for franchise and licensing fees and reservation services. The Clarion license agreement requires franchise fees equal to 3% of gross room revenue and expires in 2012. The ITT Sheraton license agreements require franchise fees equal to 6% of gross room revenue and expire in 2002. The Sheraton agreements may be terminated by either party at specified dates. Total franchise fees on the Clarion and ITT's Sheraton license agreements were $l,131,000, $1,650,000 and $l,677,000 for 1996, 1995 and 1994, respectively.

      Three of the hotel properties are subject to noncancelable operating land leases which expire between 2000 and 2033. The leases generally require annual rental payments of a fixed amount, ranging from $10,000 to $90,000,

AIRCOA HOTEL PARTNERS, L.P.
AND SUBSIDIARY OPERATING PARTNERSHIPS

Notes to Consolidated Financial Statements

December 31, 1996 and 1995
-----------------------------------------------------------------

plus a contingent amount based upon a percentage of specified room revenue, food and beverage revenue, or gross revenue, as defined, ranging from 1% to 8%. The accompanying consolidated statements of operations include land rent expense of $747,000, $799,000 and $803,000 for 1996, 1995 and 1994, respectively.

      The Class A Units issuable upon conversion of notes payable and upon conversion of the Class B Units, and the Class A Units issued pursuant to the General Partner's obligations regarding cash distributions have certain demand registration rights.

      The Partnership is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the consolidated financial statements of the Partnership.

                    AIRCOA HOTEL PARTNERS, L.P.

                   INDEX TO INTERIM CONSOLIDATED
                       FINANCIAL STATEMENTS



                                                                Page
      Financial Statements                                    Number
      --------------------                                    ------
      Consolidated Balance Sheets (Unaudited)
        March 31, 1997 and December 31, 1996                    C-19

      Consolidated Statements of Operations (Unaudited)
        Three Months Ended March 31, 1997 and 1996              C-21

      Consolidated Statement of Partners' Capital (Unaudited)
        Three Months Ended March 31, 1997                       C-22

      Consolidated Statements of Cash Flows (Unaudited)
        Three Months Ended March 31, 1997 and 1996              C-23

      Notes to Consolidated Financial
        Statements (Unaudited)                                  C-24

                    AIRCOA HOTEL PARTNERS, L.P.

                    CONSOLIDATED BALANCE SHEETS

                            (Unaudited)
                          (In Thousands)


Assets                                  March 31, 1997   December 31, 1996
------                                  --------------   -----------------

Current assets:
  Cash and cash equivalents             $     3,041      $     2,350
  Accounts receivable                         3,114            3,305
  Inventory                                     386              373
  Prepaid expenses                              689              516
                                        -----------      -----------

        Total current assets                  7,230            6,544
                                        -----------      -----------


Property and equipment, at cost:
  Land and leasehold improvements             9,432            9,427
  Buildings and leasehold improvements       68,525           68,499
  Furniture, fixtures and equipment          21,038           20,251
                                        -----------      -----------
                                             98,995           98,177
Less accumulated depreciation
and amortizazation                          (36,589)         (35,501)
                                        -----------      -----------
      Net property and equipment             62,406           62,676
                                        -----------      -----------


Other assets, including debt issue
  costs, net of accumulated
  amortization of $337 in 1996 and
  $237 in 1995                                  814              911
                                        -----------      -----------

                                           $ 70,450         $ 70,131
                                        ===========      ===========

                    AIRCOA HOTEL PARTNERS, L.P.
              CONSOLIDATED BALANCE SHEETS (Continued)

                            (Unaudited)
                          (In Thousands)

Liabilities and Partners' Capital         March 31, 1997 December 31, 1996
---------------------------------         -------------- -----------------

Current liabilities:
  Current installments of long-term debt     $  1,124       $  1,122
  Trade accounts payable                          948          1,284
  Payables to affiliates                          591            444
  Accrued liabilities:
    Payroll                                       917            832
    Taxes, other than income taxes                807            513
    Other                                       2,651          2,223
  Deferred revenue and advance deposits         1,573          1,842
                                             --------       --------

       Total current liabilities                8,611          8,260

Long-term debt, excluding current
installments                                   42,222         42,504

       Notes payable to affiliates              8,100          8,100

Accrued administration, management fees and
  interest payable to affiliate
                                                  568            506
                                             --------       --------
       Total liabilities                       59,501         59,370
                                             --------       --------

Partners' capital:
  General Partner                                 246            245
  Limited Partners:
    Class A Unitholders                        13,436         13,517
    Class B Unitholders (deficit)              (2,733)        (3,001)
                                             --------       --------

       Total Partners' capital                 10,949         10,761
                                             --------       --------

                                             $ 70,450       $ 70,131
                                             ========       ========


   See accompanying notes to consolidated financial statements.

                    AIRCOA HOTEL PARTNERS, L.P.

               CONSOLIDATED STATEMENTS OF OPERATIONS

            THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                            (Unaudited)
                 (In Thousands, Except Unit Data)

                                           1997          1996
                                          -------      ------

Revenue:
  Rooms                                   $ 7,433      $ 7,317
  Food and beverage                         2,877        3,017
  Other property operations                 1,959        2,034
                                          -------      -------
                                           12,269       12,368
                                          -------      -------
Costs and operating expenses:
  Rooms                                     1,946        1,886
  Food and beverage                         2,019        2,187
  Other property operations                   920          961
  Administrative and general                1,519        1,215
  Marketing                                 1,047        1,134
  Energy                                      598          617
  Property maintenance                        608          573
  Rent, taxes and insurance                   694          683
  Management fees                             488          492
  Depreciation and amortization             1,088        1,053
                                          -------      -------
                                           10,927       10,801

      Operating income                      1,342        1,567

Interest expense, including
   amortization of debt costs              (1,154)      (1,195)
                                          -------      -------

   Net income                             $   188      $   372
                                          =======      =======

Class A Unitholders:
   Income (loss) per limited
   partnership unit $                        (.02)     $   .02
                                          -------      -------
   Weighted average number of
   units outstanding                    5,340,214    5,340,214
                                          =======      =======

Class B Unitholders:
   Income per limited partnership unit    $   .28      $   .29
                                          =======      =======
   Weighted average number of
   units outstanding:                     950,000      950,000
                                          =======      =======

   See accompanying notes to consolidated financial statements.

                    AIRCOA HOTEL PARTNERS, L.P.

            CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL

                 THREE MONTHS ENDED MARCH 31, 1997

                            (Unaudited)
                 (In Thousands, Except Unit Data)



                              Limited Partners' Capital (Deficit)
                           ----------------------------------------
                           Class A Unitholders  Class B Unitholders  Total
                  General  -------------------  -------------------  Partners'
                  Partner   Units     Capital    Units    Capital    Capital
Balances at
December 31, 1996   $245   5,340,214   $13,517   950,000   $(3,001)  $10,761

Net income             1          --       (81)       --       268       188
                    ----   ---------   -------   -------   -------   -------

Balances at
March 31, 1996      $246   5,340,214   $13,436   950,000   $(2,733)  $10,949
                    ====   =========   =======   =======   =======   =======



   See accompanying notes to consolidated financial statements.

                    AIRCOA HOTEL PARTNERS, L.P.

               CONSOLIDATED STATEMENTS OF CASH FLOWS

            THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                            (Unaudited)
                          (In Thousands)

                                               1997        1996
Cash flows from operating activities:
  Cash received from customers              $11,833    $11,305
  Cash paid to suppliers and vendors         (6,118)    (6,528)
  Cash paid to employees                     (3,081)    (3,110)
  Interest paid                              (1,017)      (488)
  Other cash receipts, net                      172        349
                                            -------    -------

      Net cash provided by operating
      activities                              1,789       1,528
                                            -------    -------

Cash flows from investing activities -
  capital expenditures                         (818)       (204)
                                            -------    -------

Cash flows from financing activities -
  principal payments on long-term debt         (280)       (270)

      Increase in cash and cash equivalents     691       1,054

Cash and cash equivalents at
beginning of period                           2,350       2,116
                                            -------    -------

Cash and cash equivalents at end
of period                                   $ 3,041     $ 3,170
                                            =======    =======


   See accompanying notes to consolidated financial statements.

                    AIRCOA HOTEL PARTNERS, L.P.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 1997
                            (Unaudited)

(1)   Basis of presentation

    AIRCOA Hotel Partners, L.P., a Delaware limited partnership
    (the "Partnership") was organized in December 1986 to acquire, own and operate hotel and resort properties. The
    Partnership owns and operates six hotel and resort properties
    (the "Properties") through operating partnerships (the
    "Operating Partnerships") which were acquired in 1986.

    The Partnership holds a 99% limited partner interest in each of the six Operating Partnerships which hold title to the Properties and through which the Partnership conducts all of its operations. AHS, a wholly owned subsidiary of Richfield Hospitality Services, Inc. ("Richfield"), is also the 1% General Partner of each of the Operating Partnerships. Richfield operates the Properties for the Partnership under certain management agreements.

    The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and disclosures necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, these financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position for the interim periods presented. These interim financial statements should be read in conjunction with the Annual Report on Form 10-K for the period ended December 31, 1996. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.


(2)   Merger with affiliate

    The Partnership received in December 1996, a written proposal from an affiliate, Regal Hotel Management, Inc. ("RHM"), to commence discussions with respect to the possible purchase of all of the Class A and Class B units not currently owned by RHM or its affiliates for $2.35 per Class A Unit and $16.80 per Class B Unit. The General Partner of the Partnership referred consideration of RHM's proposal to a special committee comprised of the independent members of the Partnership's Advisory Committee. Pursuant to negotiations, RHM agreed to increase the merger consideration to $3.10 per Class A Unit and $20.00 per Class B Unit. The special committee determined that such increased merger consideration is fair to, and in the best interests of, unaffiliated unitholders of the Partnership and recommended approval of the merger transaction by the Board of Directors of the Partnership's General Partner. The General Partner's Board of Directors approved RHM's revised proposal on May 2, 1997.

    The acquisition would be made by means of a merger of a subsidiary limited partnership owned by RHM into the Partnership. The completion of the merger and the resulting acquisition of interests of unaffiliated unitholders is subject to the approval of the merger by unitholders owning a majority interest of the Partnership's units at a special meeting. Presently, RHM and its affiliates own 71% of the Class A Units and 93.6% of the Class B Units. RHM and its affiliates have agreed to vote in favor of the merger thus assuring its approval. Although no date has been set for the special meeting, it is presently expected that the meeting will be held, and the merger will be consummated, during the third quarter of 1997.

    In conjunction with approval of the merger transaction, the General Partner has amended the Partnership Agreement in order to defer the mandatory conversion of Class B Units into Class A Units. The amendment provides that the 250,000 Class B Units scheduled to convert into additional Class A Units during 1997 will convert on the earliest to occur of (i) any termination of the definitive merger agreement; (ii) the record date for any vote of the Class A Unitholders, (other than the vote on merger), (iii) the record date for any distribution by the Partnership to holders of Class A Units and (iv) September 30, 1997. In 1997, in accordance with the Partnership Agreement, the number of Class A Units to be received upon conversion of a Class B Unit will be determined by dividing $20.00 by the average of the closing prices of Class A Units for the five trading days ending on May 30, 1997. In light of the likelihood of completion of the merger, the General Partner adopted this amendment in order to avoid administrative and other issues arising from the issuance of additional Class A Units pursuant to the conversion.


(3)   Long-term debt

    The Partnership has a first mortgage loan and a $1,000,000 revolving credit line. The first mortgage loan bears interest at the Eurodollar rate plus 2% (7.5 % at March 31, 1997). Re-payment of the first mortgage loan is based on a twenty-year amortization with a maturity date in June 2000. Payments under this loan consist of monthly installments of $90,000 plus interest on the unpaid balance. The revolving credit line is renewable annually at the option of the lender. No amounts have been drawn on the line at March 31, 1997.

    Long term debt is summarized as follows (in thousands):

                                           March 31,   December 31,
                                              1997        1996

Mortgage loan                              $43,110       43,380
Capital lease obligation                       236          246
                                           -------       ------
                                            43,346       43,626

Less current installments                   (1,124)      (1,122)
                                           -------       ------

Long-term debt, excluding current
installments                               $42,222       42,504
                                           =======       ======


    The first mortgage loan and revolving credit line contain various covenants including: minimum debt service ratios, restrictions on additional indebtedness, limitations on annual cash distributions to Class A Unitholders, limitations on the payment of principal on the affiliate notes payable, prepayment premium during the first two years, deferral of management fees payable to Richfield if minimum debt service ratios are not achieved, maintenance of a capital expenditure reserve account equal to 5% of gross revenue and a maximum loan-to-value ratio of 65% based on the aggregate appraised values of the Properties. The first mortgage loan and revolving credit line are subject to certain limited guarantees of an affiliate of the General Partner. The first mortgage loan also requires the Bank's approval of any dilution in the present ownership interests of affiliates of the General Partner in the Partnership. The Partnership pays an annual guarantee fee calculated at .5% of the outstanding loan balance at June 8th of each year to an affiliate of the General Partner for the limited guarantee of the first mortgage loan and the revolving credit line.


(4)   Notes payable to affiliates

    The Partnership has notes payable of $8,100,000 to AHS that are subordinate to the first mortgage loan. Notes payable to AHS consist of notes payable of $6,000,000 and a note payable of $2,100,000. The notes payable totaling $6,000,000 accrue interest at 12% per annum, payable monthly, and mature on June 8, 2000. The note payable for $2,100,000 accrues interest at 12% per annum, with interest and principal due on June 8, 2000. The notes payable to AHS are convertible into Class A Units of the Partnership at $16.60 per unit.

    In addition, these notes stipulate that 25% of any excess cash flow, as defined in the first mortgage loan, will be applied against the principal of the notes outstanding.


(5)   Partnership units and allocations

      Limited partnership units

      The Class A Units entitle each Unitholder to a limited partnership interest in a percentage of the profits and losses, tax allocations and distributions of the Partnership, as described below.

      The Class B Units entitle each Unitholder to a limited partnership interest which is subordinate to the Class A Units, in certain circumstances. The Class B Units are redeemable by the Partnership or convertible into Class A Units, in certain circumstances. The Class B Units do not receive distributions until the Class A Unitholders receive defined Minimum Annual Distributions. Beginning in 1997, in accordance with the terms of the Partnership Agreement, and each year thereafter through 2001, a minimum of 250,000 Class B Units are required to be converted into Class A Units annually through 2001 at a redemption value of $20.00 per Class B Unit, by issuing Class A Units valued at the then current market price of the Class A Units. As discussed above in Note 2, the Partnership Agreement was amended to defer the 1997 conversion of Class B Units.

      Cash distributions

      The Partnership Agreement provides for periodic distribution of distributable cash flow, as defined, to the partners at the discretion of the General Partner. Distributable cash flow is generally defined as cash flow from operations of the hotel properties. Such cash is allocated and distributed (net of AHS' 1% general partnership interest in the Operating Partnerships) 99% to the Class A Unitholders and 1% to the General Partner until the Class A Unitholders have received defined Minimum Annual Distributions. At March 31, 1997, the cumulative unpaid Minimum Annual Distribution per Class A Unit significantly exceeds the Partnerships' net asset value per unit based on the December 31, 1996 appraised values of the hotel properties.

      According to the first mortgage loan, the maximum annual amount that the Partnership may distribute to the Class A Unitholders is equal to 50% of excess cash flow as defined in the mortgage loan agreement. However, if the debt service coverage ratio, as defined in the mortgage loan agreement, is greater than 1.50, then the Partnership may distribute up to 75% of such excess cash flow.

      In addition, the Partnership may not make any distributions to the Class A Unitholders if there are any amounts which are due and payable under the mortgage loan agreement which are unpaid.

      (6)  Related party transactions

      The following amounts resulting from transactions with affiliates are included in the accompanying consolidated statements of operations (in thousands):

                                               For the three
                                                months ended
                                                 March 31,
                                                 ---------

                                                 1997    1996
                                                 ----    ----
      Partnership administration fees         $    52      43
                                              =======    ====
      Management fees                         $   488     492
                                              =======    ====
      Allocated data processing cost          $    11      23
                                              =======    ====
      Allocated insurance expenses            $   334     358
                                              =======    ====
      Interest expense                        $   243     243
                                              =======    ====
      Lease income                            $    61      46
                                              =======    ====
      License fees                            $   123      94
                                              =======    ====


      The properties are obligated to reimburse an affiliate for payroll, professional fees, and certain out-of-pocket expenses incurred by the affiliate on their behalf. Affiliates are also paid purchasing and design fees in connection with renovations of the hotels and purchases of furnishings, equipment and supplies.


(7)   Income taxes

      No current provision or benefit for income taxes is included in the accompanying consolidated financial statements since the taxable income or loss of the Partnership is included in the tax returns of the individual partners of the Partnership.

      The Partnership's only significant temporary difference is an excess of the tax basis over the book basis of the Partnership's hotels of approximately $4,900,000 which gives rise to a net deferred tax asset of approximately $1,960,000. The Partnership has established a 100% valuation allowance on these net deferred tax assets. Current federal income tax regulations will subject the Partnership to corporate taxation beginning in 1998.

   PRELIMINARY COPY - SUBJECT TO COMPLETION DATED JUNE __, 1997

                  [FORM OF PROXY CARD - [WHITE]]

[Face of Card].....................................................
                    AIRCOA HOTEL PARTNERS, L.P.


               THIS PROXY IS SOLICITED ON BEHALF OF
                    AIRCOA HOTEL PARTNERS, L.P.
                               AND
                   AIRCOA HOSPITALITY SERVICES, INC.

        SPECIAL MEETING OF UNITHOLDERS - SEPTEMBER __, 1997




     The undersigned unitholder of AIRCOA Hotel Partners, L.P. (the "Partnership") acknowledges receipt of the Proxy Statement of the Partnership and AIRCOA Hospitality Services, Inc., the general partner of the Partnership (the "General Partner"), dated August __ _________, 1997, and the undersigned revokes all prior proxies and appoints _____________ and _____________, and each of them individually, proxies for the undersigned to vote all Class A units of limited partner interest ("Class A Units") or Class B units of limited partner interest ("Class B Units") of the Partnership that the undersigned would be entitled to vote at the Special Meeting of Unitholders to be held at 9:00 a.m. (New York City time) on September __, 1997 at the offices of Coudert Brothers, counsel to the Partnership, 1114 Avenue of the Americas, New York, New York 10036, and any adjournments, postponements or reschedulings thereof, on those matters referred to in the Proxy Statement.



    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE
SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY
WILL BE VOTED FOR THE PROPOSALS REFERRED TO IN (1), (2) AND (3)
BELOW PROVIDED THAT YOU HAVE SIGNED AND DATED THE PROXY CARD.

    IN THEIR DISCRETION, THE PROXIES ARE, UNLESS OTHERWISE
INDICATED BELOW, AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS
MAY PROPERLY COME BEFORE THE MEETING ON BEHALF OF THE
UNDERSIGNED.

    PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE
SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                    (continued on reverse side)
[Face of Card].....................................................
                      ***********************

[Reverse of Card]..................................................
                   (continued from face of card)

[X]     Please mark
        your votes as in
        this example



----------------------------------------------------------------------
The General Partner of the Partnership recommends a vote "FOR"
Proposal 1.
----------------------------------------------------------------------

           1. The Merger. To approve and adopt the Agreement and Plan of Merger, dated as of May 2, 1997, by and among the Partnership, the General Partner, Regal Hotel Management, Inc. ("RHM") and
Regal Merger Limited Partnership, a wholly owned subsidiary of RHM, as described in the accompanying Proxy Statement.



      [ ]  FOR         [ ]  AGAINST       [ ]  ABSTAIN

           2. Other Business. To transact such other matters as may properly come before the Special Meeting.

         [ ]  AUTHORIZED         [ ]  NOT AUTHORIZED


                     Dated:  ____________, 1997

                     _____________________________________________
                     Signature of Unitholder (Title, if any)

                     _____________________________________________
                     Signature of Unitholder (if held jointly)

                     Please sign exactly as your name or names appear hereon. If units are held jointly, each unitholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officers. If a partnership, please sign in partnership name by authorized person.

Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Postage-Paid Envelope.

[Reverse of Card]..................................................